PROSPECTUS


                               22,436,796 Shares

                            TeleHubLink Corporation

                                  Common Stock

  This prospectus covers 1,150,000 shares of common stock, $.01 par value, of TeleHubLink Corporation, issuable upon exercise of 1,150,000 redeemable common stock purchase warrants sold in our 1994 initial public offering. Each public warrant entitles the registered holder thereof to purchase, until January 31, 2002, one share of common stock at an exercise price of $3.50 per share.

  This prospectus also relates to an offering by certain selling securityholders of an aggregate of up to 13,636,729 shares of our issued and outstanding common stock. In addition, this prospectus relates to the offering by certain selling securityholders of an aggregate of 4,453,067 shares issuable upon exercise of outstanding private placement warrants, and the offering by a selling securityholder of an aggregate of 100,000 shares which may be issued upon the exercise of warrants underlying the underwriter's warrants issued in our initial public offering. Finally, this prospectus also relates to the offering by certain selling securityholders of an aggregate of 3,097,000 shares issuable upon exercise of outstanding non-plan options. All of the shares of common stock described in this paragraph are being offered for resale by the selling securityholders pursuant to this prospectus.

  If all of the public warrants, private placement warrants, underwriter's warrants and options are exercised, of which there can be no assurance, we would receive gross proceeds of up to $30,500,156. Any proceeds received by us from such exercises will be used for working capital and potential business acquisitions. We will not receive any of the proceeds from the sale of common stock by the selling securityholders.

  The common stock is traded on the OTC Bulletin Board under the symbol "THLC". On March 2, 2001, the last closing price of the common stock as reported by the OTCBB was $1.125.

  An investment in the common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 7.

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is March 8, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
The Offering ............................................................   4
Forward Looking Statements...............................................   5
Summary Consolidated Financial Data......................................   6
Risk Factors.............................................................   7
Use of Proceeds..........................................................  17
Dilution.................................................................  17
Dividend Policy..........................................................  17
Market For Common Equity and Related Stockholder Matters.................  18
Management's Discussion and Analysis of Financial Conditions and Results
 of Operations...........................................................  19
Business.................................................................  24
Management...............................................................  37
Certain Relationships and Related Transactions...........................  42
Principal Shareholders...................................................  44
Selling Securityholders..................................................  46
Plan of Distribution.....................................................  50
Description of Capital Stock.............................................  51
Available Information....................................................  54
Legal Matters............................................................  54
Experts..................................................................  54
Changes in Accountants...................................................  55
Index to Financial Statements............................................ F-1

                               ----------------

   You should rely only on the information contained in this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with different information. These securities are not being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               PROSPECTUS SUMMARY

   This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our consolidated financial statements and related notes, and especially the risks described under "Risk Factors." Unless the context indicates to the contrary, the terms "TeleHubLink", "THLC", "the company", "we", "us" and "our" refer to TeleHubLink Corporation and include its wholly owned subsidiaries and branches.

Our Business

   TeleHubLink is an early stage company focused on the following business areas: wireless encryption technology, Internet customer contact services and telecom services. Although we have been principally engaged in providing call center teleservices, our long-term strategy is to migrate into a technology-based company. We are developing our Hornet(TM) technology, which we believe may, if successfully developed, permit ultra-secure communication signal protection and enhanced communication signal recovery. We completed the development of an Internet customer contact center in December 2000. We plan to consolidate existing technology offering traditional voice, voice over Internet protocol, voice over Internet Protocol (IP), chat, e-mail and fax.

Our Corporate History

   We were incorporated in Delaware in 1993 under the name What A World!, Inc. ("WAW") and, until May 1997, we operated as a mall-based specialty retailer. In May 1997, we sold substantially all of our assets and then sought to serve as a vehicle to effect a business acquisition. In February 1999, we acquired all the outstanding capital stock of Tele Hub Link Corporation, a privately-held company organized under the laws of Ontario, Canada, and changed our name to TeleHubLink Corporation. For accounting purposes, this transaction has been treated as a reverse acquistion. As a result, our current operations effectively commenced upon the formation of Tele Hub Link Corporation in July 1998.

Recent Developments

   In January 2001, we signed an agreement with IBM for the design and prototyping of our secure communications Application Specific Integrated Circuit (ASIC) microchips called Hornet(TM). Under this agreement we have selected IBM to assist with the design and prototyping of the Hornet(TM) cryptographic ASICs. IBM intends to manufacture our microchips using its advanced SA-27E process technology.

   In connection with the 1997 sale of our retail operation, we assigned the existing operating leases to the buyer, Natural Wonders, Inc. Natural Wonders agreed to assume and perform all of our obligations under the leases. To our knowledge, to date they have substantially performed such obligations. We received landlord consent for all of the lease assignments, except one for which the landlord consent for the assignment was not required. We may still be held liable under these lease obligations should Natural Wonders default on the assigned leases or on their obligations to us. As of January 29, 2000, the remaining payments under the assigned leases total approximately $4.8 million. In addition, the lease agreements contain contingency clauses regarding results. We recently learned that in December 2000, Natural Wonders filed for protection through a filing under Chapter 11 with the U.S. Bankruptcy Court in Oakland, California. We are currently evaluating the impact, if any, to us of Natural Wonders' action.

How to Contact Us

   Our principal executive offices are located at One Technology Drive, Suite 135, Andover, Massachusetts 01810. Our telephone number is 978-682-1600. Our Internet address is www.telehublink.com. Information contained in our website does not constitute a part of this prospectus.

                                  The Offering

Common stock offered........  22,436,796 shares, of which 1,150,000 are issuable upon exercise of public warrants, 13,636,729 are held by the selling securityholders, 4,553,067 are issuable upon exercise of warrants owned by selling securityholders and 3,097,000 are issuable upon exercise of nonplan options granted to certain of the selling securityholders.

Common stock outstanding
 before the offering........  29,082,975 shares.

Common stock outstanding
 after the offering.........  37,675,378 shares. The outstanding shares after the offering is based on the number of shares outstanding before the offering plus the maximum number of shares issuable upon the exercise of the public warrants and shares issuable upon exercise of warrants and options that may be resold pursuant to this prospectus. Thus, the number of shares stated to be outstanding after the offering assumes that all such warrants and options are exercised. (The number of shares referred to above does not include shares issuable upon exercise of options outstanding under our stock option plans.) The holders of these warrants and options are not committed to exercise them, however, and it is unlikely that any holder would do so unless the market price of our common stock exceeded the exercise price of such holder's warrants or options at the time of exercise. The exercise price of the warrants and options referred to above range from $0.06 per share to $5.00 per share, and the weighted average exercise price is $3.63 per share and $3.16 per share, respectively.

Use of proceeds.............  Assuming that all of the public warrants and warrants and options held by the selling securityholders are exercised, as to which there can be no assurance, we will realize gross proceeds of approximately $30,500,156. If warrants or options are exercised, the proceeds will be used for working capital and potential unspecified business acquisitions. We will not receive any of the proceeds from the sale of common stock by the selling securityholders.

OTCBB symbol for our common
 stock......................  THLC

Risk factors................  You should read the "Risk Factors" section beginning on page 7 and the other cautionary statements in this prospectus to ensure that you understand the risks associated with an investment in our common stock.

              Cautionary Note Regarding Forward-Looking Statements

   This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our plans are forward-looking statements. These statements can sometimes be identified by our use of words such as "may," "anticipate," "expect," "intend," "believe," "estimate" or similar expressions. Our expectations that are expressed or implied in any forward-looking statements may not turn out to be correct. Our actual results could be materially different from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed under "Risk Factors." We have no obligation to update these statements to reflect events and circumstances after the date of this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following table presents summary historical consolidated financial data. We derived the summary consolidated financial data as of January 29, 2000 and January 30, 1999, and for the year ended January 29, 2000 and for the period from inception of TeleHubLink Corporation (July 31, 1998) through January 30, 1999 from our audited consolidated financial statements and notes thereto included elsewhere in this prospectus. We derived the unaudited summary financial data as of October 28, 2000 and for the thirty-nine weeks ended October 28, 2000 and October 30, 1999 from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus. You should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

Statement of Operations Data:

                                         Period from
                                          inception    Thirty-Nine Weeks Ended
                          Year Ended   (July 31, 1998) ------------------------
                         January 29,   through January October 28,  October 30,
                             2000         30, 1999        2000         1999
                         ------------  --------------- -----------  -----------
                                                             (unaudited)
Revenue................. $  1,151,827    $   210,398   $ 9,227,600  $ 1,023,120
Cost of revenue.........      795,798        199,833     8,824,871      600,011
Gross profit............      356,029         10,565       402,729      423,109
Operating expenses......   16,824,247        230,283     7,507,522    3,260,762
Net loss................  (16,809,157)      (223,222)   (7,256,996)  (2,991,306)
Net loss available to
 common stockholders....  (17,037,957)      (223,222)   (7,256,996)  (3,220,106)
Basic and diluted net
 loss per share......... $       (.96)   $      (.02)  $      (.27) $      (.18)
Weighted average common
 shares of common stock
 outstanding used in
 computing basic and
 diluted net loss per
 share..................   17,792,181     10,957,128    27,041,162   18,051,106

Balance Sheet Data:

                                              January   January 29,  October 28,
                                             30, 1999      2000         2000
                                             ---------  -----------  -----------
                                                                     (unaudited)
Cash and cash equivalents................... $     --   $    26,549  $3,469,683
Working capital (deficit)...................  (157,675)  (1,549,134)  2,834,400
Total assets................................   339,595    2,259,234   8,502,437
Total long-term obligations.................       --           --      212,588
Total stockholders' equity..................    74,311      777,233   6,624,545

                                 RISK FACTORS

   The shares offered by this prospectus are speculative and involve a high degree of risk. In addition to other information in this prospectus, you should carefully consider the following risk factors before making an investment decision.

Risks Related to our Financial Condition

 We have incurred losses since commencing business and expect to incur additional losses in the future.

   For the period from July 31, 1998 through January 30, 1999, and for our fiscal year ended January 29, 2000, we had net losses of $223,222 and $16,809,157, respectively. We also had a net loss of $7,256,996 for the thirty-nine weeks ended October 28, 2000 and an accumulated deficit of $24,518,175 at October 28, 2000. Since our inception, we have acquired a number of companies engaged in various businesses, primarily all of which are in an early stage of development. In addition, we expect to incur substantial capital expenditures and operating costs in completing the development and testing of, and commercializing, our wireless encryption technology, and in establishing and operating our Internet customer contact center, as well as in developing further our telecom services business, each of which may result in significant losses in the future. We completed the development of an Internet customer contact center in December 2000. "See Management's Discussion and Analysis of Financial Condition and Results of Operations."

 We may not become profitable.

   Since our inception, we have generated relatively small amounts of revenue. If revenue grows slower than we anticipate or if operating expenses exceed our expectations, we may not become profitable. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability may materially and adversely affect the market price of our common stock.

 Our inability to obtain financing when required could have a material adverse effect on us.

   Currently we have enough cash to continue operations until approximately the end of February 2001. We will be required to obtain additional funds to implement our business objectives, including financing the development of our wireless encryption technology and on-going operations. We do not have any current arrangement regarding additional financing and we may not be able to obtain financing in the future on commercially reasonable terms or at all. We do not anticipate that any of our officers, directors or stockholders will provide any future financing. Our inability to obtain additional financing when needed would have a material adverse effect on us that could require us to significantly curtail our operations. "See Management's Discussion and Analysis of Financial Condition and Results of Operations."

 We will incur non-cash compensation expenses under Generally Accepted Accounting Principles (GAAP) as options granted to employees are earned.

   We have granted options to purchase shares below fair market value at an exercise price range of $0.06 to $5.00 per share which are earned over the vesting period. As these options are earned, we will incur a non-cash compensation expense under GAAP in the period which the options are earned.

 Your investment will be subject to immediate substantial dilution.

   Purchasers of common stock pursuant to this prospectus will incur dilution in their investment that is approximately equal to the difference between the price which they pay for the shares and the net tangible book value of the shares. On October 28, 2000, our net tangible book value was approximately $3.86 million, or approximately $0.133 per share of common stock.

 The company is evaluating the impact, if any, of the bankruptcy filing by Natural Wonders, Inc., which previously purchased from the company, and assumed the company's obligations under, various operating leases.

   In connection with the 1997 sale of our retail operation, we assigned the existing operating leases to the buyer, Natural Wonders, Inc. Natural Wonders agreed to assume and perform all of our obligations under the leases. To our knowledge, to date they have substantially performed such obligations. We received landlord consent for all of the lease assignments, except one for which the landlord consent for the assignment was not required. We may still be held liable under the lease obligations should Natural Wonders default on the assigned leases or on their obligations to us. As of January 29, 2000, the remaining payments under the assigned leases total approximately $4.8 million. In addition, the lease agreements contain contingency clauses regarding results. We recently learned that in December 2000, Natural Wonders filed for protection through a filing under Chapter 11 with the U.S. Bankruptcy Court in Oakland, California. We are currently evaluating the impact, if any, to us of Natural Wonders' action.

Risks Relating to Our Operations, Business Model and Corporate Control

 As a holding company we are substantially dependent on the operations of our subsidiaries.

   We are a holding company, substantially all of the assets of which are the shares of the outstanding capital stock of our subsidiaries and operating companies. The company separates its functions into the following business areas: Wireless Encryption Technology, Internet Customer Contact Service Center and Telecom Services. As a result:

  . our success depends on the operation, financial condition and management of our subsidiaries and operating companies.

   If we are unable to diversify our operations into a number of areas, we may become subject to economic fluctuations within a particular business or industry and thereby increase the risks associated with our operations.

 We may be considered to be a start-up company and, accordingly, be subject to all the risks normally encountered by start-up companies.

   Our current operations effectively commenced upon the formation in July 1998 of Tele Hub Link Corporation. Accordingly, we may be considered to be a start-up company and, as such, subject to the problems, expenses, difficulties, complications and delays which a company establishing a new business frequently encounters. For example, the Internet customer contact center, which opened in December 2000, in Montreal may be unable to:

  . secure contracts with clients or generate revenues under any such contracts it does secure;

  . successfully develop and utilize its acquired infrastructure and develop databases to perform for our clients;

  .  successfully implement marketing and sales methods for its services;

  . acquire and implement quality telecommunications and computer technology and equipment and end user database and software products necessary for its operations; or

  . respond to changing technological developments and acquire and implement new equipment and systems to meet changing customer needs on a timely and cost-effective basis.

   Any of the foregoing could have a material adverse effect on our future financial condition, results of operations, and cash flows.

 Our ability to succeed will depend on our ability to achieve growth and manage this growth.

   The growth of our operations will depend in significant part on: our ability to enter into additional collaborative agreements; competing technological and market developments; changes in any collaborative relationships; the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; the purchase of additional capital equipment; the expansion of our facilities; the progress of our existing revenue producing activities; and the availability of additional funding on favorable terms.

   Our growth will also depend upon our ability to develop and successfully implement marketing and sales methods or channels for new services and expand into new areas, either internally or through mergers and acquisitions, in a timely and economic fashion. Any growth will also likely require us to implement enhanced operations and financial systems, hire additional management and increase our operational and financial resources, all of which could strain our existing operations and resources. We may not be able to manage expanding operations effectively or achieve or maintain growth. If we are unable to achieve or manage growth effectively, our business, results of operations or financial condition could be materially adversely affected.

 We may seek to grow through acquisitions.

   In addition to expanding the scope and breadth of our existing teleservices business and developing both our wireless encryption technology and Internet-based services business areas, we may expand our business through acquisitions. We have consummated several acquisitions and expect to continue to consider growth opportunities through additional acquisitions. These acquisitions may involve payments in cash or the issuance of additional securities. We may not have sufficient capital resources to pursue this growth strategy. Additionally, we may not be able to successfully identify or complete acquisitions and any companies acquired by us either may not perform as expected or may not contribute significant revenues or profits to the company. We may also, in the future, face increased competition for acquisition opportunities, which may inhibit our ability to complete suitable acquisitions on terms favorable to us.

 We may not be able to successfully integrate any acquisitions with our existing management and operations.

   The products and/or services provided by acquired businesses, although complementary, may differ from those initially contemplated by us. Any anticipated benefits with respect to these acquisitions may not be achieved. We have limited experience in acquiring businesses and assets and have not yet demonstrated our long-term ability to successfully manage any acquired businesses. We may not be able to successfully integrate the operations and management of any businesses we may acquire with our existing operations and management.

 Our planned products may contain undetected errors or result in failures when first introduced or when new versions are released.

   Despite any future product testing efforts, it is possible that errors will be found in any new products or enhancements which may be developed after commencement of commercial shipments. The occurrence of product defects or errors could result in adverse publicity, delay in product introduction, or the loss of, or a delay in market acceptance or claims by customers against us, or could cause us to incur additional costs, any of which could adversely affect our business.

 An actual or perceived failure of our planned products and services could result in liability for damages or adversely affect our business reputation.

   We expect that our customers will rely on our planned products and services for critical applications. Accordingly, we could be exposed to potential liability claims for damage caused to an enterprise as a result of an actual or perceived failure of our products. An actual or perceived breach of the enterprise network or the voice/data security systems of one of our customers, regardless of whether the breach is attributable to our planned products could adversely affect our business reputation.

 We face intense competition in seeking to market our planned products and services.

   The markets for our planned products and services are intensely competitive and, as a result, we face significant competition from a number of different sources. We may be unable to compete successfully as many of our anticipated competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than we have. In addition, there are several smaller and start-up companies which we expect to compete with from time to time. We also expect that competition will increase as a result of consolidation in the information security technology and product reseller industries. "See 'Business - Competition'".

 We may not be able to effectively protect our intellectual property rights.

   Despite the precautions we take, others may copy or obtain and use our proprietary technologies, know-how and other proprietary information without authorization or independently develop technologies similar or superior to our technologies. In addition, the confidentiality and non-competition agreements between us and our employees, distributors and customers may not provide meaningful protection of our proprietary technology or other intellectual property in the event of unauthorized use or disclosure. Policing unauthorized use of our technology and other intellectual property is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of the data transmitted. Furthermore, the laws of other jurisdictions may afford little or no effective protection of our intellectual property rights. Our business, financial condition and operating results could be adversely affected if we are unable to protect our intellectual property rights.

 If our proposed products are found to infringe the intellectual property rights of others, we could be liable for damages or enjoined from marketing our products.

   There is a risk that our products infringe the proprietary rights of third parties. In addition, whether or not our products infringe on proprietary rights of third parties, infringement or invalidity claims may be asserted against us and we could incur significant expense in defending them. If any claims or actions are asserted against us, we may be required to modify our products or seek licenses for these intellectual property rights. We may not be able to modify our products or obtain licenses on commercially reasonable terms, in a timely manner or at all. Our failure to do so could adversely affect our business.

 Our success depends on the ability and continued services of key personnel.

   Our success depends in large part upon the abilities and continued service of our key employees, particularly Bruce W. Young, president, chief executive officer and a director, and Panos C. Lekkas, our chief technology officer. Although we have entered into employment agreements with Mr. Young and Mr. Lekkas (and each of them, as well as other key personnel, hold a significant number of shares of our common stock), we may not be able to retain the services of such officers and employees. Our failure to retain the services of Mr. Young and Mr. Lekkas or of other key personnel could have a material adverse effect on us. In order to support our planned growth, we may have to recruit, hire, train and retain additional qualified management personnel. Our inability to attract and retain the necessary personnel could have a material adverse effect on our cash flows, results of operations and financial condition. The company has not obtained any key-man insurance for the company's key personnel.

 Our success is subject to our ability to hire, train and retain a sufficient labor force.

   We may not be able to hire and train on a timely basis, and retain, a sufficient labor force of qualified employees at competitive wage rates or independent contractors to operate our Internet customer contact center or to continue to operate our existing call center. We completed the development of an Internet customer contact center in December 2000. Our inability to hire a sufficient number of qualified employees, to adequately compensate them or retain their services, would have a material adverse effect on our future financial condition and results of operations.

 The concentration of ownership of our common stock in our management may allow them to control us, the rights of our shareholders and the market for our common stock.

   At March 2, 2001, our current officers and directors owned approximately 18% of the outstanding shares of our common stock, without giving effect to
(i) the options or warrants to purchase our common stock or (ii) the issuance of any common stock upon exercise of any of our outstanding options and warrants. Accordingly, such persons may have the ability to exert significant influence over the election of our board of directors and other matters submitted to our shareholders for approval.

Additional Risks Relating Specifically to our Wireless Encryption Technology and Planned Products

 The occurrence of various events could adversely affect our Hornet(TM) technology and planned products.

   We are aware of some security encryption businesses that may compete with us, and current and evolving technologies that may provide some of the attributes of our technology. Some technologies may have an entirely different approach to accomplish the desired effects of the products being developed by us. We cannot assure you that either existing or new competitors will not develop products that are superior to or that otherwise achieve greater market acceptance than our planned products. We expect to be subject to competition from producers of software-based unlocking systems or possibly hardware-based controllers as compared to our hardware technology. "See 'Business - Competition'".

   Our planned encryption products are based on PKI technology. The security afforded by this technology depends on the integrity of a user's private key, which depends in part on the application of advanced mathematical factoring equations. The occurrence of any of the following could result in a decline in demand for our planned encryption products:

  . any significant advance in techniques for attacking PKI systems, including the development of an easy factoring method or faster, more powerful computers;

  . publicity of the successful decoding of cryptographic messages or the misappropriation of private keys; and

  .  government regulation limiting the use, scope or strength of PKI.

 The success of our technology-based products will depend on our ability to modify planned products or develop new products in response to changing technology, standards and customer needs.

   The markets we plan to serve are characterized by rapidly changing technology, emerging industry standards and frequent introduction of new products. The introduction of products embodying new technologies and the emergence of new industry standards may render our planned products obsolete or less marketable. The process of developing our planned products is extremely complex and requires significant capital and continuing development efforts. If we are unable to modify our planned products and develop new products that are responsive to changing technology and standards and meet customer needs in a timely and cost effective manner, our business could be adversely affected.

 We may not successfully complete the development, testing and commercialization of our technology and planned encryption products.

   We are currently in the process of the development and testing of our Hornet(TM) technology. We cannot assure you, however, that:

  . there will not be substantial delays in the implementation of this schedule; or

  . we will successfully complete the development and testing of our technology; or

  . we will be able to obtain patent protection for our technology or that our technology will not infringe the intellectual property rights of third parties; or

  . if we successfully and timely complete our development and testing program, we will be able to arrange for the manufacture and distribution of ASICs incorporating our technology in a timely and cost-effective manner; or

  . our technology or planned products will be commercially accepted or generate any meaningful revenues.

 We may not be able to successfully attract or retain highly skilled technical employees.

   A high level of employee mobility characterizes the encryption and security industry, and the market for highly qualified individuals in the computer-related fields is intense. This competition means there are fewer highly qualified employees available to hire and the costs of hiring and retaining these individuals are high. Our inability to hire or retain highly qualified individuals may impede our ability to complete the development and testing of our technology and the commercialization of this technology and our planned technology-based products, or efficiently conduct our operations, all of which may adversely affect our business. Even if we are able to hire these individuals, we may be unable to retain them. There also is increasing pressure to provide technical employees with stock options and other equity interest, which may dilute earnings per share.

 Our wireless encryption business may be subject to export laws and requirements.

   Our Hornet(TM) technology may be controlled under various United States export control laws and regulations and may require export licenses for certain exports outside of the United States. We have not applied for any export license from any government for the sale and export of our proprietary technology.

Additional Risks Relating Specifically to our Internet Customer Contact Service Center and our Telecom Services Business

 Our inability to obtain adequate telephone service could have a material adverse effect on us.

   Our inability to obtain adequate local or long distance telephone service for our Montreal call center or our Internet customer contact center or any interruption in such service or rate increases relating thereto, could materially adversely affect our future cash flows, results of operations and financial condition.

 Our customer communications business is, and will be, highly dependent on third party suppliers of equipment and services.

   We have invested, and plan to continue to invest, significantly in specialized telecommunications and computer technology to provide customized solutions for our prospective clients' needs. In addition, we have invested, and plan to continue to invest significantly, in sophisticated end-user databases and software to market our clients' products to diverse markets. All of such technology has been or will be acquired and/or licensed from, or provided by, third parties. As a result, we are, and will continue to be, highly dependent on such third party suppliers. Any temporary or permanent loss of these telecommunications, computer and software systems, through casualty or operating malfunction, could have a material adverse effect on our business, results of operations and financial condition. We may not be able to select or have the necessary financial resources to acquire and/or license adequate technology to meet our business needs. Our failure to acquire and implement quality telecommunications and computer technology and end user database and software products services could materially and adversely affect our business, results of operations and financial condition.

 The success of our customer communications business is, and will be, dependent on our ability to effectively respond to technological changes.

   The success of our customer communications business is dependent on and will continue to depend on our ability to respond to changing technological developments and to acquire and implement new equipment and systems to meet changing customer needs on a timely and cost-effective basis. We may not be able to acquire, implement and/or successfully use such new technologies. In addition,

  . we may not be able to successfully develop and bring to market any new services in a timely manner;

  .  any services offered by us may not be commercially successful; and

  . our competitors' technologies or services could render our services noncompetitive or obsolete.

   Our failure to obtain new equipment and systems with sufficient technological capabilities or to respond effectively to technological changes or successfully develop and bring to market any new services in a timely manner would have a material adverse effect on our business, results of operations and financial condition.

 Interruption of our customer communications business could materially and adversely affect us.

   We believe that our current and planned customer communications business depends on our ability to protect our facilities, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications failure, natural disaster and other similar events. If we were to experience a temporary or permanent interruption at any of our current or planned facilities:

  .  our business could be materially and adversely affected;

  .  we may be required to pay damages to some clients; and

  . we might have to allow some clients to terminate or renegotiate their contracts with us.

 We expect to be dependent on the continuation of the market for outsourced customer communications services.

   Our current and planned customer communications business may depend in large part on the market for outsourced customer communications services. Such outsourcing may not continue, as companies may elect to perform such services internally. A significant reduction in outsourcing opportunities or a trend in the telecommunications industry not to use, or to reduce the use of, outsourced teleservices would have a material adverse effect on us.

 We may not be able to compete effectively against our current and prospective competitors in the customer communications industry.

   The customer communications industry is intensely competitive and highly fragmented. We compete with many other companies, ranging in size from very small private companies offering special applications or short-term projects to very large public companies. Currently, our Canadian competitors include Vox Data Inc., the Equinox Group, Sodema and Transcontinental Technologie Inc. Large U.S. independent teleservices companies such as APAC TeleServices Inc., Electronic Data Systems, MATRIXX Marketing Inc., SITEL Corporation, Stream International Holdings Inc., Sykes Enterprises Inc., Precision Response Corp., West TeleServices Corporation and Protocol Communications, Inc. may also exert intense competitive pressure on us in the U.S. market. In addition, some of these large U.S. companies have recently opened or acquired interactive customer contact centers in Canada and may offer increasing competition as their Canadian presence grows. Providers of other forms of advertising and marketing media, such as direct mail, television, radio and online services, also offer us varying degrees of competition. We compete with the internal marketing capabilities of our own potential business clients. These business clients have their own significant internal teleservices, marketing and sales capabilities.

   Much outsourced customer communications work is contracted on an individual project basis, with many projects being allocated among various customer communication providers. This may force us to compete frequently with other providers as individual projects are initiated or reallocated. The low barriers to entry to this industry and the rapid growth of e-commerce may attract many new competitors, some of which may be substantially larger and better capitalized than we are. Entry into the Canadian market may be especially heavy as a result of the Canadian dollar's current low exchange rate against the U.S. dollar. We believe that the principal competitive factors in our industry will be price, quality, service and responsiveness to clients' needs. We may not be able to compete effectively against our current competitors or prospective competitors. To the extent that we are unable to compete successfully against our current or prospective competitors within the customer communications industry, our cash flows, results of operations and financial condition could be materially and adversely affected. "See 'Business - Competition'".

 The products and services we plan to offer through our customer contact center depend on the continued growth of, and the acceptance and use, of the Internet.

   Demand for the telecommunications products and services we plan to offer through our customer contact center will depend in large part on the continued growth of the Internet and Internet protocol-based networks and the widespread acceptance and use of these mediums for e-commerce and communications. Because e-commerce and communications over these networks are evolving, we cannot predict the size of the market and its sustainable growth rate. A number of factors may affect market size and growth rate, including:

  . the use of electronic commerce and communications may not increase, or may increase more slowly than we expect;

  . the Internet infrastructure and communications services to support electronic commerce may not be able to continue to support the demands placed on it by continued growth; and

  . the growth and reliability of electronic commerce and communications could be harmed by delays in development or adoption of new standards and protocols to handle increased levels of activity or by increased governmental regulation.

 The success of our customer contact center may be affected by a number of factors.

   Our ability to successfully pursue our customer contact center will be affected by the following factors:

  . the opening of our new customer contact center in accordance with our strategic plan and in a timely and economic manner consistent with existing capacity requirements.

  . the timely development, and continued enhancement of, telecommunications, Internet, computer and information technologies and infrastructures and operational and financial systems.

  . the effective and timely marketing to, and level of acceptance and use by new clients of our planned Internet products and services.

  . technical difficulties or errors, problems or excessive costs incurred by us in connection with the completion of the development, implementation and/or future enhancement of our planned Internet products and services.

  . our failure to cost-effectively develop or offer new Internet services and products or to maintain or enter into new strategic or key business relationships in connection with the development and/or enhancement of our Internet offerings.

  . the overestimation by us of the level of need and demand for customer support and service through the use of the Internet.

  . the compatibility of our planned software systems, Internet products and services with the existing systems of our prospective clients and the extent of the technical problems arising with respect to obtaining such compatibility.

  . the introduction of new competitive Internet and other products and services to customer communications industry by other companies.

  . the anticipated growth in industry trends towards outsourcing of telephone and Internet-based marketing and customer service operations.

  . consumer interest in, and use of, the products and services of our clients.

 Our customer communications business is subject to governmental regulation.

   Our customer communications business is subject to various Canadian and U.S. federal, provincial and state laws and regulations. In Canada and the U.S., portions of our industry have become subject to an increasing amount of federal and provincial laws and regulations in the past five years. We have established and plan to continue to maintain operating procedures designed to comply with applicable laws and regulations. We do not currently anticipate that such compliance would require us to incur significant additional expense. However, additional Canadian or U.S. federal, provincial or state legislation, or changes in regulatory implementation, could limit our activities and/or our current or prospective clients in the future or significantly increase the cost of regulatory compliance.

   Uncertainty and new regulations relating to the Internet could increase our costs of doing business, prevent us from delivering our services, slow the growth of the Internet or subject us to liability, any of which could adversely affect our business and prospects. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. There are currently few laws and regulations directly governing access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New and existing laws may cover issues, which include:

  .  user privacy;

  .  pricing controls;

  .  consumer protection;

  .  libel and defamation;

  .  copyright and trademark protection;

  .  characteristics and quality of services;

  .  sales and other taxes; and

  .  other claims based on the nature and control of Internet materials.

"See 'Business - Government Regulation'".


 We could experience fluctuations in quarterly operating results of our customer communications business.

   We could experience quarterly variations in revenues and operating income of our existing and planned customer communications business as a result of many factors, including:

  .  the timing of our proposed expansion of operations;

  .  the timing of clients' marketing/sales campaigns;

  .  the securing of necessary financing;

  .  the implementation of new services;

  .  the timing of additional selling efforts;

  . the general and administrative expenses to acquire and support such new business; and

  .  changes in our revenue mix among possible alternative service offerings.

   In addition, in connection with particular contracts, we could incur costs in periods prior to recognizing revenue under those contracts. Furthermore, we must plan our operating expenditures based on revenue forecasts, and a revenue shortfall below such forecast in any quarter would be likely to affect adversely our operating results for that quarter.

Risks Relating to this Offering and our Share Price

 The number of shares of our common stock eligible for future sale could adversely affect the trading price of our securities.

   At March 2, 2001, there were 29,082,975 shares of common stock outstanding, or 38,403,009 shares outstanding on a fully diluted basis.

   The timing and amount of sales of shares covered by this registration statement could have a depressive effect on the market price of our common stock. Furthermore, the possibility that a substantial number of other shares of our common stock may become tradable in the public market may also adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of equity securities. The following shares (a number of which we covered by this registration statement) would be eligible for sale in the public market pursuant to Rule 144 under the Securities Act at the following times, subject to certain volume and other restrictions under Rule 144: (1) 4,793,979 of the shares are currently eligible for sale; (2) 5,000,000 shares will be eligible for sale beginning on or about January 27, 2001; and (3) 3,409,534 shares will be eligible for sale from time to time thereafter.

   We cannot predict the effect, if any, that sales of these shares or the availability of these shares for sale will have on the market prices prevailing from time to time.

 The existence of registration rights could depress the market price for our common stock.

   We have granted registration rights with respect to securities held by some of the company's securityholders, and investors in our private placements, including Mr. Bruce Young, our president and chief executive officer, and Mr. David B. Cornstein, chairman of the board of directors of our company. We are not able to predict the effect, if any, that sales of shares of the company's common stock or even the availability of such shares for sale will have on market prices for our securities prevailing from time to time.

 There is a limited trading market for our common stock and the market price of our common stock may be volatile.

   Shares of our common stock currently trade on the OTC Bulletin Board and, as a result, there is currently only a limited trading market for the company's common stock. If an active or regular trading market for the company's common stock does not develop, the holders of the company's common stock may not be able to sell their shares at any particular time or at prices that reflect the actual value of the company's common stock. In addition, the market price for the company's common stock may be highly volatile, as has been the case with the securities of other companies in emerging businesses. Factors such as the company's financial results, the success of the company's business and various factors affecting the industries in which we operate and plan to operate, and the general economy may have a significant impact on the market price of the company's common stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies (particularly of small and emerging growth companies, the common stock of which often trades in the over-the-counter market) have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.



 We will not receive any of the proceeds from the sale of common stock by the selling securityholders.

   Assuming that all of the warrants and options held by selling securityholders are exercised (as to which there can be no assurance), we will realize proceeds of approximately $30,500,156. If warrants or options are exercised, the proceeds will be used for working capital and potential unspecified acquisitions. We will not receive any of the proceeds from the sale of common stock by the selling securityholders.

 Investors will be relying on our management's judgement with which they may disagree regarding the use (including possible unspecified acquisitions) of potential proceeds which may be received by the company upon the exercise of warrants or options by the selling securityholders.

   We do not have a definitive plan with respect to the use of any proceeds which may be received upon exercise of warrants or options held by selling securityholders, and have not committed any portion of these potential proceeds to any particular purpose except, as more fully described in "Use of Proceeds," for working capital and potential unspecified acquisitions. Accordingly, our management will have broad discretion with respect to the use of any such proceeds which may be received by the company, and investors will be relying on the judgement of our management regarding the application of these proceeds. Any such investments may not yield a favorable return. Any utilization of such potential proceeds will be based on our expectations regarding our financial performance and business needs over the forseeable future. These expectations may prove to be inaccurate, as our financial performance may differ from our expectations or our business needs may change as our business and any industry we address evolve. As a result, any such proceeds we receive may be used in a manner significantly different from our plans.

   In addition, we may seek to expand our operations by acquiring companies in businesses which we believe will complement or enhance our business. However, we are not currently involved in negotiations with respect to any material acquisitions, and are not a party to any agreement, commitment, arrangement or understanding relating to any such acquisition. Our management will generally have complete discretion in determining the terms of any such acquisition. Consequently, there is no basis for you to evaluate the specific merits or risks of any potential acquisitions that our company may undertake and you may not have an opportunity to review information, including the financial statements, concerning any potential acquisition.

                                USE OF PROCEEDS

   Assuming that all of the warrants and options held by selling securityholders are exercised (as to which there can be no assurance), we will realize proceeds of approximately $30,500,156. If warrants or options are exercised, the proceeds will be used for working capital and potential unspecified acquisitions. We will not receive any of the proceeds from the sale of common stock by the selling securityholders.

                                    DILUTION

   Purchasers of common stock pursuant to this prospectus will incur dilution in their investment that is approximately equal to the difference between the price, which they pay for the shares, and the net tangible book value of the shares. On October 28, 2000, our net tangible book value was approximately $3.86 million, or approximately $0.133 per share of common stock.

                                DIVIDEND POLICY

   To date, the company has not paid any cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of the company's Board of Directors. The Board's determination whether to pay dividends will depend upon the company's earnings, if any, financial condition and capital requirements as well as other relevant factors. The Board of Directors does not intend to declare dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in the company's business operations.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

   The following table sets forth, for the periods indicated, the range of high and low closing prices for the common stock on the OTC Bulletin Board. During fiscal 1999 and prior to the TeleHub transaction, the company's common stock traded under the symbol "WHAT" on the OTCBB system maintained by the National Association of Securities Dealers or in the over-the-counter "pink sheets". Subsequent to the TeleHub transaction, the company changed its common stock symbol to "THLC" from "WHAT."


For the Fiscal Year Ended January 30, 1999                       High     Low
------------------------------------------                     -------- -------
First Quarter (February 1 through May 2, 1998)................ $ 0.3750 $0.2500
Second Quarter (May 3 through August 1, 1998)................. $ 0.3125 $0.2500
Third Quarter (August 2 through October 31, 1998)............. $ 0.3125 $0.1536
Fourth Quarter (November 1, 1998 through January 30, 1999).... $ 0.3750 $0.1536

For the Fiscal Year Ended January 29, 2000                       High     Low
------------------------------------------                     -------- -------
First Quarter (January 31 through May 1, 1999)................ $ 0.8125 $0.375
Second Quarter (May 2 through July 31, 1999).................. $ 2.0625 $0.50
Third Quarter (August 1 through October 30, 1999)............. $ 1.8125 $0.9375
Fourth Quarter (October 31, 1999 through January 29, 2000).... $ 3.5625 $0.875

For the Fiscal Year Ending January 27, 2001                      High     Low
-------------------------------------------                    -------- -------
First Quarter (January 31 through April 29, 2000)............. $19.00   $2.8125
Second Quarter (May 1 through July 29, 2000).................. $ 6.00   $3.375
Third Quarter (July 30 through October 28, 2000).............. $ 6.125  $3.0625
Fourth Quarter (October 29, 2000 through January 27, 2001).... $ 4.4375 $1.125

For the Fiscal Year Ending January 26, 2002                      High     Low
-------------------------------------------                    -------- -------
First Quarter (January 28, 2001 through March 2, 2001)........ $2.2812  $1.0625

   The prices set forth above reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions and were provided by consultation with the NASD composite feed or other qualified quotation medium.

   As of March 2, 2001, the company had outstanding 29,082,975 shares of common stock owned by approximately 168 holders of record, and 1,150,000 public warrants owned by approximately 8 holders of record. At that date, the closing price of the common stock was $1.125 per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

Results of Operations

 Thirty-Nine Weeks Ended October 28, 2000 and October 30, 1999

   Revenues for the thirty-nine weeks ended October 28, 2000 increased to $9,227,600 from $1,023,120 for the comparable thirty-nine weeks ended October 30, 1999. The increase was from sales of the new product called "Triple Gold", sold through our Canadian operating branch.

   The cost of revenues for the thirty-nine weeks ended October 28, 2000 was approximately 96% of revenue as compared to approximately 59% for the comparable thirty-nine weeks ended October 30, 1999. The increase in cost of revenue was primarily attributable to a shift in business from traditional call center activities to sales of discount packages. These costs include the cost of license royalties, acquiring the content for the product and establishing the distribution channel. During the Third Quarter of Fiscal 2001, sales returns were approximately $1.5 million higher this quarter versus the Second Quarter of Fiscal 2001. This increase was caused by returns of certain third quarter sales of the "Triple Gold" package during the Third Quarter of Fiscal 2001. Despite the sales returns, the Company was obligated to pay certain commissions and royalties, which increased the overall cost of revenue.

   Stock-based charges were $1,168,689 for the thirty-nine weeks ended October 28, 2000 as compared to $1,880,390 for the comparable thirty-nine weeks ended October 30, 1999. The stock-based charge for the thirty-nine weeks ended October 28, 2000 primarily consists of charges recognized in connection with the February 5, 1999 private placement and represents the difference between the fair value of our common stock issued and the cash proceeds received. The stock-based charges recognized for the thirty-nine weeks ended October 28, 2000 represents amortization of deferred compensation in connection with stock options granted to employees and consultants.

   Research and development expenses for the thirty-nine weeks ended October 28, 2000 were $1,991,075 as compared to zero for the comparable thirty-nine weeks ended October 30, 1999. This increase is due to our focus on development of the wireless encryption segment. During the thirty-nine week period ended October 30, 1999, we incurred costs of $178,135 as a result of loans made to WEC prior to our acquisition and as reported separately on the condensed consolidated statement of operations. WEC was under capitalized and repayment of the loans was in doubt, therefore the loans were expensed.

   Selling, general and administrative expenses for the thirty-nine weeks ended October 28, 2000 was $2,845,042 as compared to $1,121,787 for the comparable thirty-nine weeks ended October 30, 1999. The major increase in selling, general and administrative expenses was primarily attributable to an increase in personnel, professional fees and other costs associated with the development and growth of our company. We also experienced increased legal and audit fees resulting from significant efforts to bring our regulatory filings up-to-date. The balance of the increase is related to growth in infrastructure costs. The primary components of SG&A are rent, salaries (including commissions and fringe benefits), professional and consulting fees, travel and promotion, and corporate overhead expenses.

   The provision for bad debts totaling $304,922 for the thirty-nine weeks ended October 28, 2000 primarily includes the write-off of certain receivables with Platinum 2000.

   Depreciation and amortization for the thirty-nine weeks ended October 28, 2000 was $1,197,794 as compared to $80,450 for the comparable thirty-nine weeks ended October 30, 1999. The increase results from increased depreciation relating to additions of telecommunications equipment added during the past twelve months and increased amortization relating to additions of intangible assets from business acquisitions and customer lists purchased during the past twelve months.

   Interest and other income for the thirty-nine weeks ended October 28, 2000 was $210,927 as compared to $6,694 for the thirty-nine weeks ended October 30, 1999. The increase is primarily due to income from short-term investments in money market funds as a result of cash received in March 2000 in connection with the private placement sales of unregistered common stock and warrants to purchase common stock.

   Interest expense for the thirty-nine weeks ended October 28, 2000 was $354,761 as compared to $170,149 for the comparable thirty-nine weeks ended October 30, 1999. This increase in interest expense is primarily attributable to the non-cash charge for amortization of the value assigned to the beneficial conversion feature of the subordinated convertible debentures. This value is being treated as a debt discount and is being amortized over the one-year term of the subordinated convertible debentures. The debt discount was fully amortized by the Second Quarter of Fiscal 2001. The total amortization of the debt discount was $319,700 for the thirty-nine weeks ended October 28, 2000 and $151,000 for the thirty-nine weeks ended October 30, 1999.

   No provision for income taxes has been recorded for the thirty-nine weeks ended October 28, 2000 or in the comparable thirty-nine weeks ended October 30, 1999 as we incurred net operating losses for tax purposes. We established a full valuation allowance against the deferred tax assets because we believe that it is more likely than not the tax benefits may not be realized under the criteria established by FAS No.109.

   Year ended January 29, 2000 and the six-month period from inception (July 31, 1998) through January 30, 1999.

   Revenue for the twelve months ended January 29, 2000 and for the six months ended January 30, 1999 of $1,151,827 and $210,398, respectively, was derived solely from our Telecom Services segment. The revenue growth in fiscal 2000 can be attributed to a full year of operations with growth in clientele from both Canada and the U.S. markets.

   Cost of sales for the twelve months ended January 29, 2000 was $795,798 compared to $199,833 for the six months ended January 30, 1999. This increase in gross profit of $345,464 reflects the impact of a full year of operations with an overall increase in sales. During fiscal 2000, the Company was able to secure higher pricing for contracted services on the behalf of certain U.S. financial institutions.

   The stock based charges for the twelve months ended January 29, 2000 were $14,126,578 as compared to zero for the period from inception (July 31, 1998) through January 30, 1999. These non-cash charges were the result of the issuance of the Company's common stock and stock options at below fair value. In January 2000, the Company acquired all the issued and outstanding shares of capital stock of wirelessEncryption.com ("WEC") in exchange for 5,000,000 shares of its unregistered common stock with a value of $14.5 million. In connection with this transaction, the Company recorded the value of the distribution of the shares as follows: $1.8 million was allocated to the employment contract of its Chief Technology Officer, based on a preliminary independent valuation, and the remaining unallocated costs of $12.3 million was reflected as a non-cash stock-based charge for related promoter fees, compensation costs and financing costs.

   The Company also recorded a stock-based compensation charge of approximately $1.7 million relating to the February 1999 sale of its common stock. The non-cash reflects the difference between the price paid and the market value of the stock. In addition, the Company recorded approximately $157,000 in stock-based compensation charges relating to stock options grants to various employees, directors and outside third parties during fiscal 2000.

   Selling, general and administrative expenses for the twelve months ended January 29, 2000 were $2,219,131 as compared to $206,846 for the period from inception (July 31, 1998) to January 30, 1999. The major increase in selling, general and administrative expenses was primarily attributable to an increase in personnel, professional fees and other costs associated with the development and growth of the Company. Outside services, including professional services amounted to the bulk of these costs. In addition, we recognized losses of approximately $425,000 on transactions related to certain acquisitions, which were disposed of or not concluded, such as Sports and Entertainment Marketing International, Inc. ("SEMI") and Platinum 2000. The balance of the increase is related to growth in infrastructure costs.

   Depreciation and amortization for the twelve months ended January 29, 2000 were $166,906 as compared to $23,437 for the period from inception (July 31, 1998) to January 30, 1999. The increase results from increased depreciation expense relating to additions of telecommunications equipment during fiscal 2000 and increased amortization expense relating to additions of intangible assets from the Web Traffic business acquisition and customer lists purchased during fiscal 2000.

   Since its formation in May 1999, the Company fully supported WEC through the issuance of unsecured promissory notes. Therefore for financial reporting purposes, the operating losses of WEC of $311,632 prior to the acquisition date have been included in the Company's operating losses. These expenses include salaries, professional fees and other costs incurred in connection with the development of the secure wireless encryption technology segment. The Company expects to significantly increase expenditures in the future due to the design and development of its secured wireless encryption technology.

   Interest expense for the twelve months ended January 29, 2000 was $319,519 as compared to zero for the period from inception, July 31, 1998, to January 30, 1999. This increase in interest expense is primarily attributable to the non-cash charge for amortization of the value assigned to the beneficial conversion feature of the subordinated convertible debentures. This value is being treated as a debt discount and is being amortized over the one-year term of the subordinated convertible debentures. The total amortization of the debt discount was $280,300 in fiscal 2000.

   No provision for income taxes has been recorded for the year ended January 29, 2000 and the periods ended January 30, 1999 as the Company has incurred net operating losses for tax purposes. The Company has established a full valuation allowance because we believe that it is more likely than not the tax benefits may not be realized under the criteria established by FAS No. 109.

Liquidity and Capital Resources

   Since inception (July 31, 1998), we financed operating and capital needs, including cash used for acquisitions, capital expenditures and working capital, from sales of equity securities, issuance of subordinated convertible debentures and an equipment loan borrowing. At October 28, 2000, we had cash and cash equivalents of $3,469,683 and a working capital of $2,834,400. At January 29, 2000, we had cash and cash equivalents of $26,549 and working capital deficit of $1,549,134. The increase in cash and cash equivalents is primarily attributable to cash proceeds from two private placements during the First and Third Quarters of Fiscal 2001.

   For the year ended January 29, 2000, and the period ended from inception (July 31, 1998) through January 30, 1999, cash used in operating activities amounted to $1,317,681 and $272,171 respectively. This increase in cash used in operating activities resulted primarily from costs in legal, accounting, outside consulting and loss on certain transactions related to certain acquisitions, which were disposed of or not concluded. The balance of increases included the opening of the Company's headquarters in Burlington, Massachusetts as well as increased personnel and operating losses in connection with development of secured wireless encryption technology.

   For the year ended January 29, 2000 and the period from inception (January 31, 1998) through January 30, 1999, cash used in investing activities amounted to $129,938, respectively. Cash used in investing activities in the period ended January 30, 1999 was to acquire telecommunications equipment and other property and equipment needs at the inception of the call center operations. Cash used in investing activities in the year ended January 29, 2000 was for the purchase of property and equipment and customer lists, offset by the $168,650 net cash received from the acquisition of business.

   For the year ended January 29, 2000, and the period ended from inception (July 31, 1998) through January 30, 1999, cash provided by financing activities amounted to $1,483,743 and $500,399, respectively. Cash provided by financing activities in the period ended January 30, 1999, resulted from the formation and subsequent issuance of common stock, which raised $297,533 and the approximately $203,000 obtained through an equipment loan with AT&T Canada. Cash provided by financing activities in the year ended January 29, 2000 resulted from the two private placement issuances of its common stock, which raised $915,214, and the $600,000 rose through the issuance of subordinated convertible debentures. The proceeds were used primarily for working capital and continued expansion of the Company's operations.

   In March 2000, the Company raised $8.1 million through a private placement sale of 2,699,999 shares of its restricted common stock at $3.00 per share and the issuance of warrants to purchase up to 2,699,999 shares of common stock at $4.50 per share with GE Capital, ZERO.NET, Inc. First Global Ventures LLC and other individuals. The proceeds are planned to be used for the development of its' secured wireless encryption technology, the expansion of the telecom business and developing its business into servicing the Internet customer care market.

   In July 2000, we received notice from the holders of the subordinated convertible debentures that they had chosen to convert the debt and accrued interest to shares of our common stock. As a result, we issued 1,320,000 shares of common stock and 1,200,000 warrants at an exercise price of $2.00 per warrant. The accompanying condensed consolidated balance sheet reflects the conversion of subordinated convertible debentures and issuance of common stock. This conversion of the subordinated convertible debentures has substantially reduced our outstanding debt.

   On August 14, 2000, we completed a private placement sale of 327,869 shares of the Company's restricted common stock for $1,000,000 and 327,869 warrants to purchase common stock exercisable at $4.50 at $0.10 per warrant purchase. The gross proceeds to the Company were $1,032,787.

   Since our inception, we experienced net losses from operations and, as of October 28, 2000 had an accumulated deficit of $24,518,175. A large portion of this accumulated deficit is related to non-cash stock based charges related to issuance of our common stock and stock options. We expect to incur substantial additional expenses resulting in losses at least through the period ending January 27, 2001 due to minimal revenues associated with the initial market entry of the secured wireless encryption technology, continued research and development costs as well as increased sales, marketing and other operational expenses associated with telecom services and Internet customer care business.

   The Company believes it currently has cash available for operations to continue through February 2001. The Company is currently evaluating financing options and is attempting to raise additional capital necessary to develop WEC and other areas of operations. If the Company is unsuccessful in raising additional capital, it intends to significantly reduce operations and development of WEC and the company might be required to curtail its operations. There can be no assurance that the Company will be successful in obtaining additional capital on terms and conditions satisfactory to management.

   In connection with the 1997 sale of our retail operation, we assigned the existing operating leases to the buyer, Natural Wonders, Inc. Natural Wonders agreed to assume and perform all of our obligations under the leases. To our knowledge, to date they have substantially performed such obligations. We received landlord consent for all of the lease assignments, except one for which the landlord consent for the assignment was not required. We may still be held liable under these lease obligations should Natural Wonders default on the assigned leases or on their obligations to us. As of January 29, 2000, the remaining payments under the assigned leases total approximately $4.8 million. In addition, the lease agreements contain contingency clauses regarding results. We recently learned that in December 2000, Natural Wonders filed for protection through a filing under Chapter 11 with the U.S. Bankruptcy Court in Oakland, California. We are currently evaluating the impact, if any, to us of Natural Wonders' action.

   We cannot assure you that our business or operations will not change in a manner that would consume available resources more rapidly than anticipated. We also cannot assure you that we will not require substantial additional funding before we can achieve profitable operations. Our capital requirements depend on numerous factors, including the following:

  .  our ability to enter into additional collaborative agreements;

  .  competing technological and market developments;

  .  changes in any collaborative relationships;

  . the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

  .  the purchase of additional capital equipment;

  .  the expansion of our facilities;
  .  the progress of our existing revenue producing activities; and

  .  the availability of additional funding on favorable terms.

Impact of Inflation

   We do not believe inflation has had a material impact on our business or operating results during the periods presented.

Quantitative and Qualitative Disclosures About Market Risks

   Our exposure to market risk is principally confined to our cash equivalents and investments, all of which have maturities of less than one year. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The fair value of these securities approximates their cost.

Restatement of Historical Quarterly Financial Statements

   As a result of our year end audit, we recorded several adjustments in the fourth quarter that impacted our previously reported operating results for the three quarters of fiscal 2000. As a result, we will restate our previously filed quarterly financial statements on Form 10-Q. The significant adjustments relate to a non-cash compensation charge for the issuance of common stock and stock options, a non-cash charge for the beneficial conversion feature of the subordinated convertible debentures, a non-cash charge for the pricing modifications of warrants, the accounting for the WEC transaction and the reverse merger with WAW.

Recently Issued Financial Accounting Pronouncements

   In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 (the "Interpretation"), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). This Interpretation clarifies the application of APB No. 25 for only certain issues, which include, among others, (i) definition of an employee for purposes of applying APB No. 25, (ii) criteria for determining whether a plan qualifies as a non-compensatory plan, (iii) the accounting consequences for various modifications to the terms of a previously fixed stock option or award and (iv) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation covers specific events that occur after December 15, 1998 or January 12, 2000. The adoption of the interpretation did not have a material effect on our consolidated financial position, results of operations or cash flows.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB No. 101") Revenue Recognition in Financial Statements. Under SAB No. 101, the staff has given guidance on numerous issues, including: treatment of nonrefundable cash received at the outset of an arrangement, recognition of net versus gross revenue for e-commerce and other intermediary sales, and other revenue recognition criteria related to contract accounting. The Company is required to adopt this guidance by the fourth quarter of its fiscal year 2001. The Company expects that adopting the guidance of SAB No. 101 will not have a material impact on its financial position or its results of operations.

                                    BUSINESS

Background

   The company was incorporated under the laws of the State of Delaware in July 1993. Until May 1997, we operated as a mall-based specialty retailer. In May 1997, we sold substantially all of our assets to Natural Wonders, Inc. for cash in the amount of $517,795 plus the assumption by Natural Wonders, Inc. of specified liabilities. The completion of this sale terminated our active operations, and for the period May 1997 through February 3, 1999, we sought to serve as a vehicle to effect an acquisition, whether by merger, exchange of capital stock, acquisition of assets or other similar business combination.

   In February 1999, we acquired the outstanding capital stock of Tele Hub Link Corporation ("TeleHub"), a privately held company organized under the laws of the Province of Ontario, Canada. TeleHub was engaged in the business of providing teleservices to business clients. We acquired all the outstanding capital stock of TeleHub from the TeleHub shareholders in exchange for an aggregate of 13,011,339 shares of our common stock. As a result of this transaction, TeleHub became a branch or operating entity of the company. In connection with the TeleHub transaction, we changed our corporate name to TeleHubLink Corporation.

   For accounting purposes, this transaction has been treated as a reverse acquisition. TeleHub has been deemed the acquiring enterprise for financial statement purposes, as it received a majority of the voting interests in the combined enterprise. The SEC staff has taken the position that a business combination between an operating enterprise and a "shell company" in which the shell company is the issuer of securities and the operating enterprise is determined to be the acquiring enterprise for financial statement purposes, the transaction should be treated for financial statement purposes as an issuance of securities by the operating enterprise. Therefore, the tangible net liabilities of What A World!, Inc. ("WAW") at the date of the transaction of approximately $207,288 have been recorded at their fair market value with an offset credit to paid-in capital and the operations of WAW are reflected in the operations of combined enterprise from the date of acquisition. In addition, the 1999 financial statements have been retroactively restated to reflect the number of shares TeleHub received in the business combination. Costs related to this transaction of approximately $362,163 have been charged directly to paid-in capital. As a result of this and other transactions, the company has restated its quarterly financial statements for the year ended on January 29, 2000. The majority of these transactions are not cash related valuation items and do not affect the company's liquidity, cash and operating capabilities (see Management's Discussion and Analysis of Financial Conditions and Results of Operations). The unaudited consolidated condensed financial statements as of and for the thirteen weeks ended May 1, 1999, the twenty-six weeks ended July 31, 1999 and the thirty-nine weeks ended October 30, 1999 have been restated to reflect various adjustments to previously reported financial statements and are presented in the company's amended Form 10-QSB/A reports as filed on July 24, 2000, August 29, 2000 and November 3, 2000, respectively.

   As a result of the 1997 sale of our assets, the TeleHub transaction and other recent acquisitions, we currently operate as a holding company. Substantially all of our assets consist of our ownership of the capital stock of our subsidiaries and we conduct our operations through our branches or subsidiaries. Consequently, references to "we", "us", "our", "THLC" or the "company" are to TeleHubLink Corporation and our subsidiaries, taken as a whole, unless the text requires otherwise.

Overview

   We separate our company's function into the following business areas:
Wireless Encryption Technology, Internet Customer Contact Service Center and Telecom Services.

Wireless Encryption Technology

   In January 2000, we acquired all the issued and outstanding shares of capital stock of wirelessEncryption.com, Inc. ("WEC") in exchange for 5,000,000 shares of our unregistered common stock with a value of $14.5 million. The company's former chairman, Stanley Young, who co-founded WEC, is a principal shareholder of the company and was a principal shareholder of WEC. WEC is developing, under its trademark, Hornet(TM), formerly called iNSECT, a technology which we believe may, if successfully developed, permit ultra-secure communication signal protection and enhanced communication signal recovery. Hornet(TM) is based on advanced cryptographic and mathematical principles and sophisticated signal processing techniques, for wireless and Internet communications and other data transmission methods. We believe that this technology, if successfully developed, can be embedded in low-cost microchip devices known as application specific integrated circuits, or ASICs, which are used in mobile and hard wired telephones, computers, fax machines, fiber optic transmission devices, and smart cards. The simulation of our Hornet(TM) technology is conducted using two computers that represent sending and receiving parties. The simulation produces a transmission of data, in an advanced compressed, encrypted and "smeared" form, on one computer, and decompresses or "de-smears" on the other computer after authentication. The simulator is expected to be used to analyze what the characteristics and detailed behavior of the ASIC will be and how the technology may perform between communication devices. Communications devices may include cellular phones and other wireless products in real time. We believe that our technology may offer a cost effective solution to wireless device manufacturers such as cellular phones manufacturers. Some competitive technology solutions are not from transmission to reception. They may be secured from the signal to the nearest tower but may be unsecured from any point in the transmission thereafter or to the receiver.

   In March 2000, we acquired all the outstanding equity of COMSEC Solutions, LLC, a technology-consulting firm with expertise in the fields of encryption, authentication and Web and e-commerce security. We believe that the acquisition of COMSEC and the hiring of its founder and sole stockholder, as our Vice President of Cryptography, will enhance our internal technical team developing our Hornet(TM) technology. We believe that this acquisition brings additional talent with the technical expertise needed for our wireless encryption technology business.

   In April 2000, we announced the completion of the Hornet(TM), formerly called iNSECT, simulator. Our simulator is intended to be used as an engineering and business development tool to demonstrate the Hornet(TM) wireless encryption technology. We believe if this technology is developed, tested, and accepted by the industry, we may be able to offer original equipment manufacturers (OEM's) and others a family of low-cost ASICs that may provide security or enhanced signal recovery or both. This may also allow us to license this technology to others on a per-unit royalty basis. The company intends to subcontract the manufacture of ASICs to existing manufacturing companies. This microchip may allow us to license the use of the Hornet(TM) technology to third parties.

   On June 20, 2000, the company entered into a license agreement with Improv Systems, Inc. ("Improv") for the use of Improv's Jazz PSA(TM) configurable very-long-instruction-word, (VLIW), multiprocessor hardware architecture and design tools. In connection with the agreement, the company paid an initial license fee of $350,000.

   On August 7, 2000, the company acquired 100% of the issued and outstanding stock of MVP Systems, Inc. ("MVP") for $100,000 in cash, 530,000 shares of its unregistered common stock and 70,000 shares of its common stock. MVP is a software and hardware engineering consulting firm specializing in critical applications and programs.

   We cannot assure you that we will successfully complete the development and testing of our technology, obtain any patent protection for our technology or that our technology will not infringe the intellectual property rights of others or that we will achieve commercial acceptance of our technology.

Internet Customer Contact Service Center and Telecom Services

 Internet Customer Contact Service Center

   In December 2000, we completed our Internet Customer Contact Center in which we plan to consolidate existing technology offering traditional voice, voice over Internet Protocol (IP), video IP, chat, e-mail and fax. The company plans to offer business clients the opportunity to outsource their customer care functions in a cost-effective manner. Our customer contact center may utilize an integrated mix of traditional call center and e-commerce customer services for our clients that require "customer care." In the past online consumers were obliged to communicate by phone or e-mail with a Web-based company to obtain responses to inquiries concerning a company's products. New computer telephony integration and Internet telephony technologies allow consumers to have live interactions via the Internet with sales and technical support personnel. We envision that our customer contact center will be a support facility in which our customer contact representatives will interact with our clients' customers over multiple communications channels, including traditional telephone, fax, e-mail and online voice and data exchange via the Internet.

   The customer contact center's services will consist of traditional outbound teleservices, such as customer satisfaction and preference surveys; direct selling marketing, client relationship programs and traditional Internet-related inbound telecommunications services. Other services involve responses to a variety of customer requests, including inquiries, billing questions, complaints, direct mail response, order processing and technical support.

 Telecom Services

   Our Telecom Services business is a multi-station call center located in Montreal, Canada. Telecom services are provided through facilities known as call centers. Call centers establish the direct communication by telephone of information to, and from, current and prospective customers of the call center's business clients. Generally, the teleservices provided by call centers provide call center-initiated, or "outbound," teleservices and responding to, and managing, customer-initiated, or "inbound," calls. Outbound teleservices consist primarily of direct marketing and sales activities initiated on behalf of a call center's business clients. Inbound teleservices consist of the processing of incoming phone calls, often placed by customers using toll-free telephone numbers, for product or service orders, customer inquiries, and other consumer applications and customer and technical service. Call campaigns provided by call centers involve outbound and/or inbound calling programs that follow prepared scripts targeted at specific markets or customers previously determined by the call center business clients.

   We believe the telecom services business can expand by further providing "content" products to the industry. We plan to further develop and sell group discount packages through teleservices companies that will, if successful, permit consumers to buy goods and services at reduced prices over traditional providers of brick and mortar retailers throughout North America.

   On May 1, 2000, the company entered into a license agreement with Gator Marketing Concepts, Inc. for the use of its system and trademarks for a new product called "Triple Gold." Triple Gold is a group discount package that permits consumers to buy goods and services at reduced prices over traditional providers throughout North America. The agreement term terminates in February 2002 and calls for a guaranteed royalty payment of approximately $350,000 during the initial eight months of the agreement. This agreement was modified in December 2000 which eliminated any further payments. In December 2000 we entered into a license agreement with Gator Marketing Concepts, Inc. for the use of its systems and trademarks for a new product called "Titanium".

Business Strategy

 Wireless Encryption Technology

   Our long-term strategy is to achieve broad market acceptance in North America and worldwide for our Hornet(TM) wireless encryption technology, as a distributed trust platform for most wireless devices, computers, data storage devices (magnetic, optical disk and tape drives), related high-speed Internet access devices (excluding DSL and cable modems), personal digital assistants and the entertainment industry. We intend to do this for live voice, audio, video and data applications. To achieve this goal, we plan to complete the development of our Hornet(TM) technology and begin testing our simulator of this technology in certain areas of the marketplace. We may pursue strategic relationships with wireless hardware manufacturers and companies involved in the development of wireless encryption technologies. We may also pursue strategic alliances with manufacturers and other companies through a licensing program using the Hornet(TM) technology. We have focused on the research and development of the Hornet(TM) technology that allowed us to develop a set of working simulator models of the technology. These simulators may be used to analyze what characteristics and detailed behavior of our ASICs will be and how the technology may perform between communication devices. Communications devices may include cellular phones and other wireless products in real time.

   However, in order to be able to make end-to-end communications security ubiquitous, we may also work closely with land-based telephony equipment manufacturers, whether these offer traditional circuit-switched based devices, or more recent packet-switched solutions, like voice-over-IP (Internet Protocol). We cannot assure you that the technology will achieve any significant market acceptance.

 Internet Customer Care Services and Telecom Services

   We plan to provide comprehensive client solutions using telecommunications to facilitate our business clients' objectives. We will focus on developing relationships with clients and strategic partners. Through the combination of our inbound teleservices and traditional outbound teleservices and developing Internet-related telecommunication channels, we intend to provide our clients with a multi-service customer contact center or "HUB" that will link clients with their ultimate customers and other organizations across various complementary industries. The success of our "HUB" concept will be largely dependent on our ability to secure contracts and relationships with complementary customers and strategic partners, including marketing, sales and financial organizations.

   Another part of our strategy is to expand our telecom services by providing content products to consumers through selected telecom call center clients. We are restructuring the existing call center in Montreal to support our existing business clients, new customers and expand into providing content to traditional North American teleservicing companies. We are in the process of a transition from the traditional call center approach to an Internet Customer Contact Center, which will service Internet clients. We completed the development of an Internet customer contact center in December 2000.

Markets and Industry Background

 Wireless Encryption Technology

   The traditional circuit-switched communications infrastructure over which business, government and individuals have been conducting their affairs and transactions has given way to a revolutionary change whereby most communications start being handled over the packet-switched realm. This packet-switched realm is a natural offspring of the Internet revolution and we believe it is here to stay. It allows for fast, mobile and above all inexpensive communications. Consumers, government agencies and corporations are increasingly relying upon the Internet and Internet protocol-based networks and other modalities of voice and data transmission to conduct electronic commerce, ordinary, and sensitive and secure communications. The increasing proliferation of, and reliance upon, shared electronic information has caused voice and data security to become a concern of business, governments, educational institutions and consumers.

   This simple observation, in conjunction with the fact that in a typical communication session nowadays the source of transmission or its destination or both, may be actually moving from place to place, makes the security concern of pressing urgency and relevance. The personal computer (PC) in the early 1980's liberated the typical information technology user from the traditional enterprise mainframe-powered data-information center. The explosive growth of the cellular telephone industry and the Internet have liberated the many consumers from being obliged to operate from the vicinity of the telephone-jack and from a specific location next to the wall. People now can move around and conduct their businesses or lives with unprecedented mobility, ease and comfort. We believe mobility is established but communications security remains of the highest concern, except for the most mundane of applications like securing a credit card number when ordering something, or when issuing an instruction to one's broker to sell or buy specific shares. This amounts to security for communications of only a few sent bits and bytes of information. On the other side, we believe that our Hornet(TM) wireless technology may provide a powerful solution for businesses, government, and consumers seeking security for their real-life heavy-content voice, audio, video and data transmissions.

   If we successfully complete our Hornet(TM) wireless technology, we plan to have a variety of microchips (ASICs) which may be designed to specifically offer four fundamental advantages simultaneously. These four characteristics are the cornerstone of our Hornet(TM) technology:

     1. end-to-end security based on encryption and authentication,

     2. capabilities of operation at very high (broadband) speeds,

     3. significantly improved quality of reception and

     4. low-cost.

   Our ASIC's are planned to provide security by implementing among other things some mathematically very robust and fast encryption techniques, which are realized over two different layers of powerful cryptography. First, our Hornet(TM) ASICs are planned to use symmetric key cryptography to actually encrypt the communications content. Second, these ASICs may be designed to utilize two different techniques; one is known as Diffie-Hellman and another one is the elliptic curve cryptography (ECC) realm, and more specifically the ECC-DH and EC-DSA algorithms.

   Before explaining what the Hornet(TM) technology's unique characteristics are though, some fundamental descriptions are necessary.

   Cryptography is the process of encoding and decoding electronic messages using ciphers. Ciphers are sophisticated mathematical codes and algorithms used to enable the confidential transmission of electronic messages only to authorized persons. Digital cryptography is performed using a combination of symmetric ciphers and asymmetric ciphers. These ciphers achieve each of the basic data security elements of identification and of authentication to each other of the communicating parties, confidentiality, integrity and non-repudiation of the communication. Symmetric ciphers are commonly referred to as symmetric-key or secret-key cryptography and asymmetric ciphers are commonly referred to as asymmetric-key or more commonly public-key cryptography.

   Both symmetric-key and asymmetric-key cryptography use an encrypting and a decrypting key. The key in general is a unique, long and complex to memorize number that is input to the mathematical algorithm, or the cipher, used to encrypt or decrypt the message. In a symmetric-key cryptography the encrypting key and the decrypting key, which is secret, are identical. To transmit a message, a secure key exchange must first be performed so that the key can be shared with the intended recipient of the message. In asymmetric-key cryptography the encrypting key, which is a public key, and the decrypting key, a secret key, are different numbers but they work together in a unique combination. One specific public key only works with one and only one specific private key and vice versa. The public key can be publicly distributed to authorized recipients without risk of security breach. The private key must always remain secret with the owner of the key. The owner of the private key can only decipher messages encrypted by anybody in possession of the public key. The reverse operation of encrypting a message with the private key makes it possible to anybody who has the public key, easily obtainable from public directories, to decipher the message that only the owner of the private key could obtain. This is the definition of a digital signature.

   Because asymmetric cryptography allows for wide distribution of the encrypting key, it permits secure communications among a large group of people without requiring manual distribution of the key. We believe the problem that it traditionally suffers from is the potential lack of trust in the authenticity of directories within which one finds public keys. Therefore, asymmetric-key cryptography relies on the generation of so-called digital certificates, which are small data structures attached to a message, signed digitally by somebody one trusts, called a digital certification authority that can be used to provide the user authentication, data integrity and non-repudiation elements of the information security system.

   Another major characteristic of public-key cryptography is that it is based on the use of extremely complicated ciphers, so that encryption of large messages is very slow when compared to encryption using secret-key cryptography. In a communications realm, asymmetric-key cryptography is commonly used to protect symmetric keys as a sort of secure envelope within which they are transmitted to other parties. This is used for actual communications traffic encryption and it is always symmetric-key cryptography that must be used for bulk encryption of communications traffic.

   We said earlier that we plan to develop our Hornet(TM) technology that may use two super posed layers of cryptography; symmetric key cryptography and Diffie-Hellman or the elliptic curve cryptography (ECC).

     (a) On the bottom layer, right at the traffic level, our Hornet(TM) ASICs are expected to use symmetric key cryptography to actually encrypt the communications content, which for all practical purposes is considered as digital data. This is so, because voice, audio and video communications nowadays are nothing else than the transmission of bits from the digitized voice, sound and video. The traffic encryption is done using actual data encryption keys of 198 or 256 bits, and these encryption keys change automatically and transparently for the user and in complete synchronization between transmitter and receiver every few micro or milliseconds. This may happen in a very randomized non-periodic sequence and frequency, which is unique and different each and every time a user initiates a new communications session with another party. These symmetric encryption keys will be generated simultaneously by the transmitting and receiving ASICs. This is based on industry tried and tested, powerful, robust and essentially irreversible mathematical mechanisms like the secure hashing function (SHA) which is designed by the National Security Agency
  (NSA). We believe there is no known way that an attacker can use to reverse the process, discover the actual keys and proceed with decrypting the secured session. Even if accidentally an attacker happens to discover by chance one of these keys they cannot discover any other key, as the key will soon change and the attacker may only get a glimpse of a few milliseconds or thousandths of a second of plaintext traffic. The attacker may barely get enough information to even know what vowel or consonant was being uttered if any at all, much less to decipher a meaningful part of a communications session.

     (b) On the top layer, our planned ASICs may be designed to use two different techniques; one is known as Diffie-Hellman ("DH") and another is the elliptic curve cryptography (ECC) realm, or more specifically the ECC-DH and EC-DSA algorithms.

   The Diffie-Hellman protocol allows communication devices to exchange among them extremely large numbers, which once fed into an appropriate series of intricate mathematical calculations on each side, allow the generation by the two or more simultaneously communicating ASICs of a huge secret number that is called the session key. This number is changed every time a new session is established. We believe it is an established scientific fact that no way is known for the session key to be calculated by an eavesdropping party. The session key is the basis of the generation of the subsequent encryption keys and it serves as a secure envelope for the transmitting ASIC to communicate to the receiving ASIC its choice of the first actual traffic encryption key. From that point and beyond, the communicating ASICs may be able to sustain the secure session simultaneously and without any help from each other.

   The ECC-DH is an optimized fast hardware implementation of the IEEE P1363 standard that also serves as the base of an elaborate PKI (public key infrastructure). A powerful standardized PKI is the base for digital certificates and it may in the future allow our planned ASICs to digitally sign encrypted traffic using the standard EC-DSA algorithm. It may also guarantee the authentication of communicating devices to each other based on a globally acceptable legal framework that would enable and empower such digital transactions.

   The elliptic curve cryptography field is a sophisticated area of advanced mathematical techniques, which are based on third degree polynomials defined over special groups of very large numbers, called finite fields, and which are characterized by intricate definitions even of simple properties like addition, multiplication and exponentiation. From a set of specific geometric points on an elliptic curve, one can calculate through these techniques other points in a way that the inverse calculations are intractable for an attacker and therein lies the security of the technique. The levels of complexity are the choice of finite fields among gigantic quantities of choices. For each chosen finite field there are truly astounding choices of elliptic curves. Very few of them are adequate for a cryptographically secure protocol. Finding them is not an easy task. Even among these few curves, if somebody chooses one, it still is intractable which specific points on it one uses because there are numerous points on a curve. Elliptic curve cryptography (ECC) is characterized by sophisticated algebraic calculations that we believe nobody knows how to invert. It can however be run on small computing resources, with very small time needed, as compared to other public-key cryptographic techniques. It has computational agility and capability to be functional under truly limited resources, small battery-based power supply and little available memory. This has attracted the attention among others of the smart-card industry, where chips are embedded for example into plastic credit cards. Its speed of operation, as compared to other PKI techniques is very good as it can be seen that with an ECC approach one can digitally sign a document in a fraction of the time needed by other competing PKI techniques, like for instance RSA's, a potential competitor using large number factorization technique.

   Elliptic curve cryptography is the base of our PKI and it is a standard technology for secure Internet-based commerce and communications. PKI helps ensure the integrity and privacy of information being transmitted and verifies the identity, authenticity and authority of the sender and the recipient of that information. We believe that continued expansion of electronic commerce will require the implementation of improved PKI security measures which will irrefutably verify the identity of a party and ensure that the information being transmitted between that party and the other party is kept private. We also believe that the security required to expand electronic commerce and communication will be provided through the advancement in PKI of mathematical formulas and techniques through global standardization bodies like the IEEE. This is one of the major areas of the company's ongoing research and development activities.

   A password or personal identification number (PIN) is usually used to authenticate a user's identity. Because both of these approaches are vulnerable to decoding or observation and subsequent use by unauthorized persons, they are less secure than if used with tokens. Tokens are small devices ranging from simple credit card-like objects, rings, proximity cards and plastic keys to more advanced secured tokens, including smart cards, PKI cards and PCMCIA cards. For greater protection, two-factor identification and authentication is implemented by combining tokens with a password or personal identification number to verify authentication of the user. For added security, three-factor authentication, which consists of a token, password and biometric comparisons, can be implemented. We believe the next generation of cellular telephones and communication devices with an embedded smart card reader may offer platforms that can exploit similar capabilities. We intend to be able to fully cater to these needs.

   We mentioned earlier that the basic element of PKI is the digital certificate. Digital certificate technology provides an advanced form of authentication and secures key exchange. PKI digital certificates are specifically prepared software files through which the sender can digitally sign a message with a unique identification code.

The recipient of the message can authenticate the identity of the sender and verify the integrity of the data through the user of a trusted third party known as a certificate authority by obtaining the sender's public key from the certificate digitally signed by the mutually acceptable digital certificate authority. The uniqueness of the certificate in conjunction with a trusted time stamp provides for non-repudiation, which prevents the sender from denying that he or she sent the message. The ability for non-repudiation is not available with less sophisticated techniques. With the development of secure token technology, digital certificates can now be incorporated into smart cards, PKI cards and PCMCIA cards and provide an information security system that provides two-factor identification and authentication or three-factor identification and authentication with the incorporation of biometric technology. We intend for our developing technology to address these potential needs of the market.

   Currently, three types of PKI are considered to be both secure and efficient
(a) large integer factorization, also known as RSA, (b) digital signature algorithm, or DSA; and (c) elliptic curve cryptography or ECC, which is considered to be the most efficient public key system known. We believe that ECC, which our technology implements, offers security at least equivalent to RSA and DSA while using much smaller key sizes and that the attractiveness of ECC will increase as computing power improvements force a general increase in key size. The benefits of this higher-strength-per-bit include higher speeds, lower power consumption, bandwidth efficiencies, storage efficiencies, and smaller digital certificates.

   These potential advantages are particularly beneficial in applications where bandwidth, processing capacity, battery-power or memory-storage availability may be constrained. Such applications include smart cards, electronic commerce systems, web servers, cellular telephones and pagers.

   We believe that current solutions to the problem of encryption of high-speed wireless voice and data transmissions are essentially software-based using in most successful cases so called block ciphers like data encryption standard
(DES) and more recently Triple DES. These techniques as well as the upcoming advanced encryption standard (AES) require the use of very expensive microprocessor chips to execute the software. Our planned solution is hardware-based and encryption is done using several advanced stream ciphers, which effectively encipher bit per bit, as opposed to block ciphers, which encipher block per block. A block is currently a chunk of 64 bits from the communications content and it soon, as defined in the AES requirements, will be 128 bits of length. Block ciphers require significant area in silicon to incorporate all the massive circuitry needed to manipulate simultaneously so many bits at a time and this is reflected in the prohibitively high cost of the integrated circuit (ASIC) that would be based on such an approach. Our developing technology will be based on stream ciphers instead.

   Stream ciphers have traditionally suffered by a specific problem called "loss of cryptographic synchronization". As the cipher engines at the transmitter and receiver must be simultaneously operating on the same bit to ensure intelligible communication, even one single lost or corrupt bit can throw off the session altogether. This loss can happen easily especially in a wireless transmission due to noise, interference, shadowing and reflection from obstacles, trees, and high-rise buildings. Advanced digital signal processing techniques may be embedded in our planned ASICs. This may treat the binary encrypted traffic as fast-changing analog signal and encode it in such a way that it expands the energy of each bit over several thousands of other adjacent bit slots. Then this may make the signal more resistant to loss and interference and errors. This part of our development of ASICs is a signal recovery engine that recovers at the receiver the signal in many cases and it presents the stream ciphers most often with a faithfully reconstructed bit-stream for decryption. This same capability of our planned ASICs is precisely responsible for the improved quality of reception. This could lead to higher user satisfaction because phone calls may not be dropped as easily due to the improved link quality.

   We believe that application-specific integrated circuits, or ASICs, incorporating our developing technology may provide (a) a low cost solution to the cellular phone or wireless device user in need of among other things (b) end-to-end security, (c) operability at the high-speeds of the broadband networks of the future, while (d) improving the quality of the communications link. This may encourage manufacturers of cellular phones and other wireless devices to adopt our technology when successfully developed. We believe that completion of the development, testing and the commercialization of our technology may present a significant growth opportunity for us. However, we cannot assure you that we will be successful in developing the technology or achieve commercial acceptance of it.

 Internet Customer Contact Service and Telecom Services

   Traditionally, businesses that have included teleservices in their marketing and customer service programs have primarily used in-house personnel and facilities. We believe that businesses are increasingly outsourcing their telephone-based marketing and customer services needs to third party providers as part of overall efforts to reduce costs and focus internal resources on their core competencies. Also, we believe the teleservices industry has stronger growth potential since the Internet has emerged and is fast becoming part of every company. Timely and effective customer care develops and strengthens customer loyalty that is critical for companies to remain competitive. We believe one of the challenges for Internet companies is the lack of positive customer care. Outsourced teleservicing with technology may provide advantages over internal operations, including the ability to reduce marketing infrastructure, labor, training, facilities and specialized equipment, while maintaining or improving operating efficiencies related to customer contact and support.

   Companies that outsource their customer care activities are likely to demand an integrated customer care provider that can deliver consistent support across multiple communication channels voice, video, fax and the Internet. In addition, being able to provide an end-to-end solution is expected to be a key competitive factor. In particular, the Internet has created a new market for customer care. Forrester Research shows that 75% to 90% of online customers prefer human interaction. Research also indicates that spending on Internet and e-commerce services, including customer support services, may grow to $22 billion by 2002. As e-commerce grows, companies are seeing an increasing percentage of their revenue becoming dependent on their ability to service customers over the Internet.

   We believe the success of our Internet customer care and telecom services will depend upon our ability to provide the level and quality of services our business clients need. We expect to develop a competitive advantage by providing value-added services, which may generate business. Presently, we do not have any long-term agreements and cannot assure you that we will receive any long-term agreements or binding commitments pertaining to our Internet customer care or telecom services business.

Competition

 Wireless Encryption Technology

   The security encryption industry is a highly competitive and fragmented environment that is characterized by rapidly evolving technology. Other companies in this industry have greater financial and technical resources, greater name recognition and more extensive customer bases that provide them with a substantial advantage over us.

   Our Hornet(TM) technology, if successfully developed and commercialized, could compete with the existing encryption companies who use either current technologies like the Diffie-Hellman cryptographic key exchange, or technology that cannot address the high-speed requirements of the coming broadband multimedia networks.

   We are aware of some security encryption businesses that may compete with us, and current and evolving technologies that may provide some of the attributes of our technology. We are not aware competitors who provide all of the characteristics of our technology. Some of those technologies may have an entirely different approach of accomplishing the desired effects of the products being developed by us. We cannot assure you that either existing or new competitors will not develop products that are superior to or that otherwise achieve greater market acceptance than our potential technology.

   We expect to be subject to competition from producers of software based unlocking systems or possibly expensive hardware-based controllers as compared to our hardware technology. One of our significant competitors would be RSA Data Security ("RSA"), which has recently announced its intention to begin supplying systems software for security management. Some of our other significant voice/data security competitors would include Certicom Corporation ("Certicom") and WatchGuard Technologies.

   Software providers such as Certicom, RSA, and WatchGuard Technologies provide software solutions to resolve security issues for small packets of bits in limited applications. These solutions currently are not capable of handling high-speed (broadband) transmission. They are DSP oriented meaning they have either a very expensive chip or require software to run on their DSP. We believe this prohibits their desirability or suitability to run broadband (high-speed) applications in the future. These solutions also require powerful and expensive microprocessors. We believe that our technology may offer a cost effective solution to wireless device manufacturers such as makers of cellular phones. Some competitor technology solutions are not end-to-end secure or from transmission to reception. They may be secured from the signal to the nearest tower but may be unsecured from any point in the transmission to the receiver. We believe some of these software providers may become a key strategic partner to us. We may consider licensing some of their technology and perhaps utilize some of their same silicon foundry for our manufacturing. We also believe they may be primary candidates to license our intellectual property (IP) cores to be integrated into their own integrated circuits.

 Internet Customer Contact Center and Telecom Services

   The markets for our content products and services are intensely competitive and are characterized by changing technology and industry standards, evolving user needs and the frequent introduction of new products and services.

   The customer communications industry, which includes traditional call centers and interactive customer contact centers, is extremely competitive and highly fragmented. Our competitors range in size from very small private companies, offering special applications or short-term projects, to very large public companies and the in-house operations of potential clients. Currently, our Canadian competitors include Vox Data Inc., the Equinox Group, Sodema and Transcontinental Technologies Inc. Large U.S. independent customer service companies such as APAC TeleServices Inc., Electronic Data Systems, MATRIXX Marketing Inc., SITEL Corporation, Stream International Holdings Inc., Sykes Enterprises Inc., Precision Response Corp., West TeleServices Corporation and Protcol Communications, Inc., may also exert intense competitive pressure on us in the U.S. market. In addition, some of these large teleservice companies have recently opened or acquired interactive customer contact centers in Canada and may offer increasing competition as their Canadian presence grows. Providers of other forms of advertising and marketing media, such as direct mail, television, radio and online services, also offer us varying degrees of competition. We compete with the internal marketing capabilities of our own potential business clients. These business clients have their own significant internal teleservice, marketing and sales capabilities.

   Much outsourced customer communications work is contracted on an individual project basis, with many projects being allocated among various customer communications providers. This may force us to compete frequently with other providers as individual projects are initiated or reallocated. The low barriers to entry to this industry and rapid growth of e-commerce may attract many new competitors, some of which may be substantially larger and better capitalized than we are. Entry into the Canadian market may be especially heavy as a result of the Canadian dollar's current low exchange rate against the U.S. dollar. We believe that the principal competitive factors in our industry will be price, quality, service and responsiveness to clients' needs.

Intellectual Property

   With respect to our Hornet(TM) wireless encryption technology, telecommunications encryption and signal recovery enhancement technology, we currently depend substantially on our proprietary information. In order to protect our proprietary information, we presently and/or in the future will rely on a combination of patents, copyrights, trademarks, trade secrets, employee and third-party non-disclosure agreements, technical measures and other methods to protect our proposed products and other proprietary information and know-how. With respect to licenses of our technology to third parties, we presently and/or in the future expect to rely on license agreements with any potential licensees of our technology, which would contain non-disclosure provisions.

   In the future, we plan to file several patent applications with the United States Patent and Trademark Office, as well as in foreign countries, for protecting our technological innovations in selected markets globally. Obtaining patent protection for one or more products, however, may require the expenditure of substantial resources. In particular, we expect to expend substantial resources on attorney fees and administrative costs for patent application preparation and prosecution. The period of time between the filing of a patent application and the issuance of a patent can be several years. In some circumstances, the rapid pace of technological advancements can render the subject matter of an earlier filed patent application obsolete before the patent application can be prosecuted to issuance. After a patent is issued, the patent holder has the exclusive right to stop other from making, using, selling, or offering for sale the claimed invention for 20 years from the date of filing the patent application in the U.S. In enforcing these exclusive rights by the patent holder, potential infringers can challenge the validity of the patent for numerous reasons.

   Our protection measures and non-disclosure agreements may not be adequate to prevent misappropriation or provide any meaningful protection for our proprietary technology in the event of misappropriation. Further, others may independently develop substantially equivalent or superior technologies or duplicate any technology we develop. We cannot assure you that these measures will prove sufficient to prevent misappropriation of our intellectual property or to deter third-party development of similar products. Our technology may infringe the patents, copyrights or other intellectual property rights owned by others, however, we are not aware of any pending material conflicts concerning our intellectual property.

   We may also be at risk when we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of our rights may be ineffective in foreign markets, and technology manufactured or sold abroad may not be protectable in jurisdictions in circumstances where protection is ordinarily available in the U.S.

   We believe that, due to the rapid pace of technological innovation for security products, our ability to establish and, if established maintain, a position of technological leadership in the industry, is dependent more upon the skills of our development personnel than upon legal protections afforded our existing or future technology.

Government Regulation

   Our Hornet(TM) technology may be controlled under various United States export control laws and regulations and may require export licenses for certain exports outside of the United States and Canada. We have not applied for any export license from the U.S. Department of Commerce for the sale and export of our proprietary technology.

   Our current and planned customer communications operations are subject to various Canadian federal and provincial and U.S. federal and state laws and regulations. Specifically, we are required to comply with Canadian and U.S. laws and regulations as they pertain to telephone sales practices. We have established and will continue to maintain operating procedures designed to comply with all applicable rules and regulations. We do not anticipate that such compliance will require us to incur significant additional expenses.

   In Canada, the rules promulgated by the Canadian Radio Television and Telecommunication Commission ("CRTC") under the General Tariffs of Bell Canada require teleservicers to remove from their calling lists for a period of three years the names of any parties who so request, to provide the names, addresses and phone numbers of both the teleservicer and of any party for whom they are acting, to limit the hours during which they may call consumers, to refrain from the use of sequential dialing and to refrain from calling emergency and healthcare facilities. Legislation in the several Canadian provinces also regulates telephone solicitations in regard to cancellation periods and the sale of goods.

   In the U.S., the rules promulgated by the Federal Communications Commission (the "FCC") under the Federal Telephone Consumer Protection Act of 1991 limit the hours during which teleservicers may call consumers and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. In addition, regulations under the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, among other things, require teleservicers to make certain disclosures when soliciting sales. Furthermore, the U.S. Telemarketing Fraud Prevention Act of 1997 imposes penalties for persons convicted of telemarketing fraud, requires teleservicers to disclose information to further investigations of telemarketing fraud, and purports to extend jurisdiction to foreign teleservicers who may be responsible for fraud inside the U.S.

   A number of states in the U.S. have enacted or are considering enacting legislation to regulate telephone solicitations. For example, telephone sales in certain states cannot be finalized unless a written contract is delivered to and signed by the buyer and may be canceled within three business days. Other states require third-party verification for this sort of solicitation.

   From time to time, bills are introduced in the U.S. Congress, which, if enacted, could regulate the use of credit information. In addition, legislation could be introduced in the future with respect to the use of the Internet, including regulations relating to its use in connection with customer care and service. We cannot predict whether any of these types of legislation will be enacted and what effect, if any, it would have on the customer communications industry or us.

   The industries served or proposed to be served by us are also subject to varying degrees of government regulation. We generally require clients to indemnify us against claims and expenses arising with respect to services we perform on their behalf. To date, we have not been held responsible for regulatory noncompliance by a client.

Employees

   As of March 8, 2001, we employed 49 full-time persons, including 3 in sales and marketing, 6 in administration, 16 in technology and information systems and 26 call center representatives (including 11 supervisors). We currently hire our call center representatives as employees on a required basis predicated by our volume of business. We have 18 employees in our wireless encryption business, 12 employees in our telecom business and 14 employees in our Internet customer contact service center. None of the company's employees are represented by a labor union and there have been no work stoppages since inception.
Facilities

   Since September 1998, we have leased 6,812 square feet of office space at 1000 St. Antoine Street, Suite 600, Montreal, Quebec, H3C 3R7, Canada under a lease with Entreprise Point Zero dated August 21, 1998. The lease is scheduled to expire October 31, 2003, unless terminated earlier in accordance with the terms of the lease. The lease provides for a minimum monthly rent of approximately $5,810 per month. In March 1999, we exercised an option under the lease to expand into an additional 2,900 square feet adjacent to the existing office space at an additional monthly rental charge of approximately $2,175 (with the lessor granting us free rental for the months of April and May 1999). We do not anticipate encountering any difficulties in obtaining future leased space for the call center operations.

   On June 5, 2000, we entered into a seven year lease with Clic Properties Inc., Regina, Saskatchewan, Canada, at 300 Leo Parsieau, Suite 1700, Montreal, Quebec, H2W2P4 for approximately 15,200 square feet, which is used for our Internet Customer Contact Center. The monthly rental expense is approximately $16,300.

   On June 15, 2000, we entered into a three year lease with Harry G. Linah, Jr. of South Middleton Township, Cumberland County, Pennsylvania, for approximately 3,500 square feet, which was used for our Cryptographic engineering group in Carlisle, Pennsylvania. The monthly rental charge is approximately $2,600. The company plans to close this facility within the next several months and consolidate this technology development into the Marlboro, Massachusetts office.

   On August 7, 2000, the company acquired MVP Systems, Inc. MVP has an existing lease for approximately 800 square feet, which is used for our technology software office. The monthly rental costs approximately $1,900 with a month-to-month lease term.

   On September 5, 2000, the company entered into a lease with Acumen Preferred Properties, LLC of Summit Place, Marlboro, Massachusetts, for approximately 4,200 square feet, which is used for our technology division. The monthly rental costs approximately $7,700 and the lease expires on August 31, 2003.

   On December 15, 2000, the company entered into a lease with B.C.I.A. New England Holdings LLC c/o Boston Capital Institutional Advisors LLC at One Boston Place, Boston, Massachusetts 02108, for approximately 5,600 square feet which is being used for the company's corporate office in Andover, Massachusetts. The monthly rental costs approximately $14,000 and the lease expires on December 15, 2005.

Legal Proceedings

   We are not a party or subject to any legal proceedings, other than claims and lawsuits arising in the ordinary course of our business. We do not believe that any such claims or lawsuits will have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

   The current directors and executive officers of the company are as follows:

     Name                   Age Position
     ----                   --- --------
David B. Cornstein.........  62 Chairman of the Board and Director
Bruce W. Young.............  56 President, Chief Executive Officer and Director
Panos C. Lekkas............  43 Chief Technology Officer
Douglas A. Miller..........  48 Vice President--Finance
Carl M. Youngman...........  57 Director
Vincent Sabella............  65 Director

   David B. Cornstein has been a director of the company since its inception and was appointed Chairman of the Board on September 1, 1999. He previously served as Chairman of the Board from 1994 to February 4, 1999. Since February 1, 1999, Mr. Cornstein has served as Chairman Emeritus of the Board of Finlay Enterprises, Inc. and from May 1993 until his retirement from day-to-day involvement with Finlay Enterprises effective January 1, 1999, served as its Chairman of the Board. Mr. Cornstein has also served as a director of Finlay Enterprises and its wholly owned subsidiary, Finlay Fine Jewelry Corporation, since their inception in December 1988. Mr. Cornstein is a Principal of Pinnacle Advisors Limited, which has served as a consultant to Finlay Enterprises since February 1999. From December 1988 to January 1996, Mr. Cornstein served as President and Chief Executive Officer of Finlay Enterprises, and from December 1985 to December 1988, he served as President, Chief Executive Officer and a director of a predecessor of Finlay Enterprises. Finlay Enterprises, through its subsidiary Finlay Fine Jewelry Corporation, operates leased fine jewelry departments in major department stores throughout the United States.

   Bruce W. Young founded TeleHub in May 1998 and has been a director since inception. Mr. Young was elected on February 4, 1999 to serve as President and Chief Executive Officer and a director of the company. From 1995 to May 1998, Mr. Young served as President of Global Business Consultants, Inc., a manufacturing and telecommunications-consulting firm formed by him and of which he is the sole shareholder. In addition, during this time, Mr. Young also served as acting Chief Operating Officer for NUKO Information Systems, Inc., a publicly-held video compression hardware company. From 1986 through 1995, Mr. Young served as Senior Vice President and General Manager of the Fiber Optics Division of Telco Systems, Inc., a publicly-held access multiplexer company, and from 1978 to 1986, served as plant manager of Computervision Inc., a publicly-held CADD/CAM software and hardware company. He also spent twelve years at General Electric, graduating from the Financial Management Program. Mr. Young also attended Harvard University's Advanced Management Program (AMP-
112).

   Panos C. Lekkas was named Chief Technology Officer for the company in January 2000. From October 1998 to March 1999, he was with ACI as Vice President Advanced Technology Development. From May 1996 to February 1998, he was with TCC as Director of Business Development. Between September 1991 and May 1996 he was with Galileo Corp. in several management positions. Among several positions he has held both in Europe and the United States, he was a Leading Systems Engineer with IBM Corporation in 1985 where he was involved with the introduction of the RISC (reduced-instruction set computers) architecture that eventually became part of the IBM RS/6000 supercomputers. The last twelve years he has held senior technical and business management positions in several US companies involved with advanced communications technologies. From 1999 to 2000 he was one of the founders and President/CEO of wirelessEncryption.com, where he started developing the Hornet(TM) communications technology subsequently acquired by the company. He holds several graduate degrees in electrical engineering, specialized in wireless communications and VLSI (very-large-scale integration) design of integrated circuits and he is a Licensed Professional Engineer in the European Union.

   Douglas A. Miller was named Vice President of Finance for the company in October 1999. From July 1997 to October 1999, Mr. Miller served as Controller of Wave Systems Corporation, a technology research and development company specializing in personal computers and other devices. From 1987 to 1995, Mr. Miller served as Controller for a division of Chase Manhattan Bank and from 1981 to 1986, he served in various financial positions, including Corporate Business Manager for Time Warner, the cable and communications company. Mr. Miller has also served as Senior Auditor for Deloitte & Touche from 1979 to 1981.

   Carl M. Youngman was elected to serve as a director of the company on February 4, 1999 in connection with the TeleHub transaction. Mr. Youngman is currently a member of several boards of directors, including being Managing Director of Triumph Capital Group, Inc., a Massachusetts-based investment firm. Mr. Youngman served as Chairman and Chief Executive Officer of Whole Systems International during 1993 and 1994, President and Chief Executive Officer of Southworth Industries during 1991 and 1992 and President and Chief Executive Officer of Sun-Times Distribution Systems, Inc. from 1989 to 1990. He also served as Chief Financial Officer, Director and Treasurer of Vie de France Corporation from the period of 1995 to 1998.

   Vincent Sabella was elected to serve as a director of the company on April 5, 2000. He has been President of Alpha Omega Sales Corporation a sales and distribution company for electronic components since 1985. Mr. Sabella founded Contact Sales Corp. in 1969 and operated as its President from 1969 to 1985. He was also the founder of RC Components in 1970 and served as director from 1970 to 1984. His companies provided distribution for corporations such as Advance Micro Devices, NEC, LSI Logic, ITT Cannon, Zenith and Rohm. Prior to Alpha Omega Sales Corporation, Contact Sales Corp. and RC Components he was the Eastern Regional Sales Manager for Fairchild Semiconductor. He holds a Bachelor of Science degree in electrical engineering.

   All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.

Committee of the Board of Directors

   The Board of Directors has a standing Audit Committee. The Audit Committee reviews the preparations for and scope of the audit of the company's annual financial statements, reviews drafts of such statements, makes recommendations as to the engagement and fees of the independent auditors and monitors the functioning of the company's accounting and internal control systems by meeting with representatives of management and the independent auditors, and it performs such other duties regarding the financial statements of the company and other matters as the Board of Directors may assign from time to time. The Audit Committee held one meeting during the last fiscal year. The current members of the Audit Committee consists of two independent directors, Mr. Carl Youngman and Mr. Vincent Sabella.

Executive Compensation

     The following table sets forth the annual compensation paid to Bruce W. Young, the company's president and chief executive officer, Panos Lekkas, the company's chief technology officer, and Douglas Miller, the company's vice president of finance, for services rendered during fiscal years 2001 and 2000. No other executive officer of the company earned an annual salary and bonus that exceeded $100,000 during any of these periods.

                                                                                     Long-Term Compensation
                                                                             -------------------------------------
                                              Annual Compensation                     Awards               Payouts
                                      ----------------------------------     -------------------------     -------
                                                                                            Securities
                                                            Other Annual     Restricted     Underlying      LTIP        All Other
Name and                               Salary     Bonus     Compensation       Stock          Options/     Payouts     Compensation
Principal Position           Year       ($)        ($)           ($)           Awards         SARS(#)        ($)            ($)
------------------           ---      --------    -----     ------------     ----------     ----------     -------     ------------
Bruce W. Young.............  2001     $229,166     -0-           -0-             -0-           200,000       -0-            -0-
  President & CEO            2000     $200,000     -0-           -0-             -0-           520,000       -0-            -0-

Panos C. Lekkas............  2001     $232,285     -0-           -0-             -0-           200,000       -0-            -0-
  Chief  Technology          2000           --      --            --              --                --        --             --
  Officer

Douglas A. Miller..........  2001     $141,483     -0-           -0-             -0-            35,000       -0-            -0-
  Vice President -           2000           --      --            --              --            30,000        --             --
  Finance

Compensation of Directors

     The company's non-management directors, together with Mr. Bruce Young, are entitled to receive $1,000 per meeting of the Board of Directors attended. In addition, each of such directors is also entitled to receive options to buy 20,000 shares of the company's common stock at the current market price at the time of the grant. In addition, non-employee directors are also entitled to receive options under the company's 1994 Non-employee Directors' Stock Option Plan. See "Executive Compensation - 1994 Non-employee Directors' Stock Option Plan." Pursuant to a consulting agreement with the company, an affiliate of Mr. David Cornstein receives $10,000 per month for consulting services plus reimbursement of expenses incurred for travel to meetings of the Board of Directors.

Option/SAR Grants Table During Fiscal 2001

     The following table shows information concerning stock options granted during the fiscal year ended January 27, 2001 for the individuals shown in the Summary Compensation Table.

                                Number of Securities     % of Total Options
                                 Underlying Options     Granted to Employees    Exercise or Base
Name                                 Granted(#)            in Fiscal Year         Price($/SH)       Expiration Date
----                            --------------------    --------------------    ----------------   -----------------
Bruce W. Young................        200,000                    8.1%                 $4.00         February 8, 2010
  President & CEO

Panos C. Lekkas...............        200,000                    8.1%                 $4.00         February 8, 2010
  Chief Technology Officer

Douglas A. Miller.............         35,000                    1.4%                 $4.00         October 24, 2010
  Vice President - Finance


Option/SAR Exercises During Fiscal 2001 and Year End Option Values

     No stock options were exercised by any of the company's executive officers during the fiscal year ended January 27, 2001. The following table shows information concerning stock option values as of January 27, 2001 for the individuals shown in the Summary Compensation Table.

                                Number of Securities             Value of Unexercised in
                               Underlying Unexercised              the Money Options at
                               Options at January 27,                 January 27,
                                      2001 (#)                          2001($)
Name                          Exercisable/Unexercisable         Exercisable/Unexercisable
----                          -------------------------         -------------------------
Bruce W. Young                    720,000 /      0                 $625,612 / $     0
Panos C. Lekkas                   200,000 /      0                        - /       -
Douglas A. Miller                  10,000 / 55,000                 $ 10,781 / $21,562

Employment Agreements

   The company has entered into an employment agreement with Bruce W. Young for a period of two years, commencing February 4, 1999, pursuant to which Mr. Young will serve as President and Chief Executive Officer on a full-time basis in return for an annual salary of $200,000 per year. Mr. Young also received 500,000 stock options in connection with his employment with the company. In the event of Mr. Young's termination, he is entitled to the greater of $500,000 or two full years pay including any bonuses less taxes and social security required to be withheld. In June 2000, the company's Board of Directors extended Mr. Young's employment contract through December 31, 2001 with a salary of $250,000 per year plus certain incentive bonuses.

   The company has entered into an employment agreement with Mr. Lekkas for a period of two years, commencing January 27, 2000, pursuant to which Mr. Lekkas will perform the function of Chief Technology Officer on a full-time basis in return for an annual salary of $125,000 per year and a maximum contingent bonus of $100,000, plus 3% of net sales in excess of $7.5 million in calendar year 2000. In the event of Mr. Lekkas's termination, he is entitled to six months of base plus any bonuses less taxes and social security required to be withheld. In June 2000, the company's Board of Directors extended Mr. Lekkas's employment contract through December 31, 2002 with a salary of $200,000 per year plus certain incentive bonuses.

   The company has entered into an employment agreement with Mr. Randall K. Nichols for a period of one year, commencing March 24, 2000, pursuant to which Mr. Nichols will perform the function of Vice President of Cryptography on a full-time basis in return for an annual salary of $100,000 per year, a maximum contingent bonus equal to his annual salary and 25,000 options of the company's common stock. In the event of Mr.

Nichols' termination, he is entitled to three months of base plus any bonuses less taxes and social security required to be withheld.

   Directors are entitled to receive compensation for serving on the Board of Directors. Each Director is entitled to $1,000 per meeting for attending a Board of Directors meeting. Each Director who is not an employee also receives 20,000 options of the company's common stock at the fair market value. These options are granted upon reelection of each Director subsequent to the company's annual meetings. The options are at fair market value and fully vested as of the grant date.

1994 Stock Option Plan

   In order to attract, retain and motivate employees (including officers), directors, consultants and other persons who perform substantial services for or on behalf of the company, in November 1994, the company adopted the 1994 Stock Option Plan (as amended in 1996, the "Stock Option Plan"), pursuant to which stock options covering an aggregate of 560,000 shares of the company's common stock may be granted to such persons. Under the Stock Option Plan, "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, may be granted to employees (including officers), and non-incentive stock options ("Non-incentive Options") may be granted to any such employee and to other persons (including directors) who perform substantial services for or on behalf of the company. Incentive Options and Non-incentive Options are collectively referred to herein as "Options".

   The Stock Option Plan is administered by the Board of Directors or, at its discretion, by a committee appointed by the Board to perform such function (the "Committee"). The Board of Directors or the Committee is vested with complete authority to administer and interpret the Stock Option Plan, to determine the terms upon which Options may be granted, to prescribe, amend and rescind such interpretations and determinations and to grant Options. The Board of Directors or the Committee has the power to terminate or amend the Stock Option Plan from time to time in such respects as it deems advisable, except that no termination or amendment may materially adversely affect any outstanding Option without the consent of the grantee, and the approval of the company's stockholders will be required in respect of any amendment which would (i) change the total number of shares subject to the Stock Option Plan or (ii) change the designation or class of employees or other persons eligible to receive Incentive Options or Non-incentive Options.

   The price at which shares covered by an Option may be purchased pursuant thereto shall be no less than the par value of such shares and, in the case of Incentive Options, no less than the fair market value of such shares on the date of grant. The purchase price of shares issuable upon exercise of an Option may be paid in cash or by delivery of shares with a value equal to the exercise price of the Option. The company may also loan the purchase price to the optionee, or guarantee third-party loans to the optionee, on terms and conditions acceptable to the Board of Directors. The number of shares covered by an Option is subject to adjustment for stock splits, mergers, consolidations, combinations of shares, reorganizations and recapitalizations. Options are generally non-transferable except by will or by the laws of descent and distribution, and in the case of employees, with certain exceptions, may be exercised only so long as the optionee continues to be employed by the company. If the employee dies or becomes disabled, the right to exercise the Option, to the extent then vested, continues for specified periods. Options, both Incentive Stock Options and Non-qualified, may be exercised within a period not exceeding 10 years from the date of grant. The terms of Incentive Options are subject to additional restrictions provided by the Stock Option Plan.

1994 Nonemployee Directors' Stock Option Plan

   In order to attract and retain the services of non-employee members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the company by enlarging their personal stake in the company, in November 1994, the company adopted the 1994 Nonemployee Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which stock options covering an aggregate of 40,000 shares of the company's common stock may be granted to such non-employee directors.

   Pursuant to the Directors' Plan, each member of the Board of Directors of the company who is not an employee of the company (or a subsidiary) (a "Non-employee Director") and who is elected or re-elected as a director of the company by the stockholders at any annual meeting of stockholders, will receive, as of the date of each such election or re-election, options to purchase 2,500 shares of the company's common stock. In addition, Non-employee Directors at the time of the Offering received options to purchase 2,500 shares of the company's common stock, and any other future Non-employee Director will receive options to purchase 2,500 shares of the company's common stock upon his election or appointment as director. All options granted under the Directors' Plan will be exercisable at the fair market value of the company's common stock as of the date of grant. The options granted under the Directors' Plan are to be Non-incentive Options.

Additional Options

   In February 1999, we granted to Bruce Young, the company's President and Chief Executive Officer, options to acquire an aggregate of 520,000 shares at the fair market value of the common stock on the date of the grant. The exercise price is $.8125 per share. Fifty percent of such options vested immediately upon grant, and the balance of such options vested on the first anniversary of the date of grant.

   In February 1999, we granted to Mr. John DeLuca, a Vice President of TeleHub Canada and director of the company, options to acquire an aggregate of 250,000 time-based options and 100,000 performance-based options at $0.06 per share. In May 1999, all options were canceled.

   In February 1999, we granted to David Cornstein, Chairman of the Board, and Stanley Young, then a director, 20,000 options each to acquire shares of the company at $0.8125 per share.

   In October 1999, we granted to Douglas Miller, the company's Vice President of Finance, options to purchase an aggregate of 30,000 shares of common stock. All of such options are exercisable at a price of $.9375 per share (the fair market value on the date of the grant) and vest in three equal installments commencing one year from the date of the grant. Additionally, in October 2000, the company granted to Mr. Miller options to purchase an additional 35,000 shares of common stock at $4.00 per share vesting in three equal installments commencing one year from the date of grant.

   In December 1999, we granted to Carl Youngman, a company director, 20,000 options to acquire shares of the company at $0.9375 per share.

   During the thirteen weeks ended July 29, 2000, the company granted to Carl Youngman and Vincent Sabella, company directors, 60,000 and 25,000, respectively options to purchase a total of 85,000 unregistered shares of common stock at an exercise price of $4.00 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In August 1996, Mr. Cornstein, chairman of the company, and two former directors of the company, entered into a commitment to lend the company, for working capital purposes, as needed, and to fund the opening of 13 temporary stores, up to an aggregate of $600,000 at an interest rate of 12% per annum. All amounts outstanding under this working capital commitment were repaid when due, together with accrued interest thereon, on January 3, 1997. Such loans had been secured by a first priority lien on substantially all the assets of the company. As partial consideration for the working capital commitment, the company granted to the lenders warrants to purchase an aggregate of 200,000 shares at an exercise price of $1.00, originally exercisable until August 31, 2001. In addition, the company granted to the lenders certain demand and piggyback registration rights relating to the securities underlying such warrants.

   In May 1998, the company announced that it had extended the exercise period of its publicly held redeemable common stock purchase warrants from May 17, 1998 to May 17, 2000. Following such action, on February 2, 1998, the Board of Directors also approved the extension of the warrants issued to Mr. Cornstein and other investors pursuant to the 1996 working capital commitment from August 31, 2001 to August 31, 2003.

   From time to time during the period from September 1997 to February 4, 1999 (the date of the TeleHub Transaction), Mr. Cornstein acquired an aggregate of 146,929 shares of TeleHub's common stock and Mr. Cornstein's son acquired an aggregate of 280,000 shares of TeleHub's common stock (as to which shares
Mr. Cornstein disclaimed beneficial ownership). In connection with the TeleHub Transaction, pursuant to which each shareholder of TeleHub received 3.9252318 shares of the company's common stock for each share of TeleHub common stock held, Mr. Cornstein received an aggregate of 576,530 shares of common stock and his son received an aggregate of 1,099,065 shares of common stock (as to which shares Mr. Cornstein disclaimed beneficial ownership).

   In April 1999, the company established its central headquarters in a facility located at 24 New England Executive Park, Burlington, MA, which the company shared with Young Management Group, Inc. ("YMG"), an affiliate of Stanley A. Young, the former chairman of the company and a substantial shareholder. YMG leases approximately 4,000 square feet of office space at such location and the company expects to utilize, on a month-to-month basis, up to 2,500 square feet thereat, at a cost of approximately $6,500 per month. On December 15, 2000, the Company entered into a lease with BCIA New England Holdings for approximately 5,600 square feet which is being used for the Company's corporate office in Andover, Massachusetts.

   On January 27, 2000, the company acquired all the issued and outstanding shares of capital stock of wirelessEncryption.com ("WEC") in exchange for 5,000,000 shares of its unregistered common stock with a value of $14.5 million. The company's former chairman, Stanley A. Young, who co-founded WEC, is also a principal shareholder of the company and was a principal shareholder of WEC. As a result of the exchange of shares, the former chairman and principal shareholder of the company received directly and indirectly 1,751,345 shares of the company's stock with a fair value of approximately $5.1 million. Panos C. Lekkas, former co-founder of WEC, is also the Chief Technology Officer
(CTO) of THLC. As a result of the exchange of shares, the former co-founder and CTO of the company received directly 1,751,345 shares of the company's stock with a fair value of approximately $5.1 million. Carl Youngman, a director of the company also received as a result of the exchange of shares directly 150,000 shares of the company's stock with a fair value of approximately $436,000.

   In July 1999, the company consummated a private financing pursuant to which it sold a total of 24 units for gross proceeds of $600,000. Each unit consisted of a 10% subordinated convertible debenture in the aggregate principal amount of $25,000. Mr. Cornstein purchased, for $125,000, an aggregate of 5 units in the financing. David Smith, a principal shareholder, purchased, for $100,000, an aggregate of 4 units in the financing. The holders of all of the debentures converted such securities in accordance with their terms and, accordingly, the company issued upon conversion an aggregate of 1,320,000 shares of common stock and warrants to purchase up to an aggregate of 1,200,000 shares at an exercise price of $2.00 per share.

   In March 2000, the company consummated a private placement pursuant to which we issued 2,699,999 shares of common stock and warrants to purchase up to 2,699,999 shares of common stock (at an exercise price of $4.50 per share) and received proceeds of $8,100,000. Among the purchasers of securities in the private placement were Bruce Young, the company's President, who purchased, for $100,000 an aggregate of 33,333 shares of common stock and warrants to purchase 33,333 shares, and David B. Cornstein, the Chairman of the Board of the company, who purchased, for $250,000, an aggregate of 83,333 shares of common stock and warrants to purchase 83,333 shares; Carol Smith, a principal shareholder, as custodian, who purchased, for $200,000, an aggregate of 66,666 shares of common stock and warrants to purchase 66,666 shares, and Carol Smith and David Smith, as co-trustees, who purchased for $100,000, an aggregate of 33,333 shares of common stock and warrants to purchase 33,333 shares.

   In March 2000, the company announced that it had extended the exercise period of its publicly held redeemable common stock purchase warrants to October 31, 2000; in August 2000, the company announced a further extension of the public warrant exercise period to January 31, 2001; and in December 2000, the company announced a further extension of the public warrant exercise period to January 31, 2002.

   Any future material transactions or loans between the company and its officers or directors will be on terms no less favorable to the company than could be obtained from unaffiliated third parties. Any forgiveness of loans by the company must be approved by a majority of the independent directors who do not have an interest in the transactions and who will have access, at the company's expense, to the company's or independent counsel.

   All of the transactions described above which are now closed were ratified or approved by at least two disinterested directors at the time of the transactions.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of March 2, 2001, the beneficial ownership of shares of common stock by (i) each person who is known by the company to own more than 5% of the outstanding shares of common stock, (ii) each director of the company and each executive officer of the company listed in the Summary Compensation Table, and (iii) all of the company's executive officers and directors as a group.

Name and Address of Beneficial         Amount and Nature
Owner (1)                         of Beneficial Ownership (2) Percent of Class
------------------------------    --------------------------- ----------------
Bruce W. Young...................          2,893,241(3)              9.7%
Panos Lekkas.....................          1,951,345(4)              6.7%
David B. Cornstein...............          2,467,748(5)              8.2%
Douglas A. Miller................             10,000(6)              *
Carl M. Youngman.................            195,000(7)              *
Vincent Sabella..................             17,500(8)              *
Stanley A. Young.................          5,001,882(9)             17.1%
Carol and David Smith............          3,267,148(10)            11.1%
All officers and directors as a
 group (6 persons)...............          7,534,834(3)-(8)         24.2%

--------
  * Less than one percent
 (1) Unless otherwise stated, the address of each person listed is c/o TeleHubLink Corporation, One Technology Drive, Suite 135, Andover, Massachusetts 01810.
 (2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this prospectus have been exercised. Unless otherwise noted, the company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
 (3) Includes (i) 1,865,142 shares owned by Mr. Bruce Young, (ii) options to acquire an aggregate of 720,000 shares of common stock, (iii) warrants to acquire an aggregate of 33,333 shares of common stock and (iv) 274,766 shares owned by Global Business Consultants Inc., a corporation which is wholly owned by Mr. Young and of which he serves as President. Bruce Young is not related to Stanley Young.
 (4) Includes 1,751,345 shares owned by Mr. Lekkas and options to acquire an aggregate of 200,000 shares of common stock.
 (5) Includes (i) 1,394,415 shares owned by Mr. Cornstein, (ii) 5,000 shares issuable upon exercise of options granted to Mr. Cornstein under the company's 1994 Nonemployee Directors' Stock Option Plan, (iii) 415,000 shares issuable upon exercise of warrants to purchase common stock, (iv) options to acquire an aggregate of 570,000 shares of common stock and (v) warrants to acquire 83,333 shares of common stock. The address for David
     B. Cornstein is c/o Finlay Enterprises, Inc., 529 Fifth Avenue, New York, New York 10017.
 (6) Includes options to acquire an aggregate of 10,000 shares of common stock. Does not include 55,000 shares issuable upon exercise of options granted to Mr. Miller, which are not exercisable within 60 days of the date hereof.
 (7) Includes 150,000 shares owned by Mr. Youngman and options to acquire an aggregate of 45,000 shares of common stock. Does not include 60,000 shares issuable upon exercise of options granted to Mr. Youngman, which are not exercisable within 60 days of the date hereof.
 (8) Includes 17,500 shares owned by Mr. Sabella. Does not include 45,000 shares issuable upon exercise of options granted to Mr. Sabella, which are not exercisable within 60 days of the date hereof. Does not include 1,650 shares of common stock owned by Mr. Sabella's wife, as to which shares Mr. Sabella disclaims beneficial ownership.

                                              (footnotes continued on next page)

 (9) Includes (i) 876,986 shares owned directly by Mr. Stanley Young, (ii) 1,636,241 shares owned by Young Management Group, Inc., a corporation wholly owned by Mr. Young and of which he is the sole director and officer, (iii) 2,091,588 shares owned by The Young Technology Fund, a general partnership of which Mr. Young is the general partner, (iv) 177,067 shares owned by The SAY Family Limited Partnership, a limited partnership of which Mr. Young is a general partner and (v) options to acquire an aggregate of 220,000 shares of common stock. Does not include 468,133 shares of common stock owned by Mr. Young's wife, as to which shares Mr. Young disclaims beneficial ownership. Stanley Young is not related to Bruce Young. The address for Stanley Young is c/o Young Technology Fund, 24 New England Executive Park, Burlington, Massachusetts 01803.
(10) According to a Schedule 13G dated February 10, 1999 filed with the SEC by Carol Smith, Mrs. Smith owns 606,044 directly and an additional 1,099,066 shares as custodian for her minor children. In addition, David Smith, the husband of Carol Smith, acquired 942,040 shares from the company in connection with the company's February 1999 private placement of common stock. In addition in connection with the conversion of securities received in the company's July 1999 private placement of debentures, (i) Blue Moon Land & Development LLC, a limited liability company of which Mr. Smith is the sole member, received 220,000 shares and warrants to purchase 200,000 shares of common stock, (ii) an additional 33,333 shares and warrants to purchase 33,333 shares of common stock were received by Carol Smith, as custodian for each of Lindsey A. Smith and Andrew Brewer Smith and (iii) 33,333 shares and warrants to purchase 33,333 shares of common stock were received by Carol and David Smith, co-trustees fbo dascas revocable utad 7/6/93. The address for Carol and David Smith is P.O. Box 2012, Santa Fe, New Mexico, 87504.

                            SELLING SECURITYHOLDERS

   The following table sets forth information, as of March 8, 2001, with respect to the common stock beneficially owned by each selling securityholder. The table lists each person who may resell shares pursuant to this prospectus and, in addition, includes:

  . the number of shares, warrant shares and option shares beneficially owned by each prior to the offering;

  . the number of shares of common stock registered for sale by each in the offering; and

  . the percentage of common stock owned by each after the offering assuming each sells all of the shares registered for the securityholder's benefit.

   The selling securityholders are not obligated to sell any of the shares offered by this prospectus. The number of shares sold by each selling securityholder may depend on a number of factors, such as the market price of our common stock.

   We have agreed to register 22,436,796 shares of our common stock for resale by the selling securityholders, in some cases in accordance with registration rights previously granted to them.

   The number of shares shown in the following table as being offered by the selling securityholders includes shares underlying warrants and options presently exercisable within the next 60 days. However, the number of shares does not include such presently indeterminate number of additional shares of our common stock that may be issuable as a result of stock splits, stock dividends and similar transactions. Pursuant to Rule 416 under the Securities Act of 1933, as amended, however, such shares are included in the Registration Statement of which this prospectus is a part.

   The selling securityholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling securityholders will own upon consummation of such sales. Also, the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the information was provided, in transactions exempt from the registration requirements of the Securities Act.

   Except as indicated in this prospectus, none of the selling securityholders has had a material relationship with us within the past three years other than as a result of the ownership of our securities.

                                                                                        Shares
                                                                                     Beneficially
                                                                                      Owned After
                                                      Shares Beneficially  Shares      Offering
                                                        Owned Prior to      Being   ---------------
              Name of Beneficial Owner                     Offering        Offered  Number  Percent
              ------------------------                ------------------- --------- ------- -------
Whale Securities Co., L.P...........................         100,000        100,000       0     *
Douglas Miller......................................          65,000         65,000       0     *
Andrew Catan........................................          25,000         25,000       0     *
Emilio Zinno, in Trust..............................          90,000         90,000       0     *
Patrick Thomas......................................          50,000         50,000       0     *
Larry Rasky.........................................          50,000         50,000       0     *
David Katz..........................................          50,000         50,000       0     *
Thomas Petracca.....................................         200,000        200,000       0     *
Park Strategies, LLC................................         112,500        112,500       0     *
Michael Rapp........................................          18,250         18,250       0     *
Philip Wagenheim....................................          15,500         15,500       0     *
Elliot J. Smith.....................................          15,000         15,000       0     *
David Prince........................................           6,250          6,250       0     *
Jordan Feinstein....................................           6,250          6,250       0     *
Evan Rapoport.......................................           3,000          3,000       0     *
Vincent Marra.......................................           1,000          1,000       0     *
Kevin Lawyer........................................             500            500       0     *
Broadband Capital Management........................          12,119         12,119       0     *
Broadband Capital Venture Fund I....................         327,869        327,869       0     *
Wireless Acquisition Partners LLC...................         250,000        250,000       0     *
Wood Gundy, as Trustee for Robert Arcand and Claude
 Arcand.............................................         227,660        227,660       0     *
McLean McNally, as Trustee for Mestaphouli Ltd......         208,871        208,871       0     *
Peter Iannarone.....................................          19,626         19,626       0     *
Chris Guilbaud......................................          39,252         39,252       0     *
Alain Pageau........................................          56,075         56,075       0     *
David Smith.........................................         942,040        942,040       0     *
Blue Moon Land & Development LLC....................         420,000        420,000       0     *
Peter Markle and Linda Culea, Joint Tenants with
 Rights of Survivorship.............................         400,000        400,000       0     *
Lorraine R. Slattery................................          30,401         30,401       0     *
International Marketing Concepts SA.................         100,000        100,000       0     *
Societe Financiere d'Orgel S.A......................         100,000        100,000       0     *
Martin C. Goldman...................................         110,000        110,000       0     *
David Phillips & Katherine M. Phillips..............         105,000        105,000       0     *
SEP f/b/o John R. Rotonde...........................         105,000        105,000       0     *
Denise Licata.......................................         110,000        110,000       0     *
Robert Frehill......................................         149,252        110,000  39,252     *
Intellectual Properties Venture Fund, LLC (Neil
 Donahue)...........................................         210,000        210,000       0     *
Sarah Ann Scott.....................................         105,000        105,000       0     *
Sarah Ann Scott, as custodian for Clara Marie
 Merchant UNMUTMA...................................         105,000        105,000       0     *
Lorne House Nominees Limited (James Merchant).......         105,000        105,000       0     *
David Cornstein.....................................       2,467,748      2,321,459 146,289     *
Steven M. Bricker and Jeanne S. Bricker, as Trustees
 of the Steve and Jeanne Bricker Trust UAD 22792....         375,000        375,000       0     *
Gail Kaplan.........................................          27,998         27,998       0     *
Brett A. Kaplan.....................................          28,001         28,001       0     *
Lindsay R. Kaplan...................................          28,001         28,001       0     *
Merrie T. Thorry....................................          42,000         42,000       0     *
Jurist Company, Inc. Profit Sharing Plan............          40,000         40,000       0     *
WRS Advisors III LLC (William Mack).................         400,000        400,000       0     *
Norman Zheutlin and Helga Zheutlin, as Tenants in
 Common.............................................          20,000         20,000       0     *
Bernard Cote........................................          19,715         19,715       0     *
S. Trudeau International Inc........................          10,474         10,474       0     *
Michel Menard.......................................          10,900         10,900       0     *
Strategie Conseils M.B. Inc.........................          30,217         30,217       0     *
Jean-Paul Lortie....................................          36,613         36,613       0     *
Neron Marketing Global Inc..........................          92,081         92,081       0     *

                                                                   Shares
                                                                Beneficially
                                                                 Owned After
                                Shares Beneficially  Shares       Offering
                                  Owned Prior to      Being   -----------------
   Name of Beneficial Owner          Offering        Offered   Number   Percent
   ------------------------     ------------------- --------- --------- -------
Maimon Leavitt & Peggy B.
 Leavitt Intervivos Family
 Trust.........................        200,000        200,000         0     *
Timothy C. McGuire, Trustee of
 the Timothy C. McGuire 1997
 Revocable Trust...............         44,776         44,776         0     *
Andrew J. Dedick...............         37,313         37,313         0     *
Richard Raymond Lee............         37,313         37,313         0     *
Edward W. Schloeman............         29,851         29,851         0     *
Donald T. Clark................         37,313         37,313         0     *
North Shore Orthopedic Assoc.
 Pension Fund..................         37,313         37,313         0     *
Peter E. Guardino..............         11,000         11,000         0     *
James Pazereckas...............         37,313         37,313         0     *
Glenn M. Desort................         74,627         74,627         0     *
Allen B. Gammons, Jr...........          9,328          9,328         0     *
Robert C. Lamoureaux...........          9,328          9,328         0     *
Louis A. Spada.................         37,313         37,313         0     *
Chandra Panchmia...............         37,313         37,313         0     *
Donald Robert Dewar............         30,313         30,313         0     *
Rob Tuxbury....................         25,019         25,019         0     *
David S. Young.................         25,000         25,000         0     *
David Philips..................         65,000         65,000         0     *
John Rotonde...................          5,000          5,000         0     *
Carl Youngman..................        195,000        195,000         0     *
Arlene Goodstein...............         15,000         15,000         0     *
Ira Weiss......................         50,000         50,000         0     *
Dr. Paul Segal.................          7,500          7,500         0     *
Henry Hirsch...................         15,000         15,000         0     *
Leonardo Nierman...............         15,000         15,000         0     *
9086-1683 Quebec, Inc. (John
 DeLuca).......................        100,000        100,000         0     *
Elliot Smith...................         25,000         25,000         0     *
Boxford Associates.............          8,750          8,750         0     *
John Lipman....................         25,000         25,000         0     *
Nels Palm......................         25,000         25,000         0     *
Beverly O'Connor...............         10,000         10,000         0     *
Walter Lecraw, Jr..............         10,000         10,000         0     *
Carolyn Wrenn..................         25,000         25,000         0     *
Daniel J. Ryan.................        100,000        100,000         0     *
Roland Gerard..................         35,000         35,000         0     *
Joseph Webb....................        100,000        100,000         0     *
Stanley A. Young...............      5,001,882      1,566,145 3,435,737  11.8
Barbara Young..................        593,738        325,605   268,133     *
Panos Lekkas...................      1,951,345      1,951,345         0     *
Vincent Sabella................         17,500         17,500         0     *
CFE, Inc.......................      1,666,666      1,666,666         0     *
Jacques Wizman.................        333,334        333,334         0     *
Paul Guez......................        333,334        333,334         0     *
First Global Ventures, Inc.....        333,333        333,333         0     *
Stephen Garofalo...............        266,667        266,667         0     *
Ronald Balzano.................         33,333         33,333         0     *
Mark Brenner...................         33,333         33,333         0     *
Zero.Net, Inc..................        666,666        666,666         0     *

                                                                   Shares
                                                                Beneficially
                                                                 Owned After
                                  Shares Beneficially Shares      Offering
                                    Owned Prior to     Being  -----------------
    Name of Beneficial Owner           Offering       Offered  Number   Percent
    ------------------------      ------------------- ------- --------- -------
Gianpaolo Fasoli................          66,666       66,666         0     *
Bruce Young.....................       2,893,241      786,666 2,106,575   7.2
Carol A. Smith, as custodian for
 Lindsey A. Smith UUTMANM.......          66,666       66,666         0     *
Carol A. Smith, as custodian for
 Andrew Brewer Smith UUTMANM....          66,666       66,666         0     *
Carol & David Smith, co-trustees
 FBO DASCAS Revocable UTAD
 7693...........................          66,666       66,666         0     *
Bernard Mendik..................         133,334      133,334         0     *
Richard Jelineck................         133,334      133,334         0     *
Jan Arnett......................         666,666      666,666         0     *
Mark Finkle.....................         133,334      133,334         0     *
Azriel Ngar.....................         100,000      100,000         0     *
Aleksandar Radojevic............          66,666       66,666         0     *
Randall K. Nichols..............         100,000      100,000         0     *
Deborah Weinstein...............         150,000      150,000         0     *
Alexander N. Quint..............          15,000       15,000         0     *
Vincent M. Miller...............           2,332        2,332         0     *
JoAnne S. O'Rourke..............          16,000       16,000         0     *
Joseph Genzardi.................           3,500        3,500         0     *
Joseph Ricupero.................           3,500        3,500         0     *
America First Associates Corp...           1,333        1,333         0     *
Chadalavada Rao.................         300,000       35,000   265,000     *
Padma Vathi Chadalavada.........         300,000       35,000   265,000     *
David F. Miller.................          90,000       90,000         0     *
Hugh H. Jones, Jr...............          20,000       20,000         0     *
Gator Marketing Concepts, Inc...         100,000      100,000         0     *
Prospect Capital Advisors LLC...         150,000      150,000         0     *
Adam Young......................          12,200       12,200         0     *
Dana Young......................          12,200       12,200         0     *
Dana Young ACF Samantha T. Young
 U/MA/UTMA......................          12,200       12,200         0     *
Dana Young ACF Harrison M. Young
 U/MA/UTMA......................          12,200       12,200         0     *
Carrie Steiman..................          12,200       12,200         0     *
Roy Steiman.....................          12,200       12,200         0     *
Leslie Steiman..................          12,200       12,200         0     *
Jonathan Steiman................          12,200       12,200         0     *
Myra Young......................          12,200       12,200         0     *
Elizabeth Young.................          12,200       12,200         0     *
Kim Bletzer.....................          12,200       12,200         0     *
Curt F. Bletzer.................          12,200       12,200         0     *
Caleigh Bletzer.................          12,200       12,200         0     *
Kevin Bletzer...................          12,200       12,200         0     *
Curt W. Bletzer.................          12,200       12,200         0     *
Dana Young ACF Charlie Young
 U/MA/UTMA......................          12,200       12,200         0     *
Carlos Madrid...................          10,000       10,000         0     *

   An asterisk (*) in the above chart represents less than one percent.

   The holdings of Whale Securities Co., L.P. referenced above include warrants held for the account of certain of Whale's current and former equity holders and employees, however, it does not include any shares held in Whale's trading account.

                              PLAN OF DISTRIBUTION

   The selling securityholders may make sales of the shares from time to time. As used in this prospectus, selling securityholders include donees, transferees and pledgees selling shares received from a named selling securityholder after the date of this prospectus. The sales by selling securityholders may be made in the over-the-counter market, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:

  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . face-to-face transactions between sellers and purchasers without a broker-dealer;

  .  a combination of any such methods of sale; and

  .  any other method permitted pursuant to applicable law.

   In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resale.

   Brokers or dealers may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a supplement, to any person who purchases any of the shares from or through such dealer or broker.

   In effecting sales, brokers and dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling securityholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling securityholders.

   During such time as they may be engaged in a distribution of the shares the selling securityholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

   We have agreed to indemnify certain selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

   There is no assurance that the selling securityholders or their transferees will sell any or all of the shares offered by them in this prospectus.

   It is possible that a significant number of shares may be sold and, accordingly, such sales or the possibility thereof may have a depressive effect on the market price of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

General

   We are authorized to issue 50,000,000 shares of common stock, par value $.01 per share. As of March 2, 2001, there were 29,082,975 shares of common stock outstanding.

Common Stock

   The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata in all assets remaining which are available for distribution to them after payment of liabilities. Holders of shares common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock issuable upon exercise of warrants and options held by selling securityholders will be, fully paid and nonassessable.

Public Warrants

   There are currently outstanding public warrants to purchase 1,150,000 shares of our common stock at a price of $3.50 per share at any time until January 31, 2002.

   We may redeem the public warrants at any time, upon notice of not less than 30 days, at a price of $.10 per public warrant, provided that the closing bid quotation of our common stock on all 20 days ending on the third day prior to the day on which we give notice has been at least 150% of the then-effective exercise price of the warrants. The public warrant holders shall have the right to exercise their public warrants until the close of business on the date fixed for redemption.

Nonplan Options and Other Warrants

   In February 1999, we granted to Bruce Young, the company's President and Chief Executive Officer, options to acquire an aggregate of 500,000 shares at the fair market value of the common stock on the date of the grant. The exercise price is $.8125 per share. Fifty percent of such options vested immediately upon grant, and the balance of such options vest on the first anniversary of the date of grant; provided however, that in the event the closing bid quotation of the company's common stock equals or exceeds $5.00 for a period of 30 consecutive trading days, the remaining unvested options will become immediately vested and exercisable.

   In February 1999, we granted to Mr. Patrick Thomas, the former Chief Operating Officer of TeleHub Canada and director of the company, options to acquire an aggregate of 150,000 time-based options and 100,000 performance-based at $0.06 per share. Of such options, in October 1999, all but 50,000 were canceled and the remaining options were considered final severance for any and all responsibilities of the company to Mr. Thomas.

   In February 1999, we granted to Mr. John DeLuca, a Vice president of TeleHub Canada and director of the company, options to acquire an aggregate of 250,000 time-based options and 100,000 performance-based options at $0.06 per share. Of such options, in May 1999 all options were canceled.

   In February 1999, we granted to David Cornstein, Bruce Young and Stanley Young 20,000 options each to acquire shares of the company's common stock at $0.8125 per share.

   In February 1999, we granted to a former employee in consideration for goods and services provided by him to the company, options to purchase an aggregate of 90,000 shares at the fair market value of the common stock on the date of the grant. The exercise price is $.8125 per share.

   In connection with our acquisition of Web Trafic Inc. on June 16, 1999, we retained a management firm operated by the former President of Web Trafic Inc. to assist us in establishing our Internet division. Pursuant to our agreement with such management firm, we granted to the firm options to acquire an aggregate of 250,000 shares of the company's common stock at an exercise price of $.50 per share. Of such options, 50,000 vested immediately upon execution of the agreement and the remaining 200,000 options vest and become exercisable in increments of 50,000 on each six-month anniversary of the agreement, subject to completion of certain milestones. These milestones were not met and the contract has been terminated.

   In August 1999, we granted to a third party consultant of the company an aggregate of 50,000 options to acquire shares of the company's common stock in consideration for services rendered at an exercise price of $1.50 per share.

   In August 1999, we agreed to issue to a law firm retained by the company an aggregate of 150,000 shares of the company's common stock in consideration for services rendered.

   In October 1999, we granted to Douglas Miller, the company's Vice President of Finance, options to purchase an aggregate of 30,000 shares of common stock. All of such options are exercisable at a price of $.9375 per share (the fair market value on the date of the grant) and vest in three equal installments commencing one year from the date of the grant. Additionally, in October 2000, the Company granted to Mr. Miller options to purchase an additional 35,000 shares of common stock at $4.00 per share vesting in three equal installments commencing one year from the date of grant.

   In October 1999, we also granted to a third-party consultant, for services previously rendered by him, options to acquire an aggregate of 25,000 shares of the company's common stock, all of which options are exercisable at a price of $.9375 and vest on the first anniversary of the date of grant.

   In December 1999, we granted to Carl Youngman, a company Director, 20,000 options to acquire shares of the company's common stock at $0.9375 per share.

   In February 2000, we granted to David Cornstein, Stanley Young, Bruce Young and Panos Lekkas the following options to acquire shares of the company's common stock at $4.00 per share: David Cornstein--500,000 shares; Stanley Young--200,000 shares; Bruce Young--200,000 shares; and Panos Lekkas--200,000 shares. In addition, in February 2000, we granted Carl Youngman, a company director, options to purchase 25,000 shares of the company's common stock. These options vest February 9, 2001.

   In March 2000, the company entered into an employment agreement with David Katz as General Manager of the company's planned Internet Customer Contact Center and granted him options to acquire 50,000 shares of the company's common stock at $4.00 per share subject to certain conditions within the employment contract with vesting occurring six months from the date of the employment agreement. Mr. Katz was terminated in September 2000.

   Also in March 2000, the company entered into an employment agreement with Randall Nichols as Vice President of Cryptography of the company's Wireless Encryption Technology Division and granted him options to acquire 25,000 shares of the company's common stock at $4.00 per share subject to certain conditions within the employment contract. These options vest equally over two years commencing one year from the date of the employment agreement.

   In May 2000, the company entered into an employment agreement with Stephanie Elworthy, Administrator of the company's Wireless Encryption Technology Division, and granted her options to acquire 2,000 shares of the company's common stock at $4.00 per share subject to meeting conditions within the employment contract. These shares vest equally over three years commencing one year from the date of the employment agreement.

   In May 2000, the company entered into a consulting agreement with Park Strategies and granted them options to acquire 150,000 shares of the company's common stock at $5.00 per share, vesting 25% immediately, 25% on August 31, 2000, 25% on November 30, 2000, and the balance on February 28, 2001.

   In May 2000, the company granted to Carl Youngman, a company director and member of the Audit Committee, options to acquire 60,000 shares of the company's common stock at $4.00 per share. These options vest May 15, 2001.

   In May 2000, the company granted to Vincent Sabella, a company director and member of the Audit Committee, options to acquire 20,000 shares of the company's common stock at $4.00 per share. These options vest May 15, 2001.

   In June 2000, the company granted to Vince Sabella, a company director and member of the Audit Committee, options to 25,000 shares of the company's common stock at $4.00 per share. These options vest June 21, 2001.

   In July 2000, the company entered into an employment agreement with Edward D'Tremont, Vice President Business Development of the company's Wireless Encryption Technology Division, and granted him options to acquire 50,000 shares of the company's common stock at $4.00 per share subject to meeting certain conditions within the employment contract. These options vest equally over three years commencing one year from the date of the employment agreement.

   In July 2000, the company entered into an employment agreement with Ronald LaPat, Director Advanced DSP Development of the company's Wireless Encryption Technology Division, and granted him options to acquire 10,000 shares of the company's common stock at $4.00 per share subject to meeting certain conditions within the employment contract. Subsequently, on September 4, 2000 the company promoted Mr. LaPat to the position of Vice President Systems of the company's Wireless Encryption Technology Division and granted him additional options to acquire 20,000 shares of the company at $4.00 per share. These options vest equally over three years commencing one year from the date of the employment agreement.

   In August 2000, the company entered into an employment agreement with Chad Rao, Vice President Software Engineering of the company's Wireless Encryption Technology Division, and granted him options to acquire 100,000 shares of the company's common stock at $4.00 per share subject to meeting certain conditions within the employment contract. These options vest equally over three years commencing one year from the date of the employment agreement.

   In August 2000, the company entered into an employment agreement with Leslie McKeen, Director Information Technology of the company's Wireless Encryption Technology Division, and granted her options to acquire 5,000 shares of the company's common stock at $4.00 per share subject to meeting certain conditions within the employment contract. These options vest equally over three years commencing one year from the date of the employment agreement.

   In September 2000, the company entered into an employment agreement with Jacques Dion, General Manager, Telecom Services Division, and granted him options to acquire 20,000 shares of the company's common stock at $4.00 per share subject to meeting certain conditions within the employment contract. These options vest equally over three years commencing one year from the date of the employment agreement.

   In September 2000, the company entered into an employment agreement with Lise Dion, Controller for Canadian Operations, and granted her options to acquire 20,000 shares of the company's common stock at $4.00 per share subject to meeting certain conditions within the employment contract. These options vest equally over three years commencing one year from the date of the employment agreement.

   In October 2000, the company entered into an employment agreement with Bernard Hochberg, Vice President Special Projects, and granted him options to acquire 150,000 shares of the company's common stock at $4.00 per share subject to meeting certain conditions within the employment contract. These shares vest equally over three years commencing one year from the date of the employment agreement.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock and the warrant agent for our public warrants are American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

                             AVAILABLE INFORMATION

   The company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by the company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information electronically filed through the SEC's Electronic Data Gathering, Analysis and Retrieval system.

                                 LEGAL MATTERS

   Blank Rome Tenzer Greenblatt LLP, New York, New York, will pass upon the validity of the common stock. James Martin Kaplan, a member of such firm, is a securityholder of TeleHubLink.

                                    EXPERTS

   The consolidated financial statements of TeleHubLink Corporation as of January 29, 2000, and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

   The financial statements of TeleHubLink Corporation as of January 30, 1999, and for the period from inception (July 31, 1998) through January 30, 1999, have been included herein in reliance upon report of Giroux, Menard et Associes, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

   The financial statements of TeleHubLink Corporation as of January 30, 1999, and for the period from inception (July 31, 1998) through January 30, 1999, have been included herein in reliance upon the report of Giroux, Menard et Associes, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing.

   The financial statements of MVP Systems, Inc. as of December 31, 1999 and 1998, and for the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                             CHANGES IN ACCOUNTANTS

   We discontinued the engagement of Kirkland, Russ, Murphy, & Tapp (the "Former Accountant") on March 14, 2000 as our independent accountants. Our Board of Directors participated in and approved the decision to change independent accountants.

   The reports of the Former Accountant on our financial statements for the fiscal years ended January 31, 1998 and January 30, 1999 were qualified as to uncertainty with respect to our ability to continue as a going concern. There were no disagreements with the Former Accountant for the fiscal years ended January 31, 1998 and January 30, 1999, or for the interim periods subsequent to January 30, 1999 on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountant, would have caused them to make reference thereto in their reports on the financial statements of such years. No events of the kind set forth in Item 304(a)(1)(iv)(B) of Regulation S-B occurred during the fiscal year ended January 31, 1998 or the fiscal year ended January 30, 1999, or during any of the interim periods subsequent to January 30, 1999.

   The Former Accountant has furnished us with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

   We engaged KPMG LLP (the "New Accountant") as our new independent accountants, effective March 14, 2000. During the fiscal years ended January 31, 1998 and January 30, 1999 and the interim periods subsequent to January 30, 1999 we did not (i) consult with the New Accountant on the application of accounting principles to any specified transaction, either completed or proposed, (ii) consult with the New Accountant on the type of audit opinion that might be rendered on our financial statements, (iii) receive either written or oral advice from the New Accountant that was an important factor in reaching a decision as to an accounting, auditing or financial reporting issue or (iv) consult with the New Accountant on any matter that was the subject of a disagreement or a reportable event.

                            TELEHUBLINK CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Unaudited Condensed Consolidated Financial Statements of TeleHubLink
 Corporation
Condensed Consolidated Balance Sheets as of October 28, 2000 (unaudited)
 and January 29, 2000.....................................................   F-2
Condensed Consolidated Statements of Operations for the thirty-nine weeks
 ended October 28, 2000 and October 30, 1999 (unaudited)..................   F-3
Condensed Consolidated Statements of Cash Flows for the thirty-nine weeks
 ended October 28, 2000 and October 30, 1999 (unaudited)..................   F-4
Notes to Unaudited Condensed Consolidated Financial Statements............   F-5

Consolidated Financial Statements of TeleHubLink Corporation
Independent Auditor's Report..............................................   F-8
Independent Auditor's Report..............................................   F-9
Consolidated Balance Sheets as of January 29, 2000 and January 30, 1999...  F-10
Consolidated Statements of Operations for the year ended January 29, 2000 and the period from inception (July 31, 1998) through January 30, 1999...  F-11
Consolidated Statements of Stockholder's Equity for the year ended January
 29, 2000 and the period from inception (July 31, 1998) through January
 30, 1999.................................................................  F-12
Consolidated Statements of Cash Flows for the year ended January 29, 2000 and the period from inception (July 31, 1998) through January 30, 1999...  F-13
Notes to Consolidated Financial Statements................................  F-14

Financial Statements of MVP Systems, Inc.
Independent Auditor's Report..............................................  F-31
Balance Sheets as of December 31, 1999 and 1998 and June 30, 2000
 (unaudited)..............................................................  F-32
Statements of Income for the years ended December 31, 1999 and December
 31, 1998 and the six months ended June 30, 2000 and 1999 (unaudited).....  F-33
Statements of Stockholders' Equity (Deficit) for the years ended December
 31, 1999 and December 31, 1998 and the six months ended June 30, 2000
 (unaudited)..............................................................  F-34
Statements of Cash Flows for the years ended December 31, 1999 and
 December 31, 1998 and the six months ended June 30, 2000 and 1999
 (unaudited)..............................................................  F-35
Notes to Financial Statements.............................................  F-36

Unaudited Pro Forma Financial Statements of TeleHubLink Corporation
Unaudited Pro Forma Statement of Operations for the thirty-nine weeks ended October 28, 2000...................................................  F-40
Unaudited Pro Forma Statement of Operations for the year ended January 29,
 2000.....................................................................  F-41
Notes to Unaudited Pro Forma Financial Statements.........................  F-42

                            TELEHUBLINK CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    October 28,   January 29,
                                                        2000          2000
                                                    ------------  ------------
                                                    (Unaudited)
                      ASSETS
Current Assets:
  Cash and cash equivalents........................ $  3,469,683  $     26,549
  Accounts receivable, net.........................      552,549        44,223
  Amount due from sale of assets...................          --        125,000
  Prepaid expenses and other current assets........      477,472        37,095
                                                    ------------  ------------
    Total current assets...........................    4,499,704       232,867
Property and equipment, net........................    1,177,307       336,645
Intangible assets, net.............................    2,764,806     1,981,793
Other assets.......................................       60,620         7,929
                                                    ------------  ------------
    Total assets................................... $  8,502,437  $  2,559,234
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................. $    808,890  $    213,219
  Accrued expenses.................................      654,819     1,092,087
  Subordinated convertible debentures, at accreted
   value (liquidation value $600,000 at January 29,
   2000)...........................................          --        280,300
  Equipment loan...................................      186,395       196,395
  Notes payable to stockholders....................       15,200           --
                                                    ------------  ------------
    Total current liabilities......................    1,665,304     1,782,001
Deferred rent......................................      212,588           --
                                                    ------------  ------------
    Total liabilities..............................    1,877,892     1,782,001
                                                    ------------  ------------
Stockholders' Equity:
  Common stock.....................................      289,830       237,534
  Additional paid-in capital.......................   31,289,949    17,814,241
  Stockholders' notes receivable...................          --         (3,763)
  Deferred compensation............................     (437,059)       (9,600)
  Accumulated deficit..............................  (24,518,175)  (17,261,179)
                                                    ------------  ------------
    Total stockholders' equity.....................    6,624,545       777,233
                                                    ------------  ------------
    Total liabilities and stockholders' equity..... $  8,502,437  $  2,559,234
                                                    ============  ============

     See accompanying notes to condensed consolidated financial statements.

                            TELEHUBLINK CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                 Thirty-Nine      Thirty-Nine
                                                 Weeks Ended      Weeks Ended
                                               October 28, 2000 October 30, 1999
                                               ---------------- ----------------
                                                                 (As restated,
                                                                  see note 1)
Revenue......................................    $ 9,227,600       $1,023,120
Cost of revenue..............................      8,824,871          600,011
                                                 -----------       ----------
    Gross profit.............................        402,729          423,109
                                                 -----------       ----------
Operating expenses:
  Stock-based charges........................      1,168,689        1,880,390
  Research and development...................      1,991,075              --
  Selling, general and administrative
   expenses..................................      2,845,042        1,121,787
  Operating losses of WEC prior to
   acquisition...............................            --           178,135
  Provision for bad debts....................        304,922              --
  Depreciation and amortization..............      1,197,794           80,450
                                                 -----------       ----------
    Total operating expenses.................      7,507,522        3,260,762
                                                 -----------       ----------
    Operating loss...........................     (7,104,793)      (2,837,653)
Other income (expense):
  Interest and other income..................        210,927            6,694
  Interest expense...........................       (354,761)        (170,149)
  Foreign exchange gain (loss)...............         (8,369)           9,802
                                                 -----------       ----------
    Net loss.................................     (7,256,996)      (2,991,306)
Charge for pricing modification of warrants..            --          (228,800)
                                                 -----------       ----------
    Net loss available to common
     stockholders............................    $(7,256,996)      (3,220,106)
                                                 ===========       ==========
Basic and diluted net loss per share.........    $      (.27)      $     (.18)
                                                 ===========       ==========
Weighted average common shares of common
 stock outstanding used in computing basic
 and diluted net loss per share..............     27,041,162       18,051,106
                                                 ===========       ==========


     See accompanying notes to condensed consolidated financial statements.

                            TELEHUBLINK CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                       Thirty-Nine  Thirty-Nine
                                                       Weeks Ended  Weeks Ended
                                                       October 28,  October 30,
                                                          2000         1999
                                                       -----------  -----------
                                                                        (As
                                                                     restated,
                                                                    see note 1)
Cash flows from operating activities:
 Net loss............................................. $(7,256,996) (2,991,306)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
 Depreciation and amortization........................   1,197,794      80,450
 Amortization of debt discount........................     319,700     151,000
 Stock-based charges..................................   1,168,689   1,880,390
 Operating losses of WEC prior to acquisition.........         --      178,135
 Changes in operating assets and liabilities, net of
  impact of business acquisitions:
  Accounts receivable.................................    (110,016)   (287,030)
  Prepaid expenses and other current assets...........    (432,743)     (1,800)
  Other assets........................................     (52,691)     11,690
  Accounts payable....................................     503,089     123,595
  Accrued expenses....................................    (209,252)    148,322
  Other liabilities...................................     212,588         --
                                                       -----------  ----------
   Net cash used in operating activities..............  (4,659,838)   (706,554)
                                                       -----------  ----------
Cash flows from investing activities:
 Acquisitions of businesses, net of cash acquired.....     310,624    (230,000)
 Proceeds from sale of assets.........................     125,000         --
 Purchases of client data bases.......................         --     (104,649)
 Purchases of licenses................................    (380,632)        --
 Purchases of property and equipment..................    (929,889)    (71,739)
                                                       -----------  ----------
   Net cash used in investing activities..............    (874,897)   (406,388)
                                                       -----------  ----------
Cash flows from financing activities:
 Proceeds from issuance of common stock...............   8,939,132     890,214
 Proceeds from issuance of warrants...................      32,787         --
 Proceeds from exercise of stock options..............      12,187         --
 Proceeds from stockholders' note receivable..........       3,763         --
 Proceeds from issuance of subordinated convertible
  debentures..........................................         --      600,000
 Advances to WEC......................................         --     (211,000)
 Repayments from WEC..................................         --       32,865
 Proceeds from equipment loan.........................         --        4,058
 Payments on equipment loan...........................     (10,000)        --
                                                       -----------  ----------
   Net cash provided by financing activities..........   8,977,869   1,316,137
                                                       -----------  ----------
Net increase in cash and cash equivalents.............   3,443,134     203,195
Cash and cash equivalents, beginning of period........      26,549         --
                                                       -----------  ----------
Cash and cash equivalents, end of period.............. $ 3,469,683     203,195
                                                       ===========  ==========
Supplemental disclosure information:
 Cash paid during the period for interest............. $       839       4,199
                                                       ===========  ==========
Non-cash investing and financing activities:
 Net liabilities assumed on reverse merger with WAW... $        --     569,451
                                                       ===========  ==========
 Conversion of subordinated convertible debentures and
  accrued interest thereon to common stock............ $   660,000         --
                                                       ===========  ==========
 Conversion of accounts payable to common stock....... $   150,000         --
                                                       ===========  ==========
 Debt discount from beneficial conversion feature of
  subordinated convertible debentures................. $        --     600,000
                                                       ===========  ==========
 Charge for pricing modification of warrants.......... $        --     228,800
                                                       ===========  ==========
Business acquisitions:
 Fair value of assets acquired........................ $ 1,934,908     500,900
 Liabilities assumed..................................    (107,782)        --
 Issuance of common stock.............................  (2,137,750)   (270,900)
                                                       -----------  ----------
  Cash paid...........................................     100,000     230,000
 Less cash acquired...................................     410,624         --
                                                       -----------  ----------
   Cash paid for acquisitions, net of cash acquired... $  (310,624)    230,000
                                                       ===========  ==========

     See accompanying notes to condensed consolidated financial statements.

                            TELEHUBLINK CORPORATION

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements of Telehublink Corporation (the "Company") have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The unaudited condensed consolidated financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-KSB for the fiscal year ended January 29, 2000 filed on July 19, 2000.

   The unaudited condensed consolidated financial statements as of and for the the thirteen weeks ended May 1, 1999, twenty-six weeks ended July 31, 1999 and thirty-nine weeks ended October 30, 1999 have been restated to reflect various adjustments to previously reported financial statements and are presented in the Company's amended Form 10-QSB/A as filed on July 24, 2000, August 29, 2000 and November 3, 2000, respectively.

   Operating results for the thirty-nine weeks ended October 28, 2000 are not necessarily indicative of the results that may be expected for a full fiscal year.

(2) Acquisition of Business

   On August 7, 2000, the Company acquired 100% of the issued and outstanding stock of MVP Systems, Inc. ("MVP") for $100,000 in cash, 530,000 shares of its unregistered common stock and 70,000 shares of its registered common stock. MVP is a software and hardware engineering consulting firm specializing in critical applications and programs. The acquisition has been accounted for under the purchase method and, accordingly the results of MVP's operations have been included in the Company's consolidated financial statements from August 7, 2000. The purchase price of approximately $1,878,000 has been allocated to the identifiable tangible and intangible assets acquired based on their estimated fair values. The Company allocated approximately $650,000 to employment and non-compete agreements, $430,000 to work force in place and $35,000 to goodwill and is amortizing the balances over a three-year period. Prior to the MVP acquisition, during fiscal 2001, the Company paid approximately $386,000 in consulting fees to MVP for research and development services.

   The following unaudited pro forma financial information presents the combined results of operations of the Company and MVP as if the acquisition had occurred as of the beginning of fiscal year 2001 and 2000, after giving effect to certain adjustments, including amortization of intangible assets, elimination of intercompany sales and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and MVP constituted a single entity during such periods.

                                               Thirty-nine
                                               weeks ended       Year ended
                                             October 28, 2000 January 29, 2000
                                             ---------------- ----------------
                                                        (unaudited)
                                                      (In thousands)
   Revenue..................................     $10,139            3,085
                                                 =======          =======
   Net loss available to common
    stockholders............................     $(7,177)         (16,918)
                                                 =======          =======
   Net loss per share.......................     $  (.26)            (.92)
                                                 =======          =======

                            TELEHUBLINK CORPORATION

(3) Private Placement

   On August 14, 2000, the Company completed a private placement sale of 327,869 shares of the Company's unregistered common stock for $1,000,000 and 327,869 warrants to purchase common stock exercisable at $4.50 at $0.10 per warrant purchase. The gross proceeds to the Company were $1,032,787. The warrants expire on March 4, 2005.

(4) Stock Option Grants

   During the thirteen weeks ended October 28, 2000, the Company granted 300,000 options to certain employees and directors of the Company at an exercise price of $4.00. Of the total options granted 20,000 of the shares became exercisable on October 31, 2000, 160,000 of the shares become exercisable equally by quarter starting December 31, 2000, 70,000 of the shares become exercisable equally on each annual anniversary of the option grant and 50,000 of the shares become exercisable on March 1, 2002.

   On March 10, 2000, the Company granted 150,000 options to an employee of the Company at an exercise price of $4.00. Of the total options granted one third of the shares vested on September 10, 2000, while the remaining two thirds of the options were exercisable on each annual anniversary of the option grant. In connection with the stock option grant, the Company had recorded deferred compensation totaling $1,155,000 representing the difference between the fair value of the unregistered common stock and the exercise price on the date of grant. Subsequently on September 18, 2000, the Company terminated the employee. As a result, the Company reversed the unearned portion of the unrecognized deferred compensation totaling $770,000.

(5) Extension of Exercise Period of Redeemable Common Stock Warrants

   On August 9, 2000, the Company's Board of Directors approved an exercise period extension of its publicly redeemable common stock purchase warrants from October 31, 2000 to January 31, 2001. On December 11, 2000, the Company's Board of Directors approved an exercise period extension of its publicly traded redeemable common stock purchase warrants from January 31, 2001 to January 31, 2002.

                            TELEHUBLINK CORPORATION

(6) Segment Reporting

   As of October 28, 2000, the Company's operations are classified in three reportable business segments; secure wireless encryption segment, Internet customer contact service center segment and telecom services segment. The secure wireless encryption segment began in fiscal 2000 and is in its development stage. Research and development costs totaling $1,991,075 for the thirty-nine week period ending October 28, 2000 relate solely to the secure wireless encryption segment. The Internet customer service contact center segment began in fiscal 2001 and is also in its development stage. The majority of the Company's revenue is derived from call center teleservices, which are provided through the telecom services segment by the Canadian operating branch. The revenue from the wireless encryption segment relates primarily to consulting services performed by MVP during the period from the acquisition date (August 7, 2000) through October 28, 2000. The following is a tabulation of business segment information for the thirty-nine weeks ending October 28, 2000 and October 30, 1999:

                                               Internet
                            Secure Wireless    Customer
                              Encryption    Contact Service Telecom Services
                                Segment     Center Segment      Segment        Total
                            --------------- --------------- ---------------- ----------
   October 28, 2000
   Revenue.................   $   263,051           --         8,964,549      9,227,600
   Operating gain (loss)...    (6,719,292)     (824,390)         438,889     (7,104,793)
   Assets..................     6,603,711       973,946          924,780      8,502,437
   Depreciation and
    amortization...........     1,067,787        30,663           99,344      1,197,794
   Additions to long-lived
    assets.................     1,423,417       638,108           26,806      2,088,331

   October 30, 1999
   Revenue.................   $       --            --         1.023,120      1,023,120
   Operating loss..........    (2,526,542)          --          (311,111)    (2,837,653)
   Assets..................       255,895           --         1,153,983      1,409,878
   Depreciation and
    amortization...........           --            --            80,450         80,450
   Additions to long-lived
    assets.................           --            --           674,636        674,636

   Geographic Area Information                 United States  Canada     Total
   ---------------------------                 ------------- --------- ---------
   October 28, 2000
   Revenue....................................  $9,227,600         --  9,227,600
   Long-lived assets..........................   2,587,087   1,355,026 3,942,113

   October 30, 1999
   Revenue....................................  $  787,896     235,224 1,023,120
   Long-lived assets..........................     463,494     334,063   797,557

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TeleHubLink Corporation and Subsidiaries:

   We have audited the accompanying consolidated balance sheet of TeleHubLink Corporation and subsidiaries as of January 29, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying financial statements of TeleHubLink Corporation (formerly Tele Hub Link Corporation) as of January 30, 1999 were audited by other auditors whose report dated June 30, 2000 expressed an unqualified opinion on those statements, before the restatement of stockholders' equity as described in note 1 to the consolidated financial statements.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TeleHubLink Corporation and subsidiaries as of January 29, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

   We also audited the adjustment described in note 1 that was applied to restate the 1999 financial statements. In our opinion, the adjustment is appropriate and has been properly applied.

                                          /s/ KPMG LLP

Boston, Massachusetts
July 14, 2000

                                AUDITORS' REPORT

To the Shareholders of
Tele Hub Link Corporation:

   We have audited the balance sheet of Tele Hub Link Corporation as of January 30, 1999 and the statements of earnings and deficit and cash flows for the initial period of six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of January 30, 1999 and the results of its operations and the cash flows for the initial period of six months then ended in accordance with generally accepted accounting principles.

                                          /s/ Giroux, Menard et Associes
                                          Chartered Accountants

Longueuil, Canada
June 30, 2000

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     January 29, 2000 and January 30, 1999

                                                            2000        1999
                                                        ------------  --------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $     26,549       --
  Accounts receivable, less allowance for doubtful
   accounts of $49,844 in 2000 and $0 in 1999..........       44,223    20,030
  Amount due from sale of assets (note 3)..............      125,000       --
  Prepaid expenses and other current assets............       37,095    87,579
                                                        ------------  --------
    Total current assets...............................      232,867   107,609
Property and equipment, net (note 4)...................      336,645   204,791
Intangible assets, net (note 5)........................    1,981,793       --
Other assets...........................................        7,929    27,195
                                                        ------------  --------
    Total assets....................................... $  2,559,234   339,595
                                                        ============  ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................... $    213,219    17,910
  Accrued expenses (note 6)............................    1,092,087    44,508
  Subordinated convertible debentures, at accreted
   value (liquidation value $600,000) (note 7).........      280,300       --
  Equipment loan (note 8)..............................      196,395   202,866
                                                        ------------  --------
    Total current liabilities..........................    1,782,001   265,284
                                                        ------------  --------
    Total liabilities..................................    1,782,001   265,284
                                                        ------------  --------
Commitments and contingencies (notes 10 and 14)
 Stockholders' equity (notes 1, 3, 7, 9, 12 and 14):
  Common stock, $.01 par value; authorized 50,000,000
   shares, issued and outstanding 23,753,442 and
   13,011,339 shares as of January 29, 2000 and January
   30, 1999, respectively..............................      237,534   130,114
  Additional paid-in capital...........................   17,814,241   167,419
  Stockholders' notes receivable.......................       (3,763)      --
  Unearned compensation................................       (9,600)      --
  Accumulated deficit..................................  (17,261,179) (223,222)
                                                        ------------  --------
    Total stockholders' equity.........................      777,233    74,311
                                                        ------------  --------
    Total liabilities and stockholders' equity......... $  2,559,234   339,595
                                                        ============  ========


          See accompanying notes to consolidated financial statements.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Period from
                                                                    Inception
                                                                 (July 31, 1998)
                                                    Year Ended       Through
                                                   January 29,     January 30,
                                                       2000           1999
                                                   ------------  ---------------
Revenue..........................................  $  1,151,827       210,398
Cost of revenue..................................       795,798       199,833
                                                   ------------    ----------
    Gross profit.................................       356,029        10,565
                                                   ------------    ----------
Operating expenses:
  Stock-based charges (notes 3 and 9)............    14,126,578           --
  Selling, general and administrative expenses...     2,219,131       206,846
  Depreciation and amortization..................       166,906        23,437
  Operating losses of WEC prior to acquisition
   (note 3)......................................       311,632           --
                                                   ------------    ----------
    Total operating expenses.....................    16,824,247       230,283
                                                   ------------    ----------
    Operating loss...............................   (16,468,218)     (219,718)
Other income (expense):
  Interest expense (note 7)......................      (319,519)          --
  Foreign currency loss..........................       (21,420)       (3,504)
                                                   ------------    ----------
    Net loss.....................................   (16,809,157)     (223,222)
Charge for pricing modification of warrants (note
 9)..............................................      (228,800)          --
                                                   ------------    ----------
    Net loss available to common stockholders....  $(17,037,957)     (223,222)
                                                   ============    ==========
Basic and diluted net loss per share.............  $       (.96)         (.02)
                                                   ============    ==========
Weighted average shares of common stock outstand-
 ing used in computing basic and diluted net loss
 per share.......................................    17,792,181    10,957,128
                                                   ============    ==========



          See accompanying notes to consolidated financial statements.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

   Year ended January 29, 2000 and the period from inception (July 31, 1998)
                            through January 30, 1999

                                                            Notes
                             Common Stock     Additional  Receivable                               Total
                          -------------------  Paid-in    from Stock   Unearned   Accumulated  Stockholder's
                            Shares    Amount   Capital      Sales    Compensation   Deficit       Equity
                          ---------- -------- ----------  ---------- ------------ -----------  -------------
Balance at inception....         --  $    --         --        --          --             --            --
Issuances of common
 stock..................  13,011,339  130,114    167,419       --          --             --        297,533
 Net loss...............         --       --         --        --          --        (223,222)     (223,222)
                          ---------- -------- ----------    ------     -------    -----------   -----------
Balance at January 30,
 1999...................  13,011,339  130,114    167,419       --          --        (223,222)       74,311
Reverse merger with WAW,
 net of acquisition
 costs
 (note 1)...............   2,268,125   22,680   (592,131)      --          --             --       (569,451)
Issuances of common
 stock
 (note 9)...............   3,173,978   31,740  2,577,290       --          --             --      2,609,030
Common stock issued in
 connection with
 business acquisitions
 (note 3)...............   5,300,000   53,000 14,666,663    (3,763)        --             --     14,715,900
Compensation expense in
 connection with stock
 options granted (note
 9).....................         --       --     166,200       --      (10,500)           --        155,700
Amortization of unearned
 compensation (note 9)..         --       --         --        --          900            --            900
Beneficial conversion
 feature of subordinated
 convertible debentures
 (note 7)...............         --       --     600,000       --          --             --        600,000
Charge for pricing
 modification of
 warrants (note 9)......         --       --     228,800       --          --        (228,800)          --
 Net loss...............         --       --         --        --          --     (16,809,157)  (16,809,157)
                          ---------- -------- ----------    ------     -------    -----------   -----------
Balance at January 29,
 2000...................  23,753,442 $237,534 17,814,241    (3,763)     (9,600)   (17,261,179)      777,233
                          ========== ======== ==========    ======     =======    ===========   ===========



          See accompanying notes to consolidated financial statements.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Period from
                                                                   Inception
                                                   Year Ended   (July 31, 1998)
                                                  January 29,       Through
                                                      2000      January 30, 1999
                                                  ------------  ----------------
Cash flows from operating activities:
 Net loss.......................................  $(16,809,157)     (223,222)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
 Depreciation and amortization..................       166,906        23,437
 Amortization of debt discount..................       280,300           --
 Stock-based charges............................    14,126,578           --
 Loss on sale of business.......................       199,000           --
 Changes in operating assets and liabilities,
  net of impact of acquisition of businesses:
  Accounts receivable...........................       (24,193)      (20,030)
  Prepaid expenses and other current assets.....        56,375       (87,579)
  Other assets..................................        19,266       (27,195)
  Accounts payable..............................       128,248        17,910
  Accrued expenses..............................       529,421        44,508
                                                  ------------      --------
   Net cash used in operating activities........    (1,327,256)     (272,171)
                                                  ------------      --------
Cash flows from investing activities:
 Purchases of property and equipment............      (194,702)     (228,228)
 Net cash received from acquisition of
  businesses....................................       168,650           --
 Purchases of customer lists....................      (103,886)          --
                                                  ------------      --------
   Net cash used in investing activities........      (129,938)     (228,228)
                                                  ------------      --------
Cash flows from financing activities:
 Proceeds from issuance of subordinated
  convertible debentures........................       600,000           --
 Proceeds from issuance of common stock.........       890,214       297,533
 Proceeds from equipment loan...................           --        202,866
 Repayment of equipment loan....................        (6,471)          --
                                                  ------------      --------
   Net cash provided by financing activities....     1,483,743       500,399
                                                  ------------      --------
Net increase in cash and cash equivalents.......        26,549           --
Cash and cash equivalents, beginning of period..           --            --
                                                  ------------      --------
Cash and cash equivalents, end of period........  $     26,549           --
                                                  ============      ========
Supplemental disclosure information:
 Cash paid during the period for interest.......  $      9,219           --
                                                  ============      ========
Non-cash investing and financing activities:
 Net liabilities assumed on reverse merger with
  WAW (note 1)..................................  $    569,451           --
                                                  ============      ========
 Debt discount from beneficial conversion
  feature of subordinated convertible debenture
  (note 7)......................................  $    600,000           --
                                                  ============      ========
 Charge for pricing modification of warrants
  (note 9)......................................  $    228,800           --
                                                  ============      ========
 Business acquisitions (note 3):
 Fair value of assets acquired..................  $  2,703,313           --
 Liabilities assumed............................           --            --
 Stock-based charge.............................    12,242,587           --
 Issuance of common stock.......................   (14,715,900)          --
                                                  ------------      --------
  Cash paid.....................................       230,000           --
 Less: cash acquired............................       398,650           --
                                                  ------------      --------
   Net cash received from acquisition of
    businesses..................................  $    168,650           --
                                                  ============      ========

          See accompanying notes to consolidated financial statements.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     January 29, 2000 and January 30, 1999

(1) Description of Business and Merger with What a World

   On February 4, 1999, What A World!, Inc. ("WAW"), a publicly-held "shell company," acquired all the issued and outstanding capital stock of TeleHubLink Corporation ("TeleHub") (the "Company"), a privately-held company organized under the laws of the Providence of Ontario, Canada, engaged in the business of providing teleservices. Pursuant to a Share Purchase Agreement dated December 21, 1998, WAW acquired all the issued and outstanding common stock of TeleHub in exchange for an aggregate of 13,011,339 shares of WAW common stock (or
3.9252318 shares of WAW's common stock for each share of TeleHub common stock) and, as a result thereof, TeleHub became a wholly owned subsidiary of WAW. In addition, in connection with the TeleHub transaction, WAW amended its Certificate of Incorporation in order to change its legal name to TeleHubLink Corporation.

   For accounting purposes, this transaction has been treated as a reverse acquisition. TeleHub has been deemed the acquiring enterprise for financial statement purposes, as it received a majority of the voting interests in the combined enterprise. The SEC staff has taken the position that a business combination between an operating enterprise and a "shell company" in which the shell company is the issuer of securities and the operating enterprise is determined to be the acquiring enterprise for financial statement purposes, the transaction should be treated for financial statement purposes as an issuance of securities by the operating enterprise. Therefore, the tangible net liabilities of WAW at the date of the transaction of approximately $207,288 have been recorded at their fair value with an offset credit to paid-in capital and the operations of WAW are reflected in the operations of the combined enterprise from the date of acquisition. In addition, the 1999 financial statements have been retroactively restated to reflect the number of shares TeleHub received in the business combination. Costs related to this transaction of approximately $362,163 have been charged directly to paid-in capital.

   WAW was incorporated under the laws of the State of Delaware in July 1993. Until May 1997, the Company operated as a mall-based specialty retailer of a wide assortment of products which targeted customers having an active interest in nature, the environment, education, wildlife, the outdoors and science. In May 1997, the Company sold substantially all of its assets to Natural Wonders, Inc. for cash in the amount of $517,795 plus the assumption by Natural Wonders, Inc. of specified liabilities. The completion of this sale terminated the Company's specialty retail operations. For the period May 1997 through February 3, 1999, the Company had no operating business and sought to serve as a vehicle to effect an acquisition, whether by merger, exchange of capital stock, acquisition of assets or other similar business combination.

   Two directors and principal shareholders of WAW prior to the acquisition were also shareholders of TeleHub owning, directly and indirectly, approximately 13% of the outstanding common shares.

   At this time, the Company's primary focus is on the development and marketing of wireless encryption technology. The technology is in the development stage, the success of which is highly dependent on certain key individuals. Because the technology has not yet produced revenue, the Company continues to be highly dependent on outside funding. Failure of the development effort or failure to maintain outside funding could have a severe negative impact on the Company's future operations and viability.


(2) Summary of Significant Accounting Policies and Practices

 (a) Fiscal Year End

   The Company's fiscal year end is the last Saturday in the month of January. The year ended January 29, 2000 is a 52-week year. The period ended January 30, 1999 is from date of inception (July 31, 1998).

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999


 (b) Principles of Consolidation

   The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 (c) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives of fixed assets, the recoverability of long-term assets, valuation of its common stock, and the collectibility of accounts receivable and deferred tax assets.

 (d) Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of overnight deposits.

 (e) Property and Equipment

   Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

   Expenditures for maintenance and repairs are charged to expense as incurred.


 (f) Impairment of Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 (g) Revenue Recognition

   Revenue is recognized as services are performed.

 (h) Income Taxes

   The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999

statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Earnings per Share

   The Company has adopted SFAS No. 128, Earnings Per Share. Under SFAS No. 128, basic net loss per share of common stock is computed by dividing income available to common stockholders by the weighted average number of common shares actually outstanding during the period. Diluted net loss per share of common stock presents loss attributable to common shares actually outstanding plus potential dilutive common shares outstanding during the period. The Company's stock options and warrants were not included in computing diluted net loss per common stock because their effects were anti-dilutive.

 (j) Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation. Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the amount an employee must pay to acquire the stock.

 (k) Comprehensive Income (Loss)

   SFAS No. 130, Reporting Comprehensive Income, requires that the Company report comprehensive income, which includes net income (loss) as well as other changes in assets and liabilities recorded in stockholders' equity (deficit) in the consolidated financial statements. For each period presented, the Company's comprehensive loss is equal to its net loss reported in the accompanying consolidated statements of operations.

 (l) Segment Reporting

   The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operational decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers (see note 13).

 (m) Foreign Currency Transactions

   Gains or losses on foreign currency transactions are included in the determination of net income as the Company considers the United States dollar to be the functional currency of its foreign subsidiary.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999

 (n) Research and Development

   Research and development costs are expensed as incurred.

 (o) Fair Value of Financial Instruments

   The Company's financial statements, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and borrowings are carried at cost, which approximates fair value because of either their short-term nature of conversion to cash or the corresponding variable interest rate attached to the instruments.


 (p) Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB No. 101") Revenue Recognition in Financial Statements. Under SAB No. 101, the staff has given guidance on numerous issues, including: treatment of nonrefundable cash received at the outset of an arrangement, recognition of net versus gross revenue for e-commerce and other intermediary sales, and other revenue recognition criteria related to contract accounting. The Company is required to adopt this guidance by the fourth quarter of its fiscal year 2001. The Company expects that adopting the guidance of SAB No. 101 will not have a material impact on its financial position or its results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The Company is required to adopt this standard in the first quarter of fiscal year 2002 pursuant to SFAS No. 137 (issued in June 1999), which delays the adoption of SFAS No. 133 until that time. The Company expects that the adoption of SFAS No. 133 will not have a material impact on its financial position or its results of operations.

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC"), issued Statement of Position (SOP) 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. The standard, which the Company adopted in the first quarter of fiscal 2000, did not have a material impact on its financial position or its results of operations.

   In April 1998, the AcSEC issued SOP 98-5, Reporting Costs of Start-up Activities. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. This standard, which the Company adopted in the first quarter of fiscal 2000, did not have any material impact on its financial position or results of operations.


(3) Business Acquisitions and Divestitures

 wirelessEncryption.com

   On January 27, 2000, the Company acquired all the issued and outstanding shares of capital stock of wirelessEncryption.com ("WEC") in exchange for 5,000,000 shares of its unregistered common stock with a

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999

value of $14.5 million, based on the average market value of the Company's common stock for five days before and after the transaction date reduced by a 10% discount due to the shares being unregistered. The Company's former Chairman, who co-founded WEC, is a principal shareholder of the Company and of WEC. In addition, one of the Company's directors was also a shareholder of WEC.

   Since its formation in May 1999, WEC was fully supported by unsecured promissory notes from the Company. Therefore for financial reporting purposes, the operating losses of WEC prior to the acquisition date have been included in the operating losses of the Company and reported separately on the accompanying consolidated statements of operations. In connection with this transaction, the Company recorded the value of the distribution of its 5,000,000 shares of common stock as follows: $1.8 million was allocated to the employment contract of its Chief Technology Officer, based on a preliminary independent valuation, and the remaining $12.3 million was reflected as a non-cash stock-based charge for related promoter fees, compensation costs and financing costs. Cash proceeds of approximately $400,000 received from the sale of WEC's common stock in December 1999 and January 2000, represents the total book value of WEC's tangible assets and the value of net assets acquired by the Company in the transaction. In addition, stockholders' notes receivable of $3,763 relating to the sale of WEC common stock remain outstanding at January 29, 2000. The costs allocated to the employment agreement will be amortized over the two-year life of the contract.

   As a result of the exchange of shares, the former Chairman and a principal shareholder of the Company received directly and indirectly 1,751,345 shares of the Company's common stock with a fair value of approximately $5.1 million. The value of this exchange has been recorded as promoter expense. In addition, one of the Company's directors' received 150,000 shares of the Company's common stock with a fair value of approximately $436,000. The value of this exchange has been recorded as a compensation expense. Both of these charges are included in the $12.3 million non-cash stock-based charge recorded by the Company as a result of this transaction in fiscal 2000.

 Web Trafic Inc.

   On June 16, 1999, the Company acquired the assets of Web Trafic Inc., a privately held Canadian company for approximately $148,400 which was comprised of $80,000 in cash and 100,000 shares of the Company's restricted common stock. The acquisition was accounted for under the purchase method. Web Trafic Inc. had no operations since its incorporation on July 24, 1998. Under the Sale of Enterprise Agreement, the Company acquired the rights to the "iMall Agreement", which among other things, allows access to sell products on a certain iMall web-site. The Company has allocated the full purchase price to the contract rights of the iMall Agreement and is amortizing it over a five-year period.

   In connection with the acquisition Web Trafic Inc., the Company retained a management firm operated by the former president of Web Trafic Inc., to assist the Company in developing its Internet division. Pursuant to the management agreement, the Company granted options to acquire an aggregate of 250,000 shares at an exercise price of $.50 per share. The Company is amortizing the value of the stock option grant to compensation expense over the period the services are being provided to the Company (see note 9).

   The following unaudited pro forma financial information presents the combined results of operations of the Company and the acquisitions of WEC and Web Trafic Inc. (collectively referred to as the "2000 Acquisitions") as if the acquisitions had occurred as of January 30, 1999 and January 31, 1998, after giving effect to certain adjustments, including amortization of intangible assets. The pro forma information does not

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999

necessarily reflect the results of operations that would have occurred had the Company and the 2000 Acquisitions constituted a single entity during 1999 and 2000.

                                                           2000         1999
                                                        -----------  ----------
     Revenue........................................... $ 1,151,827     210,398
     Net loss.......................................... (18,620,257) (1,993,522)
     Net loss to common stockholders................... (18,849,057) (1,993,522)
     Net loss per share................................       (1.06)       (.18)

 Sports and Entertainment Marketing International, Inc.

   On August 20, 1999, the Company acquired all of the assets of Sports and Entertainment Marketing International, Inc. ("SEMI"), a privately held Canadian company, of which the former president of Web Traffic, Inc. was also a director and shareholder. The total consideration was $352,500, which was comprised of $150,000 in cash and 200,000 shares of the Company's restricted common stock. SEMI is engaged in the development and production of strategic marketing concepts relating to various sports, sporting events, shows memorabilia and products. The acquisition was accounted for under the purchase method, and accordingly, the purchase price was allocated to the identifiable tangible and intangible assets based on their estimated fair values. The Company allocated approximately $11,000 to acquired merchandise and $341,500 to contract and marketing rights. The Company is amortizing the contract and marketing rights over a five-year period.

   On January 17, 2000, the Company entered into an Asset Sale Agreement and sold SEMI to a Canadian company for $125,000. The transaction closed on February 14, 2000. The Company recorded the sale transaction in 2000 resulting in a recorded a loss of $199,000. At January 29, 2000, the Company has a receivable of $125,000 for the sale proceeds, which was paid in February 2000.


 Platinum 2000

   During 2000, the Company entered into an agreement to acquire Platinum 2000, a Canadian company. In May 2000, the companies mutually agreed not to close the deal because certain financial representations were not met. In connection with this transaction, the Company incurred costs of approximately $225,000 in 2000. These costs are reflected in selling, general and administrative expenses in the accompanying consolidated statements of operations.

(4) Property and Equipment

   Property and equipment consist of the following:

                                                                    Estimated
                                                                      Useful
                                                   2000     1999       Life
                                                 --------  -------  ----------
   Telecommunications equipment................. $261,420  122,260     5 years
   Furniture and fixtures.......................   97,089   63,591     5 years
   Computer equipment...........................   54,808   39,230     3 years
   Leasehold improvements.......................   10,613    3,147  Lease term
                                                 --------  -------
                                                  423,930  228,228
   Less: accumulated depreciation and
    amortization................................  (87,285) (23,437)
                                                 --------  -------
                                                 $336,645  204,791
                                                 ========  =======

   Depreciation and amortization of property and equipment was approximately $67,900 and $23,400 for the year ended January 29, 2000 and for the period of inception (July 31, 1998) to January 30, 1999, respectively.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999


(5) Intangible Assets

   Intangible assets consist of the following:

                                                                      Estimated
                                                       2000     1999 Useful Life
                                                    ----------  ---- -----------
   Employment contract............................. $1,800,000  --     2 years
   Licensing and marketing rights..................    148,400  --     5 years
   Customer lists..................................    103,886  --     2 years
                                                    ----------  ---
                                                     2,052,286  --
   Less: accumulated amortization..................    (70,493) --
                                                    ----------  ---
                                                    $1,981,793  --
                                                    ==========  ===

   Amortization of intangible assets was approximately $98,966 and $0 for the year ended January 29, 2000 and for the period of inception (July 31, 1998) to January 30, 1999, respectively.

(6) Accrued Expenses

   Accrued expenses consist of the following:

                                                                  2000     1999
                                                               ---------- ------
     Accrued legal expense.................................... $  511,641    --
     Accrued brokerage fee....................................    100,000    --
     Accrued payroll to officer...............................    100,000    --
     Accrued professional fees................................     93,592    --
     Accrued interest.........................................     30,000    --
     Accrued other............................................    256,854 44,508
                                                               ---------- ------
                                                               $1,092,087 44,508
                                                               ========== ======

(7) Subordinated Convertible Debentures

   On July 13, 1999, the Company raised $600,000 through the issuance of subordinated convertible debentures. The Company sold 24 "Units". Each unit consisted of a 10% subordinated convertible debenture in the principal amount of $25,000 due one year from the closing. The number of shares issuable at the maturity date will be based on a conversion price of $.50 per share (see note
14). Interest expense accrues at a rate of 10% per annum and is payable on the maturity date.

   Upon issuance, the total intrinsic value of the embedded conversion feature of the subordinated convertible debentures was $1,425,000. In accordance with EITF 98-5, the Company recorded a discount for the intrinsic value of the embedded conversion feature up to the principal amount ($600,000) of the issued subordinated convertible debentures. The Company is amortizing the discount over the one-year life of the subordinated convertible debentures. For the year ended January 29, 2000, amortization totaling $280,300 has been included in interest expense.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999


   Any holder who elects to receive payment on the debenture in the form of shares of common stock will also receive, concurrent with such payment, redeemable warrants to purchase an aggregate of 50,000 shares of the Company's common stock at an exercise price of $2.00 per share per unit. Any holder who elects to receive payment on a debenture in the form of cash will also receive concurrent with such payment, redeemable warrants to purchase an aggregate of 6,250 shares of the Company's common stock at an exercise price of $2.00 per share. The warrants can be exercised at any time and expire three years from the date of issuance. The warrants will be redeemable by the Company at any time after issuance, at a price of $.10 per warrant, upon 30 days notice, provided that the closing bid quotation of the Company's common stock has exceeded $3.00 for a period of 30 consecutive days during the period in which the warrants are exercisable.

   One of the Company's directors and a principal shareholder is a holder of subordinated convertible debentures totaling $125,000.

(8) Equipment Loan

   In November 1998, the Company secured a loan with a principal amount of approximately $200,000, bearing interest of 10%, from AT&T Canada Long Distance Services Company ("AT&T"). Of the total loan proceeds, approximately $155,000 was paid directly by AT&T to third-party suppliers for telecommunications and computer equipment for use at the Company's call center facility located in Montreal, Canada. The remainder was advanced directly to the Company. Under the original terms of the loan agreement, the loan is to be repaid via a per-minute surcharge based on actual phone usage. The loan matures in March 2003 and is secured by the related equipment.

   Due to competitive pressures in the long distance services industry, the per-minute usage rate being charged by AT&T has decreased substantially from the original agreement, effectively eliminating the surcharge. It is management's belief that the surcharge will not reappear and that the loan balance will ultimately be forgiven.

(9) Stockholders' Equity

 Common Stock

   On February 4, 1999, the Company amended its Certificate of Incorporation to increase the number of authorized shares of its common stock to 50,000,000. This change has been reflected retroactively in the accompanying consolidated financial statements.

   On February 5, 1999, the Company consummated a private placement financing arrangement pursuant to which it issued 2,593,979 shares of its common stock at between $.06 and $.09 per share for an aggregate of $165,214. In connection with this transaction, the Company recorded a stock-based compensation charge of $1,728,390 for the difference between the fair value of the Company's common stock issued and the cash proceeds received.

   In August and September 1999, the Company consummated private placement financing arrangements pursuant to which it issued 580,000 shares of its common stock at $1.25 per share for an aggregate of $725,000.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999


 Warrants

   As of January 29, 2000, the following warrants were outstanding:

                                               Aggregate
                                               Amount of
                           Title of Issuance  Securities
                          of Security Called  Called for  Term of the Warrants Exercise Redemption
         Title              for by Warrants   by Warrants    (See Note 14)      Price     Price
         -----            ------------------- ----------- -------------------- -------- ----------
Redeemable warrants.....  Common stock         1,150,000  May 17, 1995 to       $3.50     $0.10
                                                          October 31, 2000
Underwriters' underlying
 warrants...............  Redeemable warrants    100,000  November 17, 1995     .1015       --
                                                          to October 31, 2000
Directors' warrants.....  Common stock           200,000  August 31, 1996 to     1.00       --
                                                          August 31, 2003
                                               ---------
Total warrants..........                       1,450,000
                                               =========

 Redeemable Warrants

   In connection with WAW's 1994 initial public offering, WAW issued an aggregate of 1,150,000 redeemable common stock purchase warrants. Each warrant originally entitled the holder to purchase one share of common stock at a price of $5.00, subject to adjustment in specified circumstances, for a period of three years commencing on May 17, 1995 and ending on May 17, 1998. In May 1998, WAW extended the exercise period of the warrants to May 17, 2000 (see note 14). On July 6, 1999, the Company's board of directors approved the reduction of the warrant exercise price from $5.00 per share to $3.50. In connection with this change, the Company recorded the value of the modification of $210,500, based on the change in the quoted market price of the warrants, as additional paid-in capital and a direct charge to accumulated deficit. The warrants are redeemable by the Company, upon the consent of Whale Securities Co., L.L.P., the underwriter in the initial public offering, at anytime upon notice of not less than 30 days, at a price of $0.10 per warrant, provided that the closing bid quotation of the common stock on all 20 trading days ending on the third day before the day on which the Company gives notice has been at least 150% of the then-effective exercise price of the warrants.

 Underwriters' Warrants

   In connection with WAW's 1994 initial public offering, WAW issued to the underwriter and its designees certain warrants to purchase up to 100,000 shares of common stock at an exercise price of $7.25 per share ("underwriters' warrants") and/or up to 100,000 underlying warrants exercisable at $.145 per underlying warrant for the purchase shares of common stock at an exercise price of $5.00 per share ("underlying warrants"). The underwriters' warrants expired unexercised on November 17, 1999.

   In May 1998, WAW extended the exercise period of the underlying warrants to May 17, 2000 (see note 15). On July 6, 1999, the Company's board of directors approved the reduction of the exercise price of the underlying warrants and the purchase price of the common stock to $.1015 and $3.50, respectively. In connection with this change, the Company recorded the value of the modification of $18,300, based on the change in the quoted market price of the warrants, as additional paid-in capital and a direct charge to accumulated deficit.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999

 Directors' Warrants

   In August, 1996, the WAW obtained debt financing from three individuals who were directors at the time to fund working capital requirements. In connection with the debt issuance, WAW granted warrants to purchase an aggregate of up to 200,000 shares of its common stock at an exercise price of $1.00 per share exercisable until August 31, 2001. The securities underlying the warrants are subject to demand and "piggyback" registration rights. All amounts outstanding under the working capital commitments were repaid together with accrued interest in January 1997.

   On February 2, 1999, WAW's Board of Directors approved an extension of the directors' warrants from August 31, 2001 to August 31, 2003.

 Stock Options

1994 Stock Option Plan

   In November 1994, the Company adopted the 1994 Stock Option Plan ("Stock Option Plan"), pursuant to which employees, directors, consultants and other persons who perform substantial services for or on behalf of the Company may be granted stock options to purchase shares of the Company's common stock. The Stock Option Plan, as amended, reserved 560,000 shares of the Company's common stock for issuance under the Stock Option Plan as incentive or non-incentive stock options. Options under the Stock Option Plan vest ratable between one and five years as determined by the Board of Directors and must be exercised within ten years from the date of grant. The exercise price per share of each stock options will be an amount not less than the par value of such shares and, in the case of incentive options, not less than the fair market value of such shares on the date of grant. At January 29, 2000, 59,833 shares are available to be granted under the Stock Option Plan.

1994 Non-Employee Directors' Stock Option Plan

   In November 1994, the Company adopted the 1994 Non-employee Directors' Stock Option Plan ("the Directors' Plan"), pursuant to which non-employee directors may be granted options to purchase shares of the Company's common stock. An aggregate of 40,000 shares of common stock have been reserved for issuance under the Directors' Plan. Options vest as determined by the Board of Directors on the date of grant and must be exercised within ten years from the date of grant. All stock options granted under the Directors' Plan will be exercisable at the fair market value of the Company's common stock on the date of grant. At January 29, 2000, 20,000 shares are available to be granted under the Directors' Plan.

Nonplan Stock Options

   During fiscal year 2000, the Company issued nonplan stock options to directors and consultants. In connection with these grants, the Company recorded compensation and consulting expense of approximately $156,000.

   On February 5, 1999, the Company granted to two directors and principal shareholders and to its President and Chief Executive Officer options to purchase 20,000 unregistered shares each of the Company's common stock at an exercise price of $0.8125. The options vest one-year from the date of grant.

   In February 1999, the Company granted to a third-party 5,000 stock options to purchase shares of the Company's common stock in consideration for providing certain furniture to the Company. The stock options

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999

were granted at $0.8125, the fair market value of the common stock on the date of grant. The options vest 50% on December 31, 1999 and 50% on December 31, 2000.

   In June 1999, in connection with the acquisition of Web Trafic Inc., the Company retained a management firm operated by the former President of Web Trafic Inc. to assist the Company in establishing its Internet division. Pursuant to the management agreement, the Company granted to the firm options to acquire an aggregate of 250,000 shares at an exercise price of $0.50 per share. Of such options, 50,000 vested immediately upon execution of the agreement and, accordingly, compensation expense of $32,800 has been recognized based on the value of the stock option grant using the Black-Scholes option valuation model. The remaining 200,000 options were to vest in increments of 50,000 on each six-month anniversary of the agreement, subject to completion of certain milestones. None of the remaining 200,000 options was expected to vest, and thus no compensation expense has been recognized. The management firm terminated its agreement with the Company on March 28, 2000 and the remaining 200,000 options were canceled.

   In August 1999, the Company granted a third-party consultant options to purchase an aggregate of 50,000 shares of its common stock at an exercise price of $1.50, the fair market value of the Company's common stock on the date of grant, in consideration for public relations services to be performed over a three month period. The options vest one year from the date of grant. The Company calculated the value of the stock option grant using the Black-Scholes option valuation model. The estimated value of the stock options of $52,300 is being amortized over the period of service.

   In October 1999, the Company granted a third-party consultant options to acquire an aggregate of 25,000 shares at an exercise price of $0.9375, the fair market value on the date of grant, in consideration for services previously rendered by the consultant. The options vest one year from the date of grant. The Company calculated the value of the stock option grant using the Black-Scholes option valuation model. The estimated value of the stock options of $16,300 was recognized on the date of grant.

   In October 1999, the Company granted an employee options to purchase 50,000 unregistered shares of the Company's common stock at an exercise price of $0.06. The options vested immediately. The Company has recognized an expense of $53,300 for the difference between the fair value of the stock options and the grant price on the date of grant.

   In December 1999, the Company granted 20,000 stock options to a Director. The stock options vest after one year. The Company recorded a deferred compensation amount of $10,500 for the difference between the fair value of the common stock and the exercise price of the stock option on the date of grant. At January 29, 2000, the remaining deferred compensation was $9,600.

   The following table summarizes information about the aggregate stock option activity for the Company's stock option plans for the year ended January 29, 2000:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Shares     Price
                                                             ---------  --------
     Balance at January 30, 1999............................       --    $  --
       Acquired through WAW acquisition.....................   520,167    2.24
       Granted.............................................. 1,625,000    0.51
       Exercised............................................       --      --
       Forfeited............................................  (550,000)   0.06
                                                             ---------   -----
     Balance at January 29, 2000............................ 1,595,167   $1.23
                                                             =========   =====

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999

   The following table summarizes information about the Company's outstanding stock options at January 29, 2000:

                  Options Outstanding    Options Exercisable
                 --------------------- -----------------------
                                        Weighted-
                             Weighted-   Average               Weighted-
                              Average   Remaining               Average
      Exercise     Number    Exercise  Contractual   Number    Exercise
       Price     Outstanding   Price     (Years)   Exercisable   Price
      --------   ----------- --------- ----------- ----------- ---------
      $0.06          50,000    $0.06      9.67        50,000     $0.06
      $0.50         250,000     0.50      9.33        50,000      0.50
      $0.81         650,000     0.81      9.01       295,000      0.81
      $0.94          75,000     0.94      9.77           --        --
      $1.00          36,667     1.00      6.57        36,667      1.00
      $1.50         160,000     1.50      7.28       110,000      1.50
      $1.69          49,000     1.69      6.31        49,000      1.69
      $1.88         217,500     1.88      9.00       217,500      1.88
      $4.25          80,000     4.25      4.87        80,000      4.25
      $5.00          27,000     5.00      4.79        27,000      5.00
                  ---------    -----      ----       -------     -----
                  1,595,167    $1.23      8.52       915,167     $1.57
                  =========    =====      ====       =======     =====

   SFAS No. 123 sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to apply APB No. 25 to account for its stock-based compensation plans. Had compensation costs for awards in fiscal 2000 under the Company's stock-based compensation plans been determined based on the fair value method set forth under SFAS No. 123, the pro forma effect on the Company's net loss would have been as follows:

                                                                       2000
                                                                   ------------
   Net loss........................................... As reported $(16,809,157)
                                                       Pro forma    (17,011,601)

   The weighted-average fair values at the date of grant for options granted during the year ended January 29, 2000 was $0.66 and was estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                                         2000
                                                                         ----
       Expected life in years........................................... 2.0
       Interest rate.................................................... 5.0%
       Volatility....................................................... 170%
       Dividend yield................................................... --


(10) Commitments and Contingencies

 Leases

   During fiscal 2000, the Company entered into a month-to-month sublease agreement with Young Management Group, Inc. ("YMG"), for its central headquarters in a facility located in Burlington, Massachusetts. YMG is owned by Stanley Young, the former chairman and a significant stockholder of the Company. YMG's lease agreement expires in February 2001. The Company's annual lease payments total approximately $66,000.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999


   The Company leases an office facility located in Quebec Canada. In connection with the lease, the Company has granted the lessor a security interest in certain movable assets to secure the value of six-months of rent. The lease term runs through October 2003. The Company's annual lease payments under the lease agreement are approximately $57,000.

   Total rent expense under the Company's operating leases was approximately $129,500 and $18,500 for the year ended January 29, 2000 and for the period from inception (July 31, 1998) through January 30, 1999, respectively.

   Minimum future rental payments under these noncancelable operating leases (including its central headquarters) as of January 29, 2000 were as follows:

       Fiscal Year End                                                   Amount
       ---------------                                                  --------
       2001............................................................ $123,000
       2002............................................................   62,200
       2003............................................................   56,700
       2004............................................................   42,500
                                                                        --------
                                                                        $284,400
                                                                        ========

   In connection with the 1997 sale of the WAW retail operations, the Company agreed to assign the existing operating leases to the buyer. The Company received landlord consent for all of the lease assignments, except one for which the landlord consent for the assignment was not required. The Company, as well as the buyer, believe that the buyer has satisfactorily complied with the landlord's requirements for assigning this lease obligation. The Company may still be held liable under these lease obligations should the buyer default on the assigned leases. The total remaining payments under the assigned leases total approximately $4.8 million. In addition, the lease agreements contain contingency clauses regarding results.

 Employment Contracts

   The Company maintains employment contracts with its President and Chief Executive Officer and its Chief Technology Officer.

   The President and Chief Executive Officer's employment agreement includes severance or change in control provisions that provide for compensation of the greater of two-years base salary or $500,000. Under the employment agreement, the President and Chief Executive Officer was granted options to acquire 500,000 shares of the Company's common stock of which 50% vested immediately and the remaining 50% vest upon completion of the first full year of employment. The employment agreement also provides for accelerated vesting of stock options in the event the Company's common stock meets certain market performance levels.

   The Company's Chief Technology Officer's employment agreement includes severance and change in control provisions that provide for compensation of six months base salary and accelerated vesting of any outstanding stock options the individual holds at that time. The agreement also provides for financial incentives, based on meeting specified developmental and financial goals, of up to $100,000 plus 3% of net sales in excess of $7.5 million in calendar year 2000.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999


 Telecommunications Contract

   The Company signed an agreement with AT&T for telecommunication services for a period of four years beginning in March 1999. Under the agreement, the Company is committed to purchase telecommunication services of approximately $23,000 per month.

 Legal Proceedings

   The Company is not a party or subject to any legal proceedings, other than claims and lawsuits arising in the ordinary course of business. The Company does not believe that any such claims or lawsuits will have a material adverse effect on its financial condition or results of operations.


(11) Income Taxes

   No provision for income taxes has been recorded for any period presented as the Company has incurred net operating losses for tax purposes.

   The following table reconciles the Federal statutory income tax rate to the Company's effective income tax (benefit) rate:

                                                                   Period from
                                                                    Inception
                                                                    (July 31,
                                                                      1998)
                                                     Year Ended      through
                                                     January 29,   January 30,
                                                        2000          1999
                                                     -----------   -----------
   Federal statutory income tax rate................       (34.0)%     (34.0)
   Change in valuation allowance....................         5.0        34.0
   Stock-based charges..............................        28.0         --
   Other............................................         1.0         --
                                                     -----------    --------
   Effective income tax (benefit) rate..............         --          --
                                                     ===========    ========

   Deferred income tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of these temporary differences are presented below:

                                                     January 29,   January 30,
                                                        2000          1999
                                                     -----------   -----------
   Deferred tax assets:
     Federal net operating loss credit
      carryforwards................................. $   437,733         --
     State net operating loss carryforwards.........      80,723         --
     Foreign net operating loss carryforwards.......     430,987     100,449
     Start-up and organizational costs..............      86,168         --
     Non-qualified stock options....................      63,022         --
     Other..........................................       7,047         --
                                                     -----------    --------
       Total gross deferred tax assets..............   1,105,680     100,449
   Less: valuation allowance........................  (1,105,680)   (100,449)
                                                     -----------    --------
       Net deferred tax assets...................... $       --          --
                                                     ===========    ========

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999


   The valuation allowance for deferred tax assets was $1,105,680 and $100,449 as of January 29, 2000 and January 30, 1999, respectively. The net change in the total valuation allowance for the year ended January 29, 2000 and for the period from inception (July 31, 1998) through January 30, 1999 was an increase of $1,005,231 and $100,449, respectively. The valuation allowance has been established because, based on the limited operating history of the Company and other available evidence, the realization of the deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109.

   At January 29, 2000, the Company has net operating loss carryforwards for federal income tax purposes of approximately $1,287,000 which are available to offset future Federal taxable income, if any, through 2020. Pursuant to the Tax Reform Act of 1986, annual utilization of the Company's net operating loss carryforwards and other tax attributes may be limited if a cumulative change in ownership of more than 50% occurs within a three year period. The Company has not determined whether there has been such a cumulative change in ownership or the impact on the utilization of the loss carryforwards if such change has occurred.

(12) Other Related Party Transactions

   On July 6, 1999, the Board of Directors approved the reduction of the exercise price of the redeemable common stock purchase warrants $5.00 per share to $3.50. A director of the Company is a principal warrant holder holding an aggregate of 135,000 redeemable warrants.

   The Company paid consulting fees to a firm which is owned by the Company's President and Chief Executive Officer. Total fees incurred were $80,000 for the year ended January 29, 2000.

   The Company paid consulting fees to a firm owned by a principal shareholder and former Chairman of the Board. Total fees incurred were approximately $70,000 for the year ended January 29, 2000.

   The Company paid consulting fees to firms owned by certain shareholders. Total fees incurred were $70,500 for the period from inception (July 31, 1998) through January 30, 1999.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999


(13) Segment Reporting

   As of January 29, 2000, the Company's operations are classified in two reportable business segments; secure wireless encryption segment and telecom services segment. Call center teleservices, included in the telecom services segment, are provided though the Canadian subsidiary, Tele Hub Link Corporation, who provides services in both the United States and Canada. The secure wireless encryption segment began in fiscal 2000 and is in its development stage. The following is a tabulation of business segment information for the fiscal year ending January 29, 2000, and the period from inception (July 31, 1998) through January 30, 1999:

                                             Secure
                                            Wireless     Telecom
                                           Encryption    Services
                                            Segment      Segment       Total
                                          ------------  ----------  -----------
   2000
   Revenue............................... $        --    1,151,827    1,151,827
   Operating loss........................  (15,263,663) (1,204,555) (16,468,218)
   Net interest..........................     (310,300)     (9,219)    (319,519)
   Pretax loss...........................  (15,573,963) (1,235,194) (16,809,157)
   Net loss..............................  (15,573,963) (1,235,194) (16,809,157)
   Assets................................    1,851,889     707,345    2,559,234
   Depreciation and amortization.........          --      166,906      166,906
   Additions to long-lived assets........    1,800,000     695,602    2,495,602

   1999
   Revenue............................... $        --      210,398      210,398
   Operating loss........................          --     (219,718)    (219,718)
   Net interest..........................          --          --           --
   Pretax loss...........................          --     (223,222)    (223,222)
   Net loss..............................          --     (223,222)    (223,222)
   Assets................................          --      339,595      339,595
   Depreciation and amortization.........          --       23,437       23,437
   Additions to long-lived assets........          --      228,228      228,228
                                             United
   Geographic Area Information               States       Canada       Total
   ---------------------------            ------------  ----------  -----------
   2000
   Revenue............................... $    916,603     235,224    1,151,827
   Long-lived assets.....................    1,981,793     336,645    2,318,438

   1999
   Revenue............................... $     90,838     119,560      210,398
   Long-lived assets.....................          --      204,791      204,791

   Revenue from four and two customers of the Telecom services segment represents approximately 46% and 71% of the Company's consolidated revenues for the year ended January 29, 2000 and revenues for the period of inception (July 31, 1998) to January 30, 1999, respectively.

                            TELEHUBLINK CORPORATION
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     January 29, 2000 and January 30, 1999


(14) Subsequent Events

 Sale of Common Stock and Warrants

   On March 6, 2000, the Company raised $8.1 million through its sale of 2,699,999 shares of restricted common stock at $3.00 per share and the issuance of warrants to purchase up to 2,699,999 shares of common stock at no consideration. The warrants are exercisable at the option of the holder at any time up to the expiration date of March 4, 2005 at a price of $4.50 per share. Among the purchasers of these securities were the Company's President and its Chairman of the Board, who acquired an aggregate of 116,666 shares for $350,000.

 Acquisition of Businesses

COMSEC Solutions, LLC

   On March 24, 2000, the Company acquired 100% of the membership interest in COMSEC Solutions, LLC ("COMSEC") for 100,000 shares of its unregistered common stock. COMSEC is a consulting company with expertise in the field of encryption, both radio and wireless, authentication, web security and e-commerce. The acquisition will be accounted for under the purchase method, and accordingly, the purchase price will be allocated to the identifiable tangible and intangible assets based on their estimated fair values.

MVP Systems, INC.

   In June 2000, the Company signed a letter of intent to acquire the issued and outstanding stock of MVP Systems, Inc. for $100,000 in cash and the issuance of 600,000 shares of the Company's common stock. The acquisition will be accounted for under the purchase method and, accordingly, the purchase price will be allocated to the identifiable tangible and intangible assets based on their estimated fair values.

 Extension of Exercise Period of Redeemable Common Stock Warrants and Underwriters' Underlying Warrants

   On March 27, 2000, the Board of Directors approved an exercise period extension of its publicly held redeemable common stock warrants and underwriters' underlying warrants from May 17, 2000 to October 31, 2000.

 Issuance of Stock Options to Employees and Directors

   On February 9, 2000, the Company's Board of Directors granted 1,250,000 options to certain employees and directors of the Company at a grant price of $4.50. Of the total options granted, 1,200,000 options become exercisable on February 4, 2001, while the remaining options become exercisable on February 4, 2002.

 Conversion of Subordinated Convertible Debentures

   On July 14, 2000, the Company received notice that all holders of the subordinated convertible debentures have chosen to convert the debt to shares of the Company's common stock. As a result, the Company will issue 1,200,000 shares of its common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MVP Systems, Inc.:

   We have audited the accompanying balance sheets of MVP Systems, Inc. (the "Company") as of December 31, 1999 and 1998, and the related statements of income, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MVP Systems, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Boston, Massachusetts
September 22, 2000

                               MVP SYSTEMS, INC.

                                 BALANCE SHEETS

                       (In thousands, except share data)

                                                      December 31,
                                                      -------------  June 30,
                                                       1999   1998     2000
                                                      ------ ------ -----------
                                                                    (unaudited)
ASSETS
Current assets:
  Cash............................................... $   38    20      525
  Accounts receivable................................    556   157      418
                                                      ------ -----      ---
    Total current assets.............................    594   177      943
                                                      ------ -----      ---
Property and equipment:
  Furniture and office equipment.....................      5     4        5
  Computer equipment.................................     14   --        14
                                                      ------ -----      ---
    Total property and equipment.....................     19     4       19
Less accumulated depreciation........................      3     1        5
                                                      ------ -----      ---
Property and equipment, net..........................     16     3       14
                                                      ------ -----      ---
    Total assets..................................... $  610   180      957
                                                      ====== =====      ===
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................... $   35    68      100
  Customer advances..................................     12    40       13
  Accrued taxes payable..............................      4   --       --
  Deferred income taxes..............................    208    14      311
  Loans payable to stockholders......................    --     12       15
                                                      ------ -----      ---
    Total current liabilities........................    259   134      439
                                                      ------ -----      ---
Stockholders' equity:
  Common stock; no par value; 10,000,000 shares
   authorized; 4,000,000 shares issued and
   outstanding.......................................      5     5        5
  Additional paid-in capital.........................     15   --        15
  Retained earnings..................................    331    41      498
                                                      ------ -----      ---
    Total stockholders' equity.......................    351    46      518
                                                      ------ -----      ---
    Total liabilities and stockholders' equity....... $  610   180      957
                                                      ====== =====      ===

                See accompanying notes to financial statements.

                               MVP SYSTEMS, INC.

                              STATEMENTS OF INCOME

                                 (In thousands)

                                                   Years Ended    Six Months
                                                  December 31,  Ended June 30,
                                                  ------------------------------
                                                   1999   1998   2000     1999
                                                  ------- -------------- -------
                                                                 (unaudited)
Revenue.......................................... $ 1,933  785     1,297    404
Cost of services.................................   1,339  681       972    331
                                                  ------- ----  -------- ------
    Gross profit.................................     594  104       325     73
General and administrative expenses..............     102   43        53     31
                                                  ------- ----  -------- ------
    Income before income taxes...................     492   61       272     42
Income tax expense...............................     202   14       105     10
                                                  ------- ----  -------- ------
    Net income................................... $   290   47       167     32
                                                  ======= ====  ======== ======



                See accompanying notes to financial statements.

                               MVP SYSTEMS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (In thousands, except share data)

                                                        Retained       Total
                            Common stock   Additional   earnings   stockholders'
                          ----------------  paid-in   (accumulated    equity
                           Shares   Amount  capital     deficit)     (deficit)
                          --------- ------ ---------- ------------ -------------
Balances at December 31,
 1997...................  4,000,000  $  5     --           (6)           (1)
  Net income............        --    --      --           47            47
                          ---------  ----     ---         ---           ---
Balances at December 31,
 1998...................  4,000,000     5     --           41            46
Contribution of
 capital................        --    --       15         --             15
  Net income............        --    --      --          290           290
                          ---------  ----     ---         ---           ---
Balances at December 31,
 1999...................  4,000,000     5      15         331           351
  Net income
   (unaudited)..........        --    --      --          167           167
                          ---------  ----     ---         ---           ---
Balances at June 30,
 2000 (unaudited).......  4,000,000  $  5      15         498           518
                          =========  ====     ===         ===           ===




                See accompanying notes to financial statements.

                               MVP SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                Years Ended      Six Months
                                                December 31,   Ended June 30,
                                                -------------  --------------
                                                 1999   1998    2000      1999
                                                ------  -----  -------   -------
                                                                 (unaudited)
Cash flows from operating activities:
  Net income..................................  $  290     47      167        32
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization.............       2      1        2         1
    Changes in operating assets and
     liabilities:
    Accounts receivable.......................    (399)  (144)     138        13
    Accounts payable..........................     (33)    49       65        (4)
    Customer advances.........................     (28)    40        1       (36)
    Accrued taxes payable.....................       4    --        (4)      --
    Deferred income taxes.....................     194     14      103         7
                                                ------  -----  -------   -------
      Net cash provided by operating
       activities.............................      30      7      472        13
                                                ------  -----  -------   -------
Cash flows from investing activity:
  Purchases of property and equipment.........     (15)   --       --         (1)
                                                ------  -----  -------   -------
      Net cash used in investing activity.....     (15)   --       --         (1)
                                                ------  -----  -------   -------
Cash flows from financing activity:
  Loans payable to stockholders...............       3    --        15       (12)
                                                ------  -----  -------   -------
      Net cash provided by (used in) financing
       activity...............................       3    --        15       (12)
                                                ------  -----  -------   -------
Net increase in cash..........................      18      7      487       --
Cash, beginning of year.......................      20     13       38        20
                                                ------  -----  -------   -------
Cash, end of year.............................  $   38     20      525        20
                                                ======  =====  =======   =======
Supplemental cash flow disclosure
  Cash paid during the year for:
    Income taxes..............................  $    6      1        4         3
                                                ======  =====  =======   =======
Conversion of loans payable to stockholders to
 contributed capital..........................  $   15    --       --        --
                                                ======  =====  =======   =======


                See accompanying notes to financial statements.

                               MVP SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       (In thousands, except share data)

(1) Description of the Business

   MVP Systems, Inc. (the "Company") was incorporated in the state of California in October 1997 by a team of technology professionals. The Company is headquartered in Freemont, California and specializes in providing software technology services to customers with its main focus on Internet and Intranet applications for MS Windows and Unix platforms.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 (b) Revenue Recognition

   The Company earns revenue primarily through consulting services with third parties. The Company recognizes revenues under the accrual method of accounting over the period in which the work is performed.

   Payments received in advance of services performed are recorded as customer advances on the accompanying balance sheets.

 (c) Property and Equipment

   Property and equipment includes furniture and office equipment and computer equipment which is stated at cost. Depreciation is provided over the estimated useful lives of the assets, generally three to five years, using the straight-line method for financial reporting purposes.

 (d) Impairment of Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 (e) Comprehensive Income

   The Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. For each period presented, the Company's comprehensive income is equal to its net income reported in the accompanying statements of income.

                               MVP SYSTEMS, INC.

                       (In thousands, except share data)

 (f) Fair Value of Financial Instruments

   The Company's financial instruments which includes cash, accounts receivable, accounts payable, customer advances and loans to stockholders are carried at cost, which approximates their fair values due to the short-term nature of conversion to cash.

 (g) Income Taxes

   The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryfowards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment.

 (h) Segment Reporting

   The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. In accordance with the provisions of SFAS No. 131, the Company has determined that it currently operates in only one segment, and as such, no additional disclosures are required.

 (i) Recent Accounting Pronouncements

   The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

(3) Income Taxes

   Income tax provision for the years ended December 31, 1999 and 1998 consisted of:

                                                          Current Deferred Total
                                                          ------- -------- -----
   1999:
     Federal.............................................   $ 3     155     158
     State...............................................     3      41      44
                                                            ---     ---     ---
       Total.............................................   $ 6     196     202
                                                            ===     ===     ===
   1998:
     Federal.............................................   $ 2       7       9
     State...............................................     1       4       5
                                                            ---     ---     ---
       Total.............................................   $ 3      11      14
                                                            ===     ===     ===

                               MVP SYSTEMS, INC.

                       (In thousands, except share data)

   The following table reconciles the Federal statutory income tax rate to the Company's effective income tax rate:

                                                                  Years ended
                                                                  December 31,
                                                                  -------------
                                                                  1999    1998
                                                                  -----  ------
   Federal statutory income tax rate.............................  34.0%   34.0%
   Increase (decrease) in tax expense resulting from:
     State tax, net of federal benefit...........................   5.9     7.5
     Graduated tax rates.........................................    .9   (18.5)
     Other.......................................................    .3     --
                                                                  -----  ------
   Effective income tax rate.....................................  41.1%   23.0%
                                                                  =====  ======

   Deferred income tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of these temporary differences are presented below:

                                                                  December 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
   Deferred tax liabilities:
     Accrual to cash basis adjustments........................... $  203    11
     Other.......................................................      5     1
                                                                  ------ -----
   Total deferred tax liabilities................................ $  208    12
                                                                  ====== =====

(4) Related Party Transactions

   The Company borrows funds from stockholders when operating capital is needed. The borrowings are unsecured and repayments are made at the Company's discretion. Interest is computed using the Internal Revenue Service's monthly rates on short-term debt. As of December 31, 1999 and 1998, loans payable to stockholders amounted to $-0- and $12, respectively. During 1999, the stockholder forgave the outstanding loan of $15. This has been treated as a contribution of capital for financial statement purposes.

(5) Major Customers

   The following table summarizes revenue from major customers (revenues in excess of 10% for the year) as a percentage of total revenue for the years ended December 31, 1999 and 1998:

                                                                      1999  1998
                                                                      ----  ----
   Customer A........................................................  27%  -- %
   Customer B........................................................  23%  -- %
   Customer C........................................................  18%  -- %
   Customer D........................................................  11%   94%
   Customer E........................................................  10%  -- %

   The loss of any of these customers could have a material adverse effect on the operations of the Company.

                               MVP SYSTEMS, INC.

                       (In thousands, except share data)

(6) Subsequent Event

   On August 7, 2000, Telehublink Corporation ("THLC") purchased all the stock of the Company for 600,000 shares of common stock (530,000 restricted shares and 70,000 registered shares) and $100,000 in cash. As a result, THLC assumed all of the assets and liabilities of the Company. The financial statements do not reflect any adjustments related to the acquisition.

                            TELEHUBLINK CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                       (In thousands, except share data)

                           Telehublink
                           Corporation      MVP Systems, Inc.
                           Thirty-nine    Calendar year-to-date
                           weeks ended           through         Pro Forma    Pro Forma
                         October 28, 2000    August 6, 2000     Adjustments    Combined
                         ---------------- --------------------- -----------   ----------
Revenue.................    $    9,228            1,416              (386)(2)     10,258
Cost of revenue.........         8,825            1,123               --           9,948
                            ----------            -----           -------     ----------
    Gross profit........           403              293              (386)           310
                            ----------            -----           -------     ----------
Operating expenses:
  Stock-based charges...         1,169              --                --           1,169
  Research and
   development..........         1,991              --               (386)(2)      1,605
  Selling, general and
   administrative
   expenses.............         2,845               93               --           2,938
  Provision for bad
   debt.................           305              --                --             305
  Depreciation and
   amortization.........         1,198                2               192 (1)      1,392
                            ----------            -----           -------     ----------
    Total operating
     expenses...........         7,508               95              (194)         7,409
                            ----------            -----           -------     ----------
    Operating income
     (loss).............        (7,105)             198              (192)        (7,099)
Other income (expense):
  Interest expense......          (355)             --                --            (355)
  Interest and other
   income...............           211              --                --             211
  Foreign exchange
   loss.................            (8)             --                --              (8)
                            ----------            -----           -------     ----------
    Income (loss) before
     income taxes.......        (7,257)             198              (192)        (7,251)
  Income tax expense....           --               105              (105)(4)        --
                            ----------            -----           -------     ----------
    Net income (loss)...    $   (7,257)              93               (87)        (7,251)
                            ==========            =====           =======     ==========
Basic and diluted net
 loss per share.........    $     (.27)                                       $     (.26)
                            ==========                                        ==========
Weighted average shares
 of common stock
 outstanding used in
 computing basic and
 diluted net loss per
 share..................    27,041,162                            417,582 (3) 27,458,744
                            ==========                            =======     ==========



             See notes to unaudited pro forma financial statements.

                            TELEHUBLINK CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                       (In thousands, except share data)

                           Telehublink
                           Corporation    MVP Systems, Inc.
                            Year ended       Year ended      Pro Forma    Pro Forma
                         January 29, 2000 December 31, 1999 Adjustments    Combined
                         ---------------- ----------------- -----------   ----------
Revenue.................    $    1,152          1,933             --           3,085
Cost of revenue.........           796          1,339             --           2,135
                            ----------          -----         -------     ----------
    Gross profit........           356            594             --             950
                            ----------          -----         -------     ----------
Operating expenses:
  Stock-based charges...        14,126            --              --          14,126
  Selling, general and
   administrative
   expenses.............         2,219            100             --           2,319
  Operating losses of
   WEC prior to
   acquisition..........           312            --              --             312
  Depreciation and
   amortization.........           167              2             372(1)         541
                            ----------          -----         -------     ----------
    Total operating
     expenses...........        16,824            102             372         17,298
                            ----------          -----         -------     ----------
    Operating income
     (loss).............       (16,468)           492            (372)       (16,348)
Other income (expense):
  Interest expense......          (320)           --              --            (320)
  Foreign currency
   loss.................           (21)           --              --             (21)
                            ----------          -----         -------     ----------
  Income (loss) before
   income taxes.........       (16,809)           492            (372)       (16,689)
Income tax expense......           --             202            (202)(4)        --
                            ----------          -----         -------     ----------
  Net income (loss).....       (16,809)           290            (170)       (16,689)
Charge for pricing
 modification of
 warrants...............          (229)           --              --            (229)
                            ----------          -----         -------     ----------
  Net income (loss)
   available to common
   stockholders.........    $  (17,038)           290            (170)       (16,918)
                            ==========          =====         =======     ==========
Basic and diluted net
 loss per share.........    $     (.96)                                   $     (.92)
                            ==========                                    ==========
Weighted average shares
 of common stock
 outstanding used in
 computing basic and
 diluted net loss per
 share..................    17,792,181                        600,000(3)  18,392,181
                            ==========                        =======     ==========


             See notes to unaudited pro forma financial statements.

                            TELEHUBLINK CORPORATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                       (In thousands, except share data)

Basis of Presentation

   The unaudited pro forma statements of operations give effect to the acquisition MVP Systems, Inc. by Telehublink Corporation in August 2000 as if the acquisition had occurred on January 30, 1999. The unaudited pro forma statement of operations for the year ended January 29, 2000 is based on the historical audited financial statements of Telehublink Corporation for the year ended January 29, 2000 and MVP Systems, Inc. for the year ended December 31, 1999. The unaudited pro forma statement of operations for the nine months ended October 28, 2000 is based on the unaudited historical financial statements of Telehublink Corporation for the thirty-nine weeks ended October 28, 2000 and MVP Systems, Inc. for the calendar year-to-date through August 6, 2000 and the estimates and assumptions set forth below.

   The effect of the acquisition of MVP Systems, Inc. has been presented using the purchase method of accounting, and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon management's best estimate of fair value with any excess purchase price being allocated to goodwill or other identifiable intangible assets. The Company obtained an independent valuation to assist them in allocating the purchase price in accordance with generally accepted accounting principles.

   The pro forma adjustments are based upon estimates, currently available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial data presented herein are not necessarily indicative of the results we would have obtained had such events occurred on January 30, 1999, as assumed, or of our future results.

Pro Forma Adjustments

(1) The pro forma adjustment to depreciation and amortization reflects an increase in amortization expense to reflect the amortization of intangible assets associated with the purchase of MVP Systems, Inc. as of the beginning of the period presented.

   The adjustment to record the acquisition of MVP Systems, Inc. was as follows:

   The purchase price was comprised of the following:

                                                                         Total
                                                                         ------
   Purchase Consideration:
     Cash............................................................... $  100
     Issuance of common stock...........................................  1,778
                                                                         ------
       Total purchase consideration..................................... $1,878
                                                                         ======

                            TELEHUBLINK CORPORATION

                       (In thousands, except share data)


   The purchase price allocation and related effects of such allocation on the unaudited consolidated balance sheet were as follows:

                                                                         Total
                                                                         ------
   Tangible assets and liabilities:
     Cash............................................................... $  411
     Accounts receivable, net...........................................    374
     Other assets.......................................................      7
     Property and equipment, net........................................     16
     Accounts payable...................................................    (30)
     Other liabilities..................................................    (15)
                                                                         ------
       Net tangible assets..............................................    763
                                                                         ------
   Intangible assets:
     Noncompete agreements..............................................    650
     Workforce in place.................................................    430
     Goodwill...........................................................     35
                                                                         ------
       Total intangible assets..........................................  1,115
                                                                         ------
       Total purchase price allocation.................................. $1,878
                                                                         ======

   Intangible assets include noncompete agreements, workforce in place and goodwill, which are being amortized over their estimated useful lives of three years.

(2) The pro forma adjustment reflects the elimination of intercompany transactions between THLC and MVP Systems, Inc. prior to the acquisition.

(3) Pro forma loss per share reflects the actual weighted average shares of common stock outstanding adjusted to include an increase of 600,000 shares to reflect the shares of common stock issued in connection with the purchase of MVP Systems, Inc.

(4) The pro forma adjustment to income tax expense reflects the elimination of MVP Systems, Inc. tax expense due to THLC's net operating loss.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               22,436,796 Shares

                            TeleHubLink Corporation

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                                 March 8, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------